Exhibit (a)(2)(i)

CIRCULAR DATED 16 May 2007

THIS CIRCULAR IS IMPORTANT AS IT CONTAINS THE RECOMMENDATIONS OF THE INDEPENDENT DIRECTORS OF PACIFIC INTERNET LIMITED AND THE OPINION OF KPMG CORPORATE FINANCE PTE LTD. THIS CIRCULAR REQUIRES YOUR IMMEDIATE ATTENTION. PLEASE READ IT CAREFULLY.

This Circular is issued by Pacific Internet Limited (“PacNet”). If you are in any doubt in relation to this Circular or as to the action you should take, you should consult your stockbroker, bank manager, solicitor, accountant, tax adviser or other professional adviser immediately.

If you have sold all your issued ordinary shares in the capital of PacNet, you should immediately forward this Circular to the purchaser or to the bank, stockbroker or agent through whom the sale was effected for onward transmission to the purchaser.

CIRCULAR TO SHAREHOLDERS

in relation to the

OFFER TO PURCHASE FOR CASH ALL ISSUED ORDINARY SHARES OF

PACIFIC INTERNET LIMITED

(Singapore Company Registration No. 199502086C)

AT

US$10.00 NET PER ORDINARY SHARE

BY

CONNECT HOLDINGS LIMITED

(Bermuda Company Registration No. 38611)

Independent Financial Adviser to the Independent Directors of

Pacific Internet Limited

KPMG CORPORATE FINANCE PTE LTD

SHAREHOLDERS SHOULD NOTE THAT THE OFFER TO PURCHASE STATES THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON 7 JUNE 2007, 12:00 NOON SINGAPORE TIME ON 7 JUNE 2007, UNLESS THE OFFER IS EXTENDED.

CONTENTS

		PAGE
DEFINITIONS		3

SUMMARY TIMETABLE		6

SUMMARY PROCEDURES FOR ACCEPTANCE		7

LETTER FROM THE BOARD OF DIRECTORS		8

LETTER FROM KPMG CORPORATE FINANCE TO THE INDEPENDENT DIRECTORS OF PACIFIC INTERNET LIMITED		28

APPENDIX I	ADDITIONAL GENERAL INFORMATION	83

APPENDIX II	AUDITED FINANCIAL STATEMENTS OF THE PACNET GROUP FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2006	113

APPENDIX III	FIRST QUARTER FINANCIAL STATEMENT ANNOUNCEMENT OF PACNET FOR THE THREE MONTHS ENDED 31 MARCH 2007	157

APPENDIX IV	REVIEW REPORT FROM ERNST & YOUNG ON THE INTERIM FINANCIAL INFORMATION OF PACNET FOR THE FIRST QUARTER AND THREE MONTHS ENDED 31 MARCH 2007	168

APPENDIX V	LETTER FROM KPMG CORPORATE FINANCE PTE LTD IN RELATION TO THE UNAUDITED INTERIM FINANCIAL STATEMENTS OF PACNET FOR THE FIRST QUARTER AND THREE MONTHS ENDED 31 MARCH 2007	169

APPENDIX VI	STATEMENTS	170

APPENDIX VII	LETTER FROM ERNST & YOUNG ON THE STATEMENTS	171

APPENDIX VIII	LETTER FROM KPMG CORPORATE FINANCE PTE LTD IN RELATION TO THE STATEMENTS	173

APPENDIX IX	OPTIONS PROPOSAL	174

DEFINITIONS

Except where the context otherwise requires, the following definitions apply throughout this Circular:

GENERAL

“Act” or “Companies Act”	:	The Companies Act, Chapter 50 of the Republic of Singapore

“Articles”	:	The articles of association of the Company

“Board”	:	The Board of Directors of the Company

“Business Day”	:	Any day on which securities are traded on the NASDAQ and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time

“Circular”	:	This Circular to Shareholders dated 16 May 2007 issued by the Company in relation to the Offer setting out, inter alia, the recommendations of the Independent Directors and the opinion from KPMG Corporate Finance to the Independent Directors

“Closing Date”	:	12:00 midnight, New York City time, on 7 June 2007, 12:00 noon Singapore time on 7 June 2007

“Conditions”	:	The conditions to the Offer as set out in the Offer to Purchase, including the Minimum Tender Condition

“Depositary”	:	The Bank of New York, the depositary for the Offer

“Directors”	:	The directors of the Company (including the Independent Directors) as at the Latest Practicable Date

“Exchange Act”	:	U.S. Securities Exchange Act of 1934, as amended from time to time

“Expiration Date”	:	The Closing Date, unless and until the Offeror extends the period for which the Offer is to open, in which event, the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Offeror, shall expire

“FY”	:	Financial year ended or ending, as the case may be, 31 December

“Foreign Shareholders”	:	Shareholders resident outside the U.S. and Singapore

“Independent Directors”	:	The Directors who are independent for the purposes of making recommendations to the Shareholders in respect of the Offer, namely Mr Sajjad Ahmad Akhtar, Mr Stephen William Berger, Mr Neil Robert Jones, Mr Koh Boon Hwee, Mr Phey Teck Moh, Mr James Tan Meng Dong and Ms Zhang Yun (excluding, for the avoidance of doubt, Mr Steven Barry Simpson)

“Latest Practicable Date”	:	9 May 2007, being the latest practicable date prior to the printing of this Circular

“Letter of Transmittal”	:	The Letter of Transmittal attached to the Offer to Purchase

“Minimum Tender Condition”	:	Has the meaning ascribed to it in Section 2.5 of this Circular

“Offer”	:	Connect’s voluntary conditional cash general offer to purchase the Offer Shares at the Offer Price, subject to Conditions set out in the Offer to Purchase

“Offer Announcement”	:	The voluntary conditional general offer announcement dated 11 April 2007 released by the Offeror, in connection with the Offer

“Offer Announcement Date”	:	11 April 2007, being the date of the Offer Announcement

“Offer Price”	:	US$10.00 net in cash for each Offer Share without interest

“Offer Shares”	:	All the PacNet Shares other than those already held as at the date of the Offer by Connect

“Offer to Purchase”	:	The offer to purchase dated 2 May 2007 issued by the Offeror, in respect of the Offer and all attachments thereto, including the Letter of Transmittal

“Offering Period”	:	The period from the commencement of the Offer until 12:00 midnight, New York City time, on 7 June 2007, 12:00 noon Singapore time on 7 June 2007, or as such as may be extended by the Offeror

“Optionholders”	:	Holders of the Options

“Options”	:	Outstanding options granted under the PacNet Share Option Plan

“Options Proposal”	:	The proposal put forward by the Offeror to Optionholders, as set out in Schedule D to the Offer to Purchase and reproduced in Appendix IX of this Circular

“PacNet Share” or “PacNet Shares”	:	Issued and fully paid-up ordinary share or shares in the share capital of PacNet

“PacNet Share Option Plan”	:	The PacNet 1999 Share Option Plan under which options are granted by PacNet to its employees and Directors

“Pre-Conditional Offer Announcement”	:	The pre-conditional voluntary general offer announcement dated 12 January 2007 released by the Offeror in connection with the Offer

“Pre-Conditions”	:	The pre-conditions to the making of the Offer as announced by the Offeror in the Pre-Conditional Offer Announcement

“Singapore Code”	:	The Singapore Code on Take-overs and Mergers

“Shareholders”	:	Holders of the Offer Shares

“Statements”	:	The statements set out in Appendix VI of this Circular

“Strategic Plan”	:	PacNet’s strategic plan outlined in its press release dated 9 May 2006

“S$” and “cents”	:	Singapore dollars and cents, respectively

“U.S.”	:	United States of America

“US$”	:	United States dollars

“%” or “per cent.”	:	Per centum or percentage

COMPANIES / ORGANISATIONS

“E&Y”	:	Ernst & Young

“IDA”	:	Infocommunications Development Authority of Singapore

“IFA” or “KPMG Corporate Finance”	:	KPMG Corporate Finance Pte Ltd

“NASDAQ”	:	Nasdaq National Market

“Offeror” or “Connect”	:	Connect Holdings Limited, a company incorporated in Bermuda

“PacNet”, “Offeree” or the “Company”	:	Pacific Internet Limited, a company incorporated in Singapore and listed on the NASDAQ

“PacNet Group” or “Group”	:	PacNet, its subsidiaries and associated companies

“SEC”	:	United States Securities and Exchange Commission

“SIC”	:	Securities Industry Council of Singapore

“VCL”	:	Vantage Corporation Limited

Unless otherwise defined, the term “acting in concert” shall have the meaning ascribed to it in the Singapore Code.

The term “related corporation” shall have the meaning ascribed to it in Section 6 of the Act.

Words importing the singular shall, where applicable, include the plural and vice versa and words importing one gender shall include the other gender. References to persons shall, where applicable, include corporations.

Any reference in this Circular to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined in the Act, the Singapore Code or any statutory or administrative modification thereof and used in this Circular shall, where applicable, have the meaning assigned to it under the Act, the Singapore Code or any statutory or administrative modification thereof, as the case may be, unless the context otherwise requires.

Any reference to a time of day and date in this Circular is made by reference to Singapore time and date, unless otherwise stated.

Statements reproduced from the Offer to Purchase are set out in this Circular in italics.

Any discrepancies in this Circular between the listed amounts and the total thereof are due to rounding. Accordingly, figures may have been adjusted to ensure that totals reflect an arithmetic aggregation of the figures that precede them, as the case may be.

The Company is the subject of the Offer. The Company’s principal executive office is located at 89 Science Park Drive, #01-07, The Rutherford, Singapore 118261 (telephone number: +65 6872 0322). The issued, outstanding and paid-up share capital of the Company as at the Latest Practicable Date is S$114,717,690.09 comprising of 13,844,164 PacNet Shares.

Forward Looking Statements

Statements made in this Circular with respect to PacNet’s current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of PacNet. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect management’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. They are subject to a number of risks and uncertainties, including but not limited to (i) changes in the economic, regulatory and political environments in the countries where PacNet operates; (ii) changes and developments in technology and the Internet marketplace; (iii) PacNet’s continued ability to develop and win acceptance of its products and services, which are offered in highly competitive markets; (iv) the success of its joint ventures and alliances; (v) exchange rates, particularly between the Singapore dollar and the U.S. dollar and other currencies in which PacNet makes significant sales or in which its assets and liabilities are denominated; and (vi) the outcome of contingencies. In light of the many risks and uncertainties surrounding the Internet marketplace, the actual results could differ materially from those discussed in the forward-looking statements. PacNet assumes no obligation to update any such statements.

SUMMARY TIMETABLE

Date of Dispatch of Offer to Purchase	:	2 May 2007

Close of Offering Period	:	12:00 midnight, New York City time, on 7 June 2007, 12:00 noon Singapore time on 7 June 2007, unless the Offer is extended.

Date of payment for validly tendered Offer Shares(1)	:

The Offer to Purchase states that upon the terms and subject to the Conditions, and if the Offer is extended or amended, the terms and conditions of such extension or amendment, Connect will accept for payment and pay for all Offer Shares validly tendered and not withdrawn on or prior to the Expiration Date. Payment for tendered Offer Shares will occur as promptly as practicable and in any event under Singapore law, within 10 calendar days after the date on which the Offer is declared unconditional. Holders who validly tender their acceptances after the unconditional date will be paid as promptly as practicable and in any event under Singapore law, within 10 calendar days of the Depositary’s receipt of their acceptances. In all cases, the Depositary will pay for tendered shares only after the timely receipt of:

(i)       certificates evidencing such tendered shares, or confirmation of a book-entry transfer of tendered shares into the Depositary’s account at The Depository Trust Company;

(ii)      a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal; and

(iii)     any other required documents.

Note:

(1)	Please refer to section 2 (page 26) of the Offer to Purchase for further details.

SUMMARY PROCEDURES FOR ACCEPTANCE

This is a summary of section 3 (pages 27 to 29) of the Offer to Purchase entitled “Procedure for Tendering Shares”. This summary is not intended to be exhaustive and should be read in conjunction with, and in the context of section 3 of the Offer to Purchase. Shareholders are advised to read the aforementioned section in its entirety.

Any Shareholder desiring to tender all or any portion of its Offer Shares should, as applicable: (1) complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to the Bank of New York, the Depositary for the Offer, at the address listed on the back cover of the Offer to Purchase so that the Depositary receives the Letter of Transmittal on or prior to the Expiration Date; or (2) deliver the tendered Offer Shares and either a Letter of Transmittal or Agent’s Message (as defined in section 3 of the Offer to Purchase) pursuant to the procedures for book-entry transfer set forth in section 3 of the Offer to Purchase so that the Depositary receives the confirmation of delivery and Letter of Transmittal and Agent’s Message on or prior to the Expiration Date. A Shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender the Offer Shares as the registered shareholder using one of the methods set forth above.

A Shareholder who desires to tender PacNet Shares pursuant to the Offer and whose certificate(s) for such PacNet Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all the required documents to the Depositary on or prior to the Expiration Date, may tender such PacNet Shares by following the procedure for guaranteed delivery set forth in section 3 of the Offer to Purchase.

Shareholders are also advised to read section 6 (pages 30 to 32) of the Offer to Purchase entitled “Material U.S. Federal Income Tax Consequences”.

LETTER FROM THE BOARD OF DIRECTORS

PACIFIC INTERNET LIMITED

(Company Registration No. 199502086C)

(Incorporated in the Republic of Singapore)

Board of Directors:	Registered Office:
Sajjad Ahmad Akhtar Stephen William Berger Neil Robert Jones Koh Boon Hwee Phey Teck Moh (President and Chief Executive Officer) Steven Barry Simpson James Tan Meng Dong Zhang Yun	89 Science Park Drive #01-07 The Rutherford Singapore 118261

16 May 2007

To	: The Shareholders of Pacific Internet Limited

Dear Sir/Madam

OFFER BY CONNECT HOLDINGS LIMITED TO PURCHASE FOR CASH THE OFFER SHARES AT US$10.00 NET PER PACNET SHARE

1.	BACKGROUND

On 12 January 2007, the Offeror announced that, subject to the satisfaction or waiver (as the case may be) of certain Pre-Conditions as set out in the Pre-Conditional Offer Announcement, the Offeror intends to make a voluntary conditional general offer to acquire all the issued ordinary shares in the capital of PacNet, other than those already held by the Offeror, its related corporations or the respective nominees of the Offeror or its related corporations as at the date of the Offer. Details on the Pre-Conditions can be found in the Pre-Conditional Offer Announcement and the Offer to Purchase.

Further to the Pre-Conditional Offer Announcement, the Offeror had on 11 April 2007 announced that it had on 30 March 2007 obtained the unconditional approval of the IDA in respect of its proposal to make the Offer and that accordingly, it had decided to proceed with the Offer, subject to and on the principal terms and Conditions (as set out in the section 1.4 (pages 23 and 24) of the Offer to Purchase).

The Independent Directors appointed KPMG Corporate Finance as IFA in respect of the Offer on 12 April 2007.

The purpose of this Circular is to provide relevant information to the Shareholders pertaining to the Offer and to set out the recommendations of the Independent Directors and the opinion of KPMG Corporate Finance in relation to the Offer. Shareholders should consider carefully the recommendations of the Independent Directors and the opinion rendered by KPMG Corporate Finance before deciding whether or not to accept the Offer.

Further details relating to the background to the Offer are set out in the Offer to Purchase. Shareholders should have by now received a copy of the Offer to Purchase and are urged to read carefully the terms and conditions contained therein.

2.	THE OFFER

Based on the information set out in the Offer to Purchase, the Offeror has offered to acquire all the Offer Shares on the terms and subject to the conditions set out in the Offer to Purchase:

2.1	Offer Price

FOR EACH OFFER SHARE: US$10.00 IN CASH, WITHOUT INTEREST (“OFFER PRICE”)

For the avoidance of doubt, the Offer Price of US$10.00 in cash without interest, is without regard to any brokerage fees and/or any required taxes.

2.2	Offer Shares

Section 1.2 entitled “Shares Included in this Offer” (page 22) of the Offer to Purchase states that the Offer is extended, on the same terms and conditions, including the same Offer Price, to:

(a)	all issued PacNet Shares, including those PacNet Shares owned, controlled or agreed to be acquired by parties acting or deemed to be acting in concert with Connect in connection with the Offer (other than PacNet Shares held by the Offeror); and

(b)	all new PacNet Shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the Expiration Date, of any Options.

2.3	No Encumbrances

Section 1.1 entitled “Offer Terms” (pages 21 and 22) of the Offer to Purchase states that the Offer Shares will be acquired fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as of 12 January 2007, being the date of the Pre-Conditional Offer Announcement, and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after 12 January 2007 (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2006).

In addition, section 16 entitled “Dividends and Distributions” (pages 40 and 41) of the Offer to Purchase states that:

“16.	Dividends and Distributions

If, on or after the date hereof, PacNet should (i) split, combine or otherwise change the shares or its capitalization, (ii) acquire currently issued shares or otherwise cause a reduction in the number of issued shares or (iii) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than shares issued pursuant to the exercise of share options issued as of the date hereof, then, subject to the provisions of Section 15, “The Offer — Certain Conditions of this Offer,” Connect may, in its sole discretion, make such adjustments as it deems appropriate in the offer price and other terms of this Offer, including, without limitation, the number or type of securities offered to be purchased, subject to prior consultation with the SIC.

If, on or after 12 January 2007 but prior to the Expiration Date, PacNet should declare or pay any cash dividend, other distribution or return of capital on the shares, or issue with respect to the shares any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable or issuable to shareholders of record on a date prior to the transfer of the shares purchased pursuant to this Offer to Connect or its nominee or transferee on PacNet’s share transfer records, then, subject to the Conditions of this Offer being satisfied or waived (if applicable):

(a)	the offer price and other terms of this Offer may, in the sole discretion of Connect, be reduced by the amount of any such cash dividend, cash distribution or return of capital; and/or

(b)	the whole of any such non-cash dividend, distribution, return of capital or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of Connect and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Connect, accompanied by appropriate documentation of transfer, or (ii) at the direction of Connect, be exercised for the benefit of Connect, in which case the proceeds of such exercise will promptly be remitted to Connect. Pending such remittance and subject to applicable law, Connect will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, return of capital, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Connect in its sole discretion.”

Section 1.1 entitled “Offer Terms” (pages 21 and 22) of the Offer to Purchase also states that upon the terms and subject to the Conditions set forth in the Offer to Purchase, and if the Offer is extended or amended, the terms and condition of such extension or amendment, Connect will accept for payment and pay for all Offer Shares validly tendered and not withdrawn on or prior to the Expiration Date.

The Offer Shares acquired by Connect pursuant to the Offer may be held by a nominee company or companies on behalf of Connect or by Connect’s financier as security (see section 13 entitled “Source and Amount of Funds” (page 38) of the Offer to Purchase). Connect had also in the Offer to Purchase stated that it reserves the right to transfer any of the acquired Offer Shares to any of its related corporations and that except for the above, as of 27 April 2007, there is no agreement, arrangement or understanding whereby any of the PacNet Shares acquired pursuant to the Offer will or may be transferred to any other person.

2.4	Warranty

Section 1.6 entitled “Warranty” (page 24) of the Offer to Purchase states that Connect will deem any tender of PacNet Shares pursuant to the Offer to constitute an unconditional and irrevocable warranty by the tendering Shareholder that it is acting on behalf of the beneficial owner of the tendered PacNet Shares, and that Connect is purchasing the PacNet Shares fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as of 12 January 2007 (being the date of the Pre-Conditional Announcement) and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after 12 January 2007 (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2006).

2.5	Conditions of the Offer

The section under the sub-heading “Minimum Tender Condition” (page 21) of the Offer to Purchase within the section entitled “Special Factors” (pages 12 to 21) of the Offer to Purchase states inter alia that:

“Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date) (the Minimum Tender Condition).”

The conditions of the Offer are set out in section 1.4 (pages 23 and 24) of the Offer to Purchase and in section 15 (pages 39 and 40) of the Offer to Purchase. Section 1.4 (pages 23 and 24) which sets out a summary of the conditions is reproduced below:

“1.4	Conditions of this Offer.

This Offer is conditioned upon the satisfaction of certain conditions set forth in Section 15, “The Offer — Certain Conditions of this Offer” (collectively, and together with the Minimum Tender Condition set forth below, all the conditions of this Offer are referred to as the Conditions) and the continued satisfaction of the Conditions upon the final expiration of this Offer. We have briefly summarized the Conditions below. We reserve the right to waive in whole or in part any of the Conditions (other than the Minimum Tender Condition).

(a)	Minimum Tender Condition

The Minimum Tender Condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date). Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close unless this Condition is satisfied.

(b)	Regulatory/Third Party Approvals

(i) All approvals and authorisations, including without limitation the Info-Communications Development Authority of Singapore approval, necessary or appropriate for or in connection with this Offer from all relevant authorities in any jurisdiction shall have been obtained and be in full force and effect, and all statutory and regulatory obligations in any jurisdiction shall have been complied with. As of the date of this Offer, Connect is not aware of any further regulatory requirements which must be complied with or approvals which must be obtained in connection with this Offer.

(c)	No Injunctions

No governmental authority shall have taken any action or enacted any statute which might require particular actions or impose limitations that would be contrary to the intentions of this Offer or be detrimental to PacNet or Connect.

(d)	No Material Adverse Change

Since 30 September 2006, there shall not have been any adverse change in the PacNet group taken as a whole nor any legal proceedings against PacNet, any other member of the PacNet group or any PacNet affiliate which could have a material adverse effect on the PacNet group taken as a whole, so as to result in a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the financial year in which the relevant event occurs but shall not include the effect of extraordinary or one-off items, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the most recent publicly disclosed quarterly financial statements at the time of the relevant event and after making adjustments for the relevant event.

(e)	No Subsequent Discovery

Connect not having discovered (i) that any financial, business or other information concerning the PacNet group disclosed by any member of the PacNet group, whether publicly or in writing to Connect or to its advisers, is misleading, contains any misrepresentation or omission and which was not subsequently corrected before the date of the Offer, so as to result in a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the relevant financial period to which such financial or business or other information relates, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the then most recent publicly disclosed quarterly financial statements after making adjustments for the relevant misleading information, misrepresentation or omission; or (ii) that any member of the PacNet group is subject to any liability which is not disclosed in PacNet’s annual report and consolidated accounts for the financial year ended 31 December 2005 which results in an increase in the liabilities of the PacNet group by an amount equivalent to more than 10% of the net tangible assets of the PacNet group.”

Further details on the conditions of Offer are set out in section 15 (pages 39 and 40) of the Offer to Purchase.

Accordingly, section 15 of the Offer to Purchase states that, notwithstanding any other provision of the Offer but subject as provided in section 15 of the Offer to Purchase, Connect shall not be required to accept for payment or pay for any tendered Offer Shares as the Offer will terminate (i) if at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied or (ii) if at the expiration of the Offering Period, any of the other Conditions set forth in section 1.5 of the Offer to Purchase have not been satisfied or waived by Connect, subject to prior consultation with the SIC.

2.6	Rights of Withdrawal

Section 5 entitled “Rights of Withdrawal” (page 30) of the Offer to Purchase states that:

“Tenders of shares made pursuant to this Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment pursuant to the Offer, may also be withdrawn at any time after 1 July, 2007. There will be no withdrawal rights during any subsequent offering period for shares tendered during the subsequent offering period.

For a withdrawal to be effective, you (or your broker or nominee if your shares are held in “street name”) must mail, deliver or fax a written notice of withdrawal to the Depositary at the address or fax number listed on the back cover of this Offer to Purchase on or prior to the Expiration Date, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares have been tendered for the account of any Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, “The Offer — Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares. If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates.

We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, which determination shall be final and binding. None of Connect, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

You may not rescind withdrawals of tender for shares, and we will deem any shares properly withdrawn not to have been validly tendered for purposes of this Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3, “The Offer — Procedure for Tendering Shares”, at any time on or prior to the Expiration Date or during a subsequent offering period, if one is provided.”

2.7	Options

The Offeror has stated in section 1.3 (pages 22 and 23) of the Offer to Purchase that it has extended the Offer on the same terms and conditions, including the same Offer Price, to all new PacNet Shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the Expiration Date, of any Options. As the Options are not freely transferable by the Optionholders, the Offeror has stated in the Offer to Purchase that it is not offering to acquire the Options pursuant to the Offer. However, the Offeror is making a concurrent proposal to the Optionholders, the summary of the terms of which proposal are set out in Schedule D of the Offer to Purchase and reproduced in Appendix IX of this Circular. Schedule D of the Offer to Purchase states that a separate letter setting out more fully the Options Proposal made by Connect to the Optionholders will be sent to the Optionholders as soon as practicable on the same date as the dispatch of the Offer to Purchase.

The rules of the PacNet Share Option Plan provide that in the event, inter alia, a tender offer or exchange offer is made to acquire securities of PacNet entitling the holders thereof 50 per cent. or more of the voting power in the election of directors of PacNet, all Options then outstanding shall become fully vested and be immediately exercisable upon such a tender offer. If an Option is accelerated as aforementioned, the administrative committee (which has since May 2002 merged with the Compensation Committee and reconstituted as the Compensation & Administrative Committee), in its sole discretion, without obtaining Shareholder approval and without obtaining approval of such Optionholder, may take such actions as provided for by the terms of the PacNet Share Option Plan in respect to such outstanding Options. As a result of the general offer made by MediaRing Ltd on 12 May 2006, all the then outstanding Options fully vested and became immediately exercisable. No further tranches of Options has been granted subsequent to the close of the general offer by MediaRing Ltd on 10 July 2006.

2.8	Irrevocable Undertakings

Section 1.5 entitled “Irrevocable Undertaking” (page 24) of the Offer to Purchase states that:

“On 12 January 2007, Connect received an irrevocable undertaking from Vantage Corporation Limited (VCL) to tender 1,629,373 PacNet Shares, representing approximately 11.77% of the issued share capital of PacNet as of 31 March 2007, based on information provided to us by PacNet, held by VCL and not already acquired by Connect, into the Offer. The undertaking provides that, among other things, on commencement of the Offer, VCL shall immediately tender its PacNet shares in accordance with the procedure for acceptance, VCL shall not withdraw any acceptances and Connect shall acquire it’s PacNet shares free of any lien, charge, option, equity or encumbrance, together with all rights attaching to the PacNet shares. The undertaking will lapse if the Offer lapses or is withdrawn.

Save as disclosed above, as at 27 April 2007, the latest practicable date prior to the printing of this Offer to Purchase, neither Connect nor any party acting in concert with it has received any irrevocable undertaking from any holder of shares to accept or reject the Offer.

A copy of the irrevocable undertaking from VCL dated 12 January 2007 is filed as an exhibit to our Schedule 13D as amended by Amendment No. 6 filed by us on 23 January 2007 under the Exchange Act with the SEC in connection with this Offer. Reference is made to this exhibit for a more complete description of the irrevocable undertaking.”

2.9	Delisting and Compulsory Acquisition

The intentions of the Offeror in relation to compulsory acquisition are set out under the sub-heading “Compulsory Acquisition” within section 11 entitled “Compulsory Acquisition” (pages 37 and 38) of the Offer to Purchase, which is reproduced below:

“11.	Compulsory Acquisition

Compulsory Acquisition. It is the intention of Connect to make PacNet its wholly owned subsidiary. It is not the intention of Connect to preserve the listing and registration status of PacNet, as long as circumstances permit. In this regard, Connect will exercise any rights of compulsory acquisition that Connect may have in connection with this Offer.

If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued voting shares, other than those already owned by us, our related corporations or respective nominees (the 90% Purchase Condition), we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the Compulsory Acquisition) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet.

If the 90% Purchase Condition is satisfied prior to the final Expiration Date, we intend to exercise our right for the Compulsory Acquisition shortly after the completion of this Offer. If the 90% Purchase Condition is satisfied after the final expiration of this Offer but within four months following the commencement of this Offer, we intend to exercise our right for the Compulsory Acquisition as soon as the 90% Purchase Condition is satisfied. The Compulsory Acquisition will take at least three months to complete assuming that no minority shareholder files an objection under Section 215 of the Singapore Companies Act with the Singapore courts to have the acquisition stopped on the basis that the proposed acquisition is unfair.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT AND THE APPLICABLE RULES UNDER THE SINGAPORE CODE.”

In addition, the following paragraphs set out under the sub-heading “Reasons for and Purpose of this Offer; Connect’s Plans for PacNet” within the section entitled “Special Factors” (pages 14 and 15) of the Offer to Purchase further elaborates on the Offeror’s intentions in relation to compulsory acquisition:

“The purpose of this Offer is to acquire control of PacNet and depending on the level of acceptances, we intend, when circumstances permit, to delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. If this Offer is successful and the 90% Purchase Condition is satisfied, we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the Compulsory Acquisition ) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet.

If this Offer is successful and we delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, we intend to nominate a number of new candidates to the board of directors of PacNet, subject to IDA approval.”

2.10	Rights of Minority Shareholders

The rights of minority Shareholders are set out in section 12 (page 38) of the Offer to Purchase, which is reproduced below:

“12.	Rights of Minority Shareholders

Appraisal Rights. Neither U.S. nor Singapore law provides PacNet shareholders with any appraisal rights in connection with this Offer.

Compulsory Acquisition. PacNet shareholders who do not tender their shares in this Offer have the right, under the Singapore Companies Act, to require Connect to acquire their PacNet shares at the same purchase price (without interest) as the price for the shares purchased in the Offer, in the event that Connect acquires at least 90% of the issued voting shares of PacNet. PacNet shareholders who wish to exercise this right are advised to seek their own independent legal advice.

13e-3 Rights. Because Connect is an affiliate of PacNet, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning PacNet and certain information relating to the fairness of the Offer and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Offer. Connect has provided such information in this Offer to Purchase.

Provisions For Unaffiliated Shareholders. We have made no arrangements granting unaffiliated shareholders access to the corporate files of Connect or to obtain counsel or appraisal services at our expense.”

3.	INFORMATION ON THE OFFEROR

The information on the Offeror is set out under the sub-heading “General” within section 10 entitled “Certain Information Concerning Connect” (pages 35 to 37) of the Offer to Purchase, which is reproduced below:

“10.	Certain Information Concerning Connect

General. Connect was incorporated in Bermuda on 22 June 2006 and is an investment holding company. The principal executive offices of Connect are located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda; telephone number +1 441 299 4943. By virtue of its current shareholding in PacNet and its representation on the PacNet Board of Directors, Connect is an affiliate of PacNet for purposes of the US securities laws.

Connect is a wholly-owned subsidiary of Connect International Limited (CIL), an investment holding company incorporated in Bermuda on 20 June 2006. The principal executive offices of CIL are located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, +1 441 299 4943. CIL is, in turn, owned by a number of investment funds, including:

(a) Ashmore Global Special Situations Fund Limited (GSSF), an open-ended investment company registered in Guernsey. The principal executive offices of GSSF is Suite 6, Borough House, Rue du Pre, St Peter Port, Guernsey, GY1 3RH, +44 207 557 4100. GSSF’s principal business is to invest in fixed income investments of distressed corporates or corporates undergoing restructurings;

(b) Ashmore Global Special Situations Fund 2 Limited (GSSF2), an open-ended investment company registered in Guernsey. The principal executive offices of GSSF2 is Suite 6, Borough House, Rue du Pre, St Peter Port, Guernsey, GY1 3RH, +44 207 557 4100. GSSF2’s principal business is to take advantage of the global economic cycles and crises that can exist in emerging market countries and to extract value from specific corporate restructurings;

(c) Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio (EMLIP), a protected cell of an open-ended unit trust registered in Guernsey. The principal executive offices of EMLIP is Arnold House, St Julian’s Avenue, St Peter Port, Guernsey, GY1 3NF, +44 207 557 4100. EMLIP’s principal business is to enable investors to have access to the returns available from investment in emerging markets;

(d) Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund (ARF), a protected cell of an open-ended investment company registered in Guernsey. The principal executive offices of ARF is Arnold House, St Julian’s Avenue, St Peter Port, Guernsey, GY1 3NF, +44 207 557 4100. ARF’s principal business is to provide access to the high returns available in Asian local currency debt, US Dollar debt instrument and to a lesser degree equity or equity linked investments;

(e) Ashmore Emerging Markets Debt Fund (AEMDF), an exempted company incorporated under the laws of the Cayman Islands. The principal executive offices of AEMDF is c/o International Management Services Ltd, Harbour Centre, 4th Floor, North Church Street, PO Box 61GT, George Town, Grand Cayman, Cayman Islands, +44 207 557 4100. AEMDF’s principal business is to provide long-term capital growth through investment in emerging market bonds, debt instruments and other securities products; and

(f) Ashmore Emerging Markets Debt and Currency Fund Limited (AEMDCF), an open-ended investment company registered with limited liability in Guernsey. The principal executive offices of AEMDCF is Suite 6, Borough House, Rue du Pre, St Peter Port, Guernsey, GY1 3RH, +44 207 557 4100. AEMDCF’s principal business is to access returns in emerging market hard currency denominated and local currency denominated instruments and other yielding fixed income instruments in local currencies and other emerging market investments and products,

(GSSF, GSSF2, EMLIP, ARF, AEMDF and AEMDCF together Ashmore). Each of the Ashmore funds is managed by Ashmore Management Company Limited (AMC), a limited company registered in Guernsey. The principal executive offices of AMC is Arnold House, St Julian’s Avenue, St Peter Port, Guernsey, GY1 3NF, +44 207 557 4100. AMC’s principal business is as a management company;

(g) Spinnaker Global Opportunity Fund Ltd (SGO), a limited company incorporated under the laws of the British Virgin Islands. The principal executive offices of SGO is c/o Spinnaker Capital Limited, 53-54 Grosvenor Street, London W1K 3HU, +44 207 903 2900. SGO’s principal business is as an open ended investment fund, investing mainly in securities issued by corporate and sovereign issuers in Asia, Eastern Europe and Latin America;

(h) Spinnaker Global Emerging Markets Fund Ltd (SGEM), a limited company incorporated under the laws of the British Virgin Islands. The principal executive offices of SGEM is c/o Spinnaker Capital Limited, 53-54 Grosvenor Street, London W1K 3HU, +44 207 903 2900. SGEM’s principal business is as an open ended investment fund, investing mainly in securities issued by corporate and sovereign issuers in Asia, Eastern Europe and Latin America;

(i) Spinnaker Global Strategic Fund Ltd (SGS), a limited company incorporated under the laws of the British Virgin Islands. The principal executive offices of SGS is c/o Spinnaker Capital Limited, 53-54 Grosvenor Street, London W1K 3HU, +44 207 903 2900. SGS’s principal business is as an open ended investment fund, investing mainly in securities issued by corporate and sovereign issuers in Asia, Eastern Europe and Latin America,

(SGO, SGEM and SGS together Spinnaker);

(j) Clearwater Undersea Cable Investments, LP (Clearwater), an exempted limited partnership established under the laws of the Cayman Islands. The principal executive offices of Clearwater LP is c/o Walkers SPV Limited PO Box 908GT George Town, Grand Cayman, Cayman Islands, + 1 212 201 8543. Clearwater LP’s principal business is to invest in other companies.

Clearwater is managed by Clearwater Capital GP, Ltd (Clearwater GP), a limited company established under the laws of the Cayman Islands. The principal executive offices of Clearwater GP is c/o Walkers SPV Limited PO Box 908GT George Town, Grand Cayman, Cayman Islands, + 1 212 201 8543. Clearwater GP’s principal business is to manage its general partnership investments,

Ashmore, Spinnaker and Clearwater (collectively Investors) are investment funds whose business is principally to invest in various products with the objective of securing favourable financial returns. The Investors collectively have over US$30 billion of assets under management.

Connect owns 100% of Asia Netcom Corporation Limited (Asia Netcom) and all its group entities. Asia Netcom is a company incorporated in Bermuda. The principal business of the Asia Netcom group is the provision of telecommunications services, including dealing in telecommunications services and network capacity, submarine and/or terrestrial cable network telecommunications capacity, managed network services and internet protocol-based services. Asia Netcom operates an extensive telecommunications network infrastructure in the Asia Pacific region, including a privately-owned sub sea cable system, known as the East Asia Crossing, as well as terrestrial backhauls and telehouses in key Asian markets.

Through a separate investment vehicle C2C Group Limited, the Investors own 100% of C2C Pte Ltd (C2C) and all its group entities. C2C is a company incorporated in Bermuda. The C2C group owns and operates a submarine cable network and provides telecommunications facilities and services.

Connect, the Investors and Connect’s subsidiaries and associated companies are collectively referred to as the “Connect Group” .

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors of Connect and the Investors, as well as the executive officers of Connect are set forth in Schedule A to this Offer to Purchase.

Except as set forth under “Special Factors” or Schedule B hereto, neither Connect nor, to the best knowledge of Connect, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any PacNet shares or has engaged in any transactions in shares in the past 60 days. Schedule B hereto sets forth the acquisitions of PacNet’s securities by Connect during the past two years.

Except as set forth under “Special Factors” or Schedule B hereto, there have been no negotiations, transactions or material contacts during the past two years between Connect or, to the best knowledge of Connect, any of the persons listed in Schedule A hereto, on the one hand, and PacNet or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor to the best knowledge of Connect have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described under “Special Factors,” neither Connect nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with PacNet or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to this Offer.

FORWARD-LOOKING DISCLAIMER. Connect may publish statements, including statements in this Offer to Purchase, that are not strictly historical and are “forward-looking” statements. Although Connect believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Connect can give no assurance that their expectations will be realized.”

Additional information on the Offeror is set out in Schedules A, B, C and E of the Offer to Purchase respectively.

4.	RATIONALE FOR THE OFFER

The rationale for the Offer provided by the Offeror and the intentions of the Offeror in relation to PacNet are set out under the sub-heading “Reasons for and Purpose of this Offer; Connect’s Plans for PacNet” within the section entitled “Special Factors” (pages 14 and 15) of the Offer to Purchase.

5.	INDEPENDENT DIRECTORS’ RECOMMENDATIONS

KPMG Corporate Finance has been appointed by the Board as IFA to the Independent Directors in respect of the Offer. Shareholders should read and consider carefully the recommendations of the Independent Directors and the opinion rendered by the IFA in its entirety before deciding whether or not to accept the Offer. Shareholders are also urged to read the Offer to Purchase carefully.

The recommendations of the Independent Directors to Shareholders is the sole responsibility of the Independent Directors.

(a)	Recommendations

After careful consideration, including a thorough review of the Offer, the opinion of the IFA and the advice from the Company’s other advisors, the Independent Directors have unanimously determined that the Offer is FAIR FROM A FINANCIAL POINT OF VIEW BUT IT IS NOT COMPELLING.

ON THIS BASIS, THE INDEPENDENT DIRECTORS UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS:

ACCEPT THE OFFER;

OR

REJECT THE OFFER IF THEY TAKE A LONG-TERM VIEW OF THE COMPANY’S POTENTIAL AND ACCEPT THE ASSOCIATED RISKS.

In reaching their recommendation to ACCEPT the Offer, the Independent Directors have considered, amongst other things, the following:

•

KPMG Corporate Finance, the IFA, has opined that the Offer is fair from a financial point of view    The IFA has advised the Independent Directors that, after having carefully considered the information available to them as of, and based upon the monetary, industry, market, economic and other relevant conditions subsisting on, 9 May 2007 and based on the factors set forth in their letter, they are of the opinion that, from a financial point of view, the financial terms of the Offer are fair. Further details of the IFA’s opinion and the factors taken into consideration by the IFA are set out in the opinion of the IFA set out on pages 26 to 80 of this Circular.

•	the liquidity and recent performance of the PacNet Shares Based on the IFA’s letter to the Independent Directors:

(i)	although the PacNet Shares trade at significantly lower volume and value when compared to the top 10 most highly traded stocks on the NASDAQ (75.9% and 75.5% lower than the median of the 10 most highly traded stocks on the NASDAQ for volume and value traded respectively), they are in line with NASDAQ-listed entities with a similar market capitalization; and

(ii)	the Offer Price is at a premium to the volume weighted average price of the PacNet Shares for all observation periods considered from 30 months before the date of the Pre-Conditional Offer Announcement to 9 May 2007, other than on three (3) trading days.

•

the peer group analysis of the Company    Based on the IFA’s letter to the Independent Directors, the adjusted EV/EBITDA multiple of PacNet of 9.2 times based on the Offer Price is at a premium of 31.4% to the median adjusted EV/EBITDA multiple of IP-based CSPs with market capitalization of under US$250 million and is within the range of the EV/EBITDA multiples of IP-based CSPs around the world.

•

the risks associated with the execution of the Company’s Strategic Plan    The Strategic Plan is transformational in nature. It involves high execution risks and requires the Company to manage the shift from its declining, historically core dial-up business, to wired and wireless broadband, regional connectivity and IP value-added services while expanding its geographical footprint. The Company operates in the Internet industry which is characterised by rapidly changing technology, evolving industry standards, changes in customers’ needs, uncertain levels of demand and frequent new service and product introductions. If the Strategic Plan is not executed successfully, there can be no assurance that the value of the PacNet Shares will not be adversely affected. Some of the risks associated with the Strategic Plan include overcoming significant challenges, including without limitation:

(i)	changes in the economic, regulatory and political environments in the countries where the Company operates;

(ii)	changes and developments in technology and the Internet marketplace;

(iii)	the Company’s continued ability to develop and win acceptance of its products and services offered in highly competitive markets in a timely manner;

(iv)	the success of its acquisitions, joint ventures and alliances;

(v)	exchange rates, particularly between the Singapore dollar and the U.S. dollar, and other currencies in which the Company makes significant sales or in which its assets and liabilities are denominated;

(vi)	the rapid erosion of dial-up business;

(vii)	the need to build an effective presence in large and fast-growing geographic markets such as India and China where the Company’s positions are currently small;

(viii)	the need to manage powerful suppliers which in some markets may be direct competitors;

(ix)	the need to develop and expand organisational capabilities and capacity to implement the initiatives under the Strategic Plan; and

(x)

although there is some encouraging confirmation of some of the premises of the Strategic Plan, the Company must significantly improve its performance to meet the financial objectives of the Strategic Plan.

•	the absence of a competing offer To date, no alternative offer has been announced.

In reaching their recommendation to REJECT the Offer if a Shareholder takes a long-term view of the Company’s potential and accepts the associated risks, the Independent Directors have considered, amongst other things, the following:

•

the possible upside associated with the execution of the Company’s Strategic Plan    The Strategic Plan is transformational in nature and involves high execution risks and requires the Company to manage the shift from its declining, historically core dial-up business, to wired and wireless broadband, regional connectivity and IP value-added services while expanding its geographic footprint. The Company operates in the Internet industry which is characterised by rapidly changing technology, evolving industry standards, changes in customers’ needs, uncertain levels of demand and frequent new service and product introductions. However, if successfully implemented, the Strategic Plan could generate value which does not appear to be currently reflected in the Offer Price.

•

the peer group analysis of the Company    Based on the IFA’s letter to the Independent Directors, the adjusted EV/EBITDA multiple of PacNet of 9.2 times based on the Offer Price is at a discount of 28.7% to the adjusted median multiple of all IP-based CSPs which is 12.9 times. In terms of trading multiples, the Offer values the Company at the lower end of its peer group.

•

the comparable transaction analysis    Based on the IFA’s letter to the Independent Directors, PacNet’s implied unadjusted EV/EBITDA multiple of 10.9 times is at a discount of approximately 31.0% to the median implied EV/EBITDA multiples of comparable transactions involving IP-based CSPs, as well as a discount of approximately 31.0% to the median of the implied EV/EBITDA of comparable transactions with an enterprise value of less than US$250 million.

The Independent Directors also observe that the business model of the Company is unique due to the large number of countries in which it operates, compared to its peers which generally operate in one country or in a small number of countries. Peer comparisons are therefore not easy to make.

The foregoing discussion of the information and factors considered by the Independent Directors is not intended to be exhaustive but addresses all of the material information and factors considered by the Independent Directors in their consideration of the Offer. In view of the variety of factors and the amount of information considered, the Independent Directors did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining their recommendations. Such determination was made after consideration of the factors taken as a whole. Each Independent Director may have given differing weights to different factors. In addition, in arriving at their respective recommendations, the Independent Directors were aware of the interests of certain officers and Directors of the Company as described under Section 4 of Appendix I to this Circular and referred to in Section 8.3 of this Circular.

In rendering their recommendations, the Independent Directors have not had regard to the specific investment objectives, financial situation, tax position or particular needs and constraints of any individual Shareholder. As each Shareholder would have different investment objectives and profiles, any individual Shareholder who may require specific advice in relation to his investment objectives or portfolio should consult his stockbroker, bank manager, solicitor, accountant or other professional adviser immediately.

(b)	Background

On 12 January 2007, the Offeror announced that, subject to the satisfaction or waiver (as the case may be) of certain Pre-Conditions, including certain approvals required under Singapore law and regulations, as set out in the Pre-Conditional Offer Announcement, the Offeror intends to make a voluntary conditional general offer to acquire all the issued ordinary shares in the capital of PacNet, other than those already held by the Offeror, its related corporations or the respective nominees of the Offeror or its related corporations as at the date of the Offer. The Pre-Conditions included, without limitation, the approval of the IDA.

Subsequent to the Offeror’s announcement on 12 January 2007, the Board has held several meetings to discuss the Offer and met with and sought advice from its financial, legal and other advisers.

On 12 January 2007, the Offeror’s Singapore counsel wrote to the Company proposing that the Offeror and the Company jointly submit a Long Form Consolidation Application to the IDA in connection with the Offer. Under the Code of Practice for Competition In the Provision of Telecommunication Services 2005, IDA’s approval is required for the acquisition of an interest in a licensee that would result in the acquiring party holding an interest in the licensee of at least 30 per cent. As part of this process, the Company was required to jointly submit a Consolidation Application with the Offeror.

The Long Form Consolidation Application was submitted on 26 January 2007 and IDA commenced the Consolidation Review Period on 26 February 2007 and gave its approval to the Offer on 30 March 2007.

In March 2007, MediaRing Ltd wrote to the Company proposing that MediaRing Ltd and the Company jointly submit a Consolidation Application to the IDA as MediaRing Ltd was evaluating the situation and its position with regard to its investment in the Company, including the possibilities of: (i) undertaking a competing offer for the Company or (ii) holding on to its current stake in the Company or (iii) disposing of its current stake in full or in part, whether in the Offer or otherwise. The Directors decided that it would be in Shareholders’ interest to file a separate Short Form Consolidation Application with the IDA. Accordingly, the Company submitted a Short Form Consolidation Application on 3 April 2007 and the IDA gave its approval on 17 April 2007. Subsequent to the IDA’s approval on 17 April 2007, the Company has not heard further from MediaRing Ltd.

On 11 April 2007, the Offeror announced that it had obtained the unconditional approval of the IDA in respect of its proposal to acquire a direct ownership interest of more than 30% in PacNet pursuant to the Offer and, accordingly, it had decided to proceed with the Offer.

Subsequent to the Offeror’s announcement of its intention to make the Offer on 11 April 2007, the Company announced on 11 April 2007 that the Board had formed an independent board committee (“Independent Board Committee”) consisting of three of the Independent Directors to consider and to advise all Independent Directors with regard to the appointment of an independent financial adviser in connection with the Offer and the recommendations to be made to the Shareholders in respect of the Offer. The members of the Independent Board Committee are Mr Sajjad Akhtar, Mr Stephen Berger and Mr Neil Jones.

On 12 April 2007, the Independent Directors appointed KPMG Corporate Finance as IFA to the Independent Directors.

On 2 May 2007, Connect announced that the Offer to Purchase, containing full details of the Offer had been dispatched to Shareholders. Connect also announced that the Offer commenced on 2 May 2007.

On 3 May 2007 and 5 May 2007, the Independent Board Committee met with the IFA with regard to its work to determine if the Offer was fair from a financial point of view and met with the Company’s Singapore and U.S. counsel with regard to the Offer.

On 7 May 2007, the IFA made a presentation to the Independent Directors with regard to its work to determine whether the Offer was fair from a financial point of view. On 9 May 2007, the IFA delivered to the Independent Directors a final draft of its written opinion and, on 10 May 2007, the IFA delivered to the Independent Directors a final executed written opinion.

Between 3 May 2007 and 10 May 2007, the Independant Board Committee met and/or deliberated via teleconference and electronic mail with regard to the Offer. On 10 May 2007, the Independent Board Committee reported its findings to the Independent Directors.

On 10 May 2007, the Independent Directors met to consider the Offer and after careful consideration, including a thorough review of the Offer and the opinion of the IFA and advice from the Company’s other advisers, the Independent Directors recommend the Shareholders to:

•	ACCEPT THE OFFER; or

•	REJECT THE OFFER IF A SHAREHOLDER TAKES A LONG-TERM VIEW OF THE COMPANY’S POTENTIAL AND ACCEPTS THE ASSOCIATED RISKS

for the reasons set out in Section 5(a) above.

5.1	IFA’s Opinion rendered to the Independent Directors on the Offer

The Independent Directors have considered carefully the opinion rendered by the IFA on the Offer, which is set out on pages 26 to 80 of this Circular and an extract of which is reproduced below.

Shareholders should read the following in conjunction with, and in the context of, the full text of the opinion rendered by the IFA.

“10. CONCLUSION

In arriving at our opinion, we have considered the factors set out in our Summary of Supporting Analysis as attached. Our conclusions in respect of the factors considered are set out below:

(a)	Our liquidity/brokerage research analysis indicates that PacNet shares trade at significantly lower volumes and values when compared to the 10 most highly traded stocks on the Nasdaq (75.9% and 75.5% lower than the median of the 10 most highly traded stocks on the Nasdaq for volume and value traded, respectively). The trading data is, however, in line with trading data for Nasdaq-listed companies which have broadly similar market capitalization to that of PacNet. The analysis also shows that PacNet does not have any brokerage research coverage while its Peer Group is covered relatively well. Although, there are other significant factors that may impact liquidity of PacNet shares, the lack of analyst research would certainly be a key factor affecting the liquidity of the shares negatively.

(b)	Our historical share price analysis going back one year from the Pre-Conditional Offer Announcement Date shows that the share price of PacNet has been below the Offer Price. It closed above the Offer Price only on three separate occasions after the announcement of the Pre-Conditional Offer. The analysis further shows that the Offer Price is at a premium to the VWAP for all observation periods considered from 30 months before the Pre-Conditional Offer Announcement Date to the Latest Computation Date.

(c)	Based on our Peer Group Analysis, we note that PacNet’s adjusted EV/EBITDA multiple of 9.2 times (as implied by the Offer Price) is at a discount of 28.7% to the adjusted median multiple of all IP-based CSPs which is 12.9 times. The unadjusted EV/EBITDA multiple is at 12.1% discount to the median multiple of all IP-based CSPs. However, the adjusted EV/EBITDA multiple for IP-based CSPs companies with market capitalization of under US$250 million has a median of 7.0 times. PacNet’s adjusted EV/EBITDA multiple is at a premium of 31.4% to the median adjusted EV/EBITDA multiple of IP-based CSPs companies with market capitalization below US$250 million. We further note that PacNet’s adjusted EV/EBITDA multiple, as implied by the Offer Price, is at a discount of 55.3% and 28.1% to the median EV/EBITDA multiples of the IP-based CSPs from the US and Europe, respectively. The adjusted EV/EBITDA is at a premium of 12.2% to the median EV/EBITDA multiple of comparable companies in the Rest of the World, which are all based in Asia Pacific.

(d)	We note that PacNet’s implied unadjusted EV/EBITDA multiple of 10.9 times is at a discount of approximately 31.0% to the median implied EV/EBITDA multiple of IP-based CSPs Comparable Transactions. We note that all the transactions completed have involved target companies based in either Europe or in North America except for Sify Ltd, which is based in India. The EV/EBITDA multiple for the Sify transaction is not meaningful.

We further note that the implied unadjusted EV/EBITDA multiple is at a premium of approximately 29.8% and 60.3% to the implied EV/EBITDA multiples of the last two offers made by MediaRing Ltd since May 2006.

(e)	Based on our precedent tender offer analysis we note that PacNet’s tender offer premium for different observation periods up to 12 months preceding the Pre-Conditional Offer Announcement Date are generally lower than the mean and median offer premia for Nasdaq-listed entities. We believe that this is due to the fact that during this period PacNet has received 2 other offers which has kept the PacNet share price at or near the respective offer levels. The tender offer premium when compared to observation periods going beyond 12 months (e.g. from 18 months to 30 months) indicate that the Offer Price is in line with tender offer premia of Nasdaq-listed entities.

Besides the above analysis, we have also held discussions with the Management regarding their business plans which included country-wise profit and loss projections for up to FY2010. We analyzed the projections and carried out sensitivity analyses on the projections.

After having carefully considered the information available to us as of, and based upon the monetary, industry, market, economic and other relevant conditions subsisting on the Latest Computation Date and based on the factors above, we are of the opinion that, from a financial point of view, the financial terms of the Offer are fair.

In rendering the above opinion, we have not taken into consideration the specific investment objectives, financial situation, tax position or unique needs and constraints of any individual Shareholder. Accordingly, any individual Shareholder who may require specific advice in relation to his investment portfolio including his investment in the Company should consult his stockbroker, bank manager, solicitor, accountant, tax adviser, or other professional adviser immediately.

This opinion is governed by, and construed in accordance with, the laws of Singapore, and is strictly limited to the matters stated herein and does not apply by implication to any other matter.”

5.2	Intention of Directors, Executive Officers and Affiliates

Save as disclosed below, the Company, after due inquiry, is not aware that any executive officer, Director, affiliate or subsidiary of the Company currently intends to tender or sell under the Offer, the PacNet Shares that are held of record or beneficially owned by such person. In addition, the Company, after due inquiry, is not aware that any Director or executive officer currently intends to accept the Options Proposal in respect of any Options currently owned by them.

On 12 January 2007, Connect received an irrevocable undertaking from VCL to tender all PacNet Shares held by VCL. Please refer to Section 2.8 of this Circular for more details on the irrevocable undertaking.

6.	FOREIGN SHAREHOLDERS

The following information on Foreign Shareholders has been extracted from section 1.10 entitled “Foreign Shareholders” (page 26) of the Offer to Purchase:

“1.10 Foreign Shareholders.

We are sending this Offer to Purchase to all PacNet registered shareholders. We are also making available this Offer to Purchase to all PacNet shareholders. However, the validity of this Offer to PacNet shareholders resident outside the U.S. or Singapore (Foreign Shareholders) may be affected by the laws of the relevant foreign jurisdictions. For the avoidance of doubt, this Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of shares in any jurisdiction in which the making of this Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. Foreign Shareholders should inform themselves about, seek independent legal advice and comply with the applicable laws in their relevant jurisdictions. However, we may, in our discretion, take such action as we may deem necessary to make this Offer in any such jurisdiction.”

This Circular may not be sent to certain Foreign Shareholders due to potential restrictions on sending such documents to overseas jurisdictions. Any affected Foreign Shareholder who is a registered Shareholder may, nonetheless, obtain copies of this Circular during normal business hours (New York City time) and up to the Expiration Date, from the office of PacNet’s share registrar, Bank of New York, Stock Transfer Administration, 101 Barclay Street, 11 East New York, NY 10286. Alternatively, any Foreign Shareholder who is a registered Shareholder may write to Bank of New York at the above-stated address or at the email address shareowners@bankofny.com to request for this Circular to be sent to an address in the U.S. by ordinary post at his own risk (the last date for dispatch in respect of such request shall be a date falling three Business Days prior to the Expiration Date).

Beneficial Foreign Shareholders who are not registered Shareholders may obtain copies of this Circular by making a request for this Circular to be sent to an address in the U.S. by ordinary post at his own risk (the last date for dispatch in respect of such request shall be a date falling three Business Days prior to the Expiration Date), via email to investor@pacific.net.sg during normal business hours and up to three Business Days prior to Expiration Date.

7.	ACTION TO BE TAKEN

Shareholders may accept the Offer in respect of all or any part of their holding of Offer Shares.

Shareholders wishing to accept the Offer must do so not later than 12:00 midnight, New York City time, on 7 June 2007, 12:00 noon Singapore time on 7 June 2007, unless the Offer is extended, and should follow the procedures as set out in section 3 entitled “Procedure for Tendering Shares” (pages 27 to 29) of the Offer to Purchase.

Shareholders who do not wish to accept the Offer should take no further action in respect of the Offer to Purchase which has been sent to them.

8.	INFORMATION IN RESPECT OF THE DIRECTORS

8.1	Independence of Directors

All the Directors, except for Mr Steven Barry Simpson, are independent for the purposes of the Offer and are required to make a recommendation to Shareholders in respect of the Offer. The SIC ruled on 9 February 2007 that Mr Steven Barry Simpson will be exempted from the requirement of making a recommendation to Shareholders on the Offer.

All the Directors (including, for the avoidance of doubt, Mr Steven Barry Simpson) are responsible for the accuracy of facts stated and completeness of the information given by the Company to the Shareholders on the Offer, including information contained in announcements and documents issued by or on behalf of the Company in connection with the Offer. The recommendations of the Independent Directors to Shareholders are the sole responsibility of the Independent Directors.

8.2	Nominee Directors

Each of the three major Shareholders is represented on the Board. Mr Steven Barry Simpson is the Offeror’s nominee on the Board. Ms Zhang Yun and Mr James Tan Meng Dong are VCL’s nominees and Mr Koh Boon Hwee is MediaRing Ltd’s nominee on the Board. VCL has informed the Board that, although Mr James Tan Meng Dong has resigned from the VCL board of directors and is no longer an officer of VCL, he will continue to be VCL’s nominee on the Board until the Offer closes or lapses.

8.3	Interest in PacNet Shares and Options

Save as disclosed below, as at the Latest Practicable Date, none of the Directors had an interest, direct or indirect, in the PacNet Shares or Options:

8.3.1 Interest in PacNet Shares

Name	Direct Interest No. of PacNet Shares		%	Deemed Interest No. of PacNet Shares	%
Mr Phey Teck Moh	67,978	(1)	0.49	—	—

Notes:

(1)	On 16 November 2006, Mr Phey Teck Moh and the Company entered into a Deed of Addendum to his service contract whereby in lieu of Mr Phey Teck Moh being granted shares of restricted stock as originally contemplated in his service contract, he would instead be issued ordinary shares of the Company of a number equivalent to S$350,000 at a grant price of S$9.38 per share to be issued over a period of 4 years commencing from 2007 subject to there always being a valid shareholders mandate in force at the relevant time. Of the 67,978 PacNet Shares in which Mr Phey Teck Moh has a direct interest, 9,328 PacNet Shares are such issued ordinary shares that Mr Phey Teck Moh received on 23 February 2007 in lieu of the restricted stock originally contemplated in his service contract.

8.3.2 Interest in Options

As at the Latest Practicable Date, none of the Directors had an interest, direct or indirect, in the Options.

8.4	Dealings in PacNet Shares and Options

Save as disclosed below, as at the Latest Practicable Date, none of the Directors dealt for value in the PacNet Shares or Options during the period commencing three months prior to the date of the Pre-Conditional Offer Announcement, and ending on the Latest Practicable Date:

8.4.1 Dealings in PacNet Shares

Name	Date of Transaction	Highest price per PacNet Share		No. of PacNet Shares acquired		No. of PacNet Shares sold
Mr Phey Teck Moh	23 February 2007	S$	14.90	9,328	(1)	—

Notes:

(1)	Allotment of PacNet Shares issued to Mr Phey Teck Moh on 23 February 2007 pursuant to the Deed of Addendum in lieu of restricted stock originally contemplated in his service agreement.

8.4.2 Dealings in Options

Name	Exercise Period of Options	Date of Exercise / Cancellation of Options	No. of Options Exercised / Cancelled	Exercise Price / Cash Compensation per PacNet Share
Mr Phey Teck Moh	18 January 2006 to 17 January 2011(1)	25 October 2006	58,650	S$	9.38

Notes:

(1)	As a result of the general offer made by MediaRing Ltd on 12 May 2006, all the then outstanding Options fully vested and became immediately exercisable.

9.	PLANS OR PROPOSALS

Save as disclosed in this Circular, the Company has not undertaken or engaged in any negotiations in response to the Offer that relate to (i) a tender offer or other acquisition of the Company’s securities by the Company, any of its subsidiaries or any other person, (ii) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or (iv) any material change in the recent dividend rate or policy, or indebtedness or capitalization of the Company.

10.	CONFLICTS OF INTEREST

To the knowledge of the Company and except as set forth below in Sections 8.1, 8.2, 10.1, 10.2 and 10.3 of this Circular as well as in Section 4.2 of Appendix I to this Circular, as of the date of this Circular, there are no material agreements, arrangements or understandings or any actual or potential conflict of interest between the Company or its affiliates and (i) any of the Company’s executive officers, directors or affiliates or (ii) the Offeror, or its executive officers, directors or affiliates.

10.1	Conflict of Interest of the Offeror’s Nominee

The Offeror’s nominee, Mr Steven Barry Simpson, is a member of the Board. Mr Steven Barry Simpson has agreed to abstain from all decisions relating to the recommendations with regard to the Offer.

10.2	Conflict of Interest of the Offeror

The Offeror is an affiliate of the Company and currently holds 4,121,287 PacNet Shares, representing approximately 29.77 per cent. of the issued PacNet Shares as at the Latest Practicable Date.

10.3	Irrevocable Undertaking from VCL

VCL, which currently holds 1,629,373 PacNet Shares, representing approximately 11.77 per cent. of the issued PacNet Shares as at the Latest Practicable Date had on 12 January 2007 provided to the Offeror an irrevocable undertaking to tender all of these PacNet Shares in connection with the Offer. Further details on the irrevocable undertaking are disclosed in Section 2.8 of this Circular.

11.	PERSONS EMPLOYED FOR SOLICITATION OR RECOMMENDATION

Other than KPMG Corporate Finance, the Company has not employed, retained or otherwise compensated any person to make solicitation or recommendations in connection with the Offer. The Company engaged KPMG Corporate Finance on 12 April 2007 to provide an independent opinion to the Independent Directors with regard to the fairness from a financial point of view of the Offer. The Company will pay US$180,000 for this engagement. This amount was payable in three installments, the last of which was due on the date that KPMG Corporate Finance issued their final opinion to the Independent Directors. The Company is also required to pay certain disbursements of KPMG Corporate Finance. The engagement contemplates that KPMG Corporate Finance will be entitled to additional fees if its scope of services is expanded beyond the issuance of its opinion in connection with the Offer.

12.	DIRECTORS’ RESPONSIBILITY STATEMENT

The Directors (including those who may have delegated detailed supervision of this Circular) have taken all reasonable care to ensure that the facts stated and the opinions expressed in this Circular (other than the letter from KPMG Corporate Finance to the Independent Directors and the information found in Appendices IV, V, VII and VIII of this Circular) are fair and accurate and that no material facts have been omitted from this Circular, except that Steven Barry Simpson is not responsible for the recommendations of the Independent Directors.

In respect of the letter from KPMG Corporate Finance, the sole responsibility of the Directors has been to ensure that the facts stated therein with respect to the Company are fair and accurate.

The recommendations of the Independent Directors to Shareholders set out in this Circular is the sole responsibility of the Independent Directors.

Where information has been extracted from published or otherwise publicly available sources or obtained from the Offeror, the sole responsibility of the Directors for such information has been to ensure that it has been correctly and accurately extracted from these sources, or as the case may be, accurately reflected or reproduced in this Circular.

The Directors confirm, having made all reasonable inquiries, that to the best of their knowledge, opinions expressed in this Circular (other than the letter from KPMG Corporate Finance to the Independent Directors and the information found in Appendices IV, V, VII and VIII of this Circular) have been arrived at after due and careful consideration, except that Steven Barry Simpson is not responsible for the recommendations of the Independent Directors.

The Directors jointly and severally accept full responsibility accordingly.

Yours faithfully

For and on behalf of

The Board of Directors

SAJJAD AHMAD AKHTAR

PACIFIC INTERNET LIMITED

LETTER FROM KPMG CORPORATE FINANCE

TO THE INDEPENDENT DIRECTORS OF

PACIFIC INTERNET LIMITED

The Independent Directors
Pacific Internet Limited
89 Science Park Drive
#01-07 The Rutherford
Singapore 118261

16 May 2007

Dear Sirs,

OFFER TO PURCHASE FOR CASH ALL ISSUED ORDINARY SHARES OF PACIFIC INTERNET LIMITED AT US$10.00 NET PER ORDINARY SHARE BY CONNECT HOLDINGS LIMITED (THE “OFFER”)

1.	INTRODUCTION

On 12 January 2007 (the “Pre-Conditional Offer Announcement Date”), Connect Holdings Limited (“Connect” or the “Offeror”) announced, that subject to the pre-conditions being fulfilled, the Offeror intends to make a voluntary conditional cash offer for all the issued ordinary shares (“Shares”) in the capital of Pacific Internet Limited (“PacNet” or the “Company”). Additional information on the pre-conditions is set out in the Pre-Conditional Offer Announcement.

The Pre-Conditional Offer Announcement stated that subject to the satisfaction or waiver, if applicable, of certain pre-conditions as set out in the appendix to the Pre-Conditional Offer Announcement, the Offeror intends to make a voluntary conditional general offer to acquire all the Shares, other than those already held by the Offeror, its related corporations or the respective nominees of the Offeror or its related corporations as at the date of the Offer.

Subsequently, on 11 April 2007, the Offeror announced that the pre-conditions had been fulfilled as it had obtained, on 30 March 2007, the unconditional approval of the Info-Communications Development Authority of Singapore (“IDA”) in respect of its proposal to make and implement the Offer.

Accordingly, the Offeror announced on 11 April 2007 (the “Announcement Date”) the firm intention to make the Offer (the “Offer Announcement”).

An offer to purchase under Section 14(d)(1) or Section 13(e)(1) of the Securities Exchange Act of 1934 (the “Offer to Purchase”) was filed by Connect and was dispatched to the shareholders of PacNet on 2 May 2006.

Pursuant to the engagement letter between KPMG Corporate Finance Pte Ltd (“KPMG Corporate Finance”) and PacNet dated 12 April 2007, KPMG Corporate Finance has been appointed as the independent financial adviser, to render a written opinion as to the fairness of the Offer from a financial point of view to the directors of the Company who are independent for the purpose of making the recommendation to shareholders of PacNet (each a “Shareholder” and collectively known as the “Shareholders”) in respect of the Offer (the “Independent Directors”). This letter sets out, inter alia, our views and evaluation of the financial terms of the Offer and our opinion thereon. It forms part of the circular to be issued by the Company to the Shareholders (the “Circular”) providing, inter alia, details of the Offer and the recommendations of the Independent Directors thereon. Unless otherwise defined, all terms defined in the Circular shall have the same meaning herein.

2.	TERMS OF REFERENCE

Our opinion, by way of this letter, will be limited solely to the fairness of the financial terms of the Offer, from a financial point of view, as of the date of the opinion. Neither our opinion nor its related analysis constitutes a recommendation of the Offer to the Shareholders. We make no recommendation as to how any Shareholder should decide or act on any matters relating to the Offer, including whether any Shareholder should elect to receive or reject the Offer. Our opinion will be rendered solely for the use and benefit of the Independent Directors for their deliberations on the Offer, before arriving at a decision on the merits or demerits of the Offer and in making any recommendation. The recommendations made by the Independent Directors shall remain their sole responsibility.

Our analysis is confined to the financial terms of the Offer and it is not within our terms of reference to evaluate and comment on the commercial merits and / or risks of the Offer, or on the strategic potential and future prospects of PacNet after completion of the Offer. Any evaluation of and / or comment on the strategic or commercial merits of the Offer or on the prospects of PacNet remain the sole responsibility of the directors of PacNet (the “Directors”) and the management of PacNet (the “Management”) although we may draw upon their views or make such comments in respect thereof (to the extent deemed necessary or appropriate by us and provided that such has been disclosed to us) in arriving at our views as set out in this letter.

Our opinion will not reflect any developments that may occur or may have occurred after the date of our opinion, and we do not have any obligation to update, revise, or reaffirm our opinion. In addition, our terms of reference do not require us to express and we do not express any view on the future growth prospects, financial position and earnings potential of PacNet. We therefore do not make any projection as to the future financial performance of PacNet after the completion or expiry of the Offer or express any opinion as to the price at which the Shares may trade upon completion or expiry of the Offer.

We were not requested or authorised to solicit, and we have not solicited, any indications of interest from any third party with respect to the Shares or the assets of the Company. We are therefore not addressing the relative merits of the Offer as compared to any alternative transaction (if any) previously considered by PacNet (or its Shareholders), or as compared to any alternative offer that might be otherwise available in the future.

In arriving at our opinion, we have held discussions with the Management and have examined publicly available information collated by us as well as information provided to us by the Management, including information contained in the Offer to Purchase and the Circular.

We have reviewed the financial terms of the Offer as set forth in the Offer to Purchase in relation to, among other things:

•	current and historical market prices and trading volumes of shares of PacNet; and
•	the historical earnings and other operating data of PacNet.

We have not made any independent evaluation or appraisal of the assets or liabilities of the Company.

We have considered, to the extent publicly available, the financial terms of certain other transactions that we considered relevant in evaluating the Offer and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of PacNet. In addition to the foregoing, we have conducted such other analysis and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied upon, without assuming any obligation to independently verify, the accuracy and completeness of all financial and other information and data which are publicly available or have been provided to or otherwise reviewed by or discussed with us and upon the assurances of the Management that they were not aware of any relevant information that was omitted or that remained undisclosed to us. Accordingly, we do not make any representation or warranty, expressly or impliedly, in respect of, and we do not accept any responsibility for the accuracy, completeness and adequacy of such information and data.

We have also relied upon the assurances of the Directors that they jointly and severally accept responsibility for the accuracy of the information given to us and that, having made all reasonable enquiries, that to the best of the Directors’ knowledge and belief, the facts stated and all opinions expressed in the Circular, and other materials provided to us, are fair and accurate in all material respects as of the date of this letter and there are no material facts the omission of which would affect our evaluation of the fairness of the Offer from a financial point of view.

Our opinion is based upon information made available to us and financial, stock market, regulatory and other conditions and circumstances existing, as of the latest computation date, 9 May 2007 (the “Latest Computation Date”).

The summary of supporting analysis (the “Summary of Supporting Analysis”) attached to this letter sets forth the financial analysis performed by us in connection with our opinion. The analysis includes information presented in tables and charts. In order to fully understand the financial analysis, these tables and charts must be read together with any accompanying text. The tables and charts alone do not constitute a complete description of the financial analysis. The quantitative information contained therein, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to the Latest Computation Date, and is not necessarily indicative of current or future market conditions.

The Summary of Supporting Analysis contains the analysis performed by us in rendering our opinion, but it does not purport to be a complete description of the analysis performed by us. The preparation of financial analysis and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. We made no attempt to assign specific weights to particular analysis or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analysis and factors considered. Accordingly, we believe that our analysis must be considered as a whole, and that selecting portions of the analysis and of the factors considered by us, without considering all of the analysis and factors, could create a misleading or incomplete view of the processes underlying the analysis conducted by us and our opinion. With regard to the analysis of comparable companies and precedent transactions summarized in the Summary of Supporting Analysis, we selected comparable public companies (the “Peer Group”) and precedent control transactions (the “Comparable Transactions”) on the basis of various factors, including size and similarity of the line of business to PacNet; however, no company utilized in these analysis is identical to PacNet and no precedent transaction is identical to the Offer. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transactions or public trading value of the subject companies to which PacNet is being compared.

Pursuant to our engagement letter with PacNet, PacNet agreed to pay us a fee of US$180,000 upon delivery of our opinion by way of this letter. KPMG, with which we are associated, are the statutory auditors of Vantage Corporation Limited (“Vantage”). Vantage currently holds approximately 11.8% of the issued share capital of PacNet. The foregoing was disclosed to PacNet prior to our appointment by PacNet as the independent financial adviser to the Independent Directors.

PacNet has been separately advised by its own professional advisers in the preparation of the Circular (other than this letter and the Summary of Supporting Analysis). We have no role or involvement and have not and will not provide any advice, financial or otherwise, whatsoever, in the preparation, review and verification of the Circular (other than this letter and the Summary of Supporting Analysis). Accordingly, we take no responsibility for and express no views, whether expressed or implied, on the contents of the Circular (other than this letter and the summary of supporting analysis).

Whilst a copy of this letter and the Summary of Supporting Analysis may be reproduced in the Circular, neither the Directors nor PacNet may reproduce, disseminate or quote this letter or the Summary of

Supporting Analysis (or any part thereof) for any other purpose at any time and in any manner except with our prior written consent in each specific case.

Our opinion on the fairness of the Offer from a financial point of view should be considered in the context of the entirety of this letter, the Summary of Supporting Analysis and the Circular.

3.	THE OFFER

Shareholders should have received a copy of the Offer to Purchase filed by the Offeror dated 2 May 2007, setting out, inter alia, the terms and conditions of the Offer. We recommend that the Independent Directors advise the Shareholders to carefully read the terms and conditions contained in the Offer to Purchase.

The background and principal terms of the Offer, based on the information set out in the Offer to Purchase are set out in the following sections.

3.1	Background to the Offer

The reasons for and purpose of Offer is set out in a section titled “Special Factors” of the Offer to Purchase, which is reproduced below:

“On 12 May 2006 MediaRing Ltd (MediaRing) then holding 651,572 shares in PacNet representing approximately 4.8% of the issued shares of PacNet (as disclosed in MediaRing’s SC TO-T/A dated 11 July 2006), made a voluntary conditional cash tender offer for all the issued ordinary shares of PacNet at an offer price of US$8.25 per share. On 22 June 2006 MediaRing revised its offer and raised its offer price to US$9.50 per share. At the close of the offer on 10 July 2006, 3,923,621 shares representing approximately 29.0% of the issued shares of PacNet (as disclosed in MediaRing’s SC TO-T/A dated 11 July 2006) had been validly tendered. As the minimum tender condition of more than 50% of the PacNet shares (including shares already owned by MediaRing) had not been satisfied, the offer lapsed. Following MediaRing’s unsuccessful tender offer, MediaRing purchased shares on and off-market resulting in it holding. 4,056,163 shares in PacNet representing approximately 29.71% of the issued shares of PacNet based on 13,652,694 issued shares of PacNet as of 31 July 2006 (as disclosed in MediaRing’s Schedule 13D/A dated 19 September 2006). As at the date of this Offer, MediaRing is PacNet’s second largest shareholder.

Following the lapse of MediaRing’s tender offer in mid 2006, Connect conducted a review of the telecommunications industry and began to consider an investment in PacNet both through purchases on the open market or from other shareholders of PacNet. Between 10 July 2006 and 21 July 2006, 610,577 PacNet shares were purchased for and on behalf of Connect by way of open market purchases on the NASDAQ Global Market. Subsequently, between 15 September 2006 and 19 September 2006, Connect purchased an additional 976,617 PacNet shares by way of market purchases.

In early September, both MediaRing and Vantage Corporation Limited (VCL) announced that they were requisitioning PacNet to convene an extraordinary general meeting to consider resolutions in relation to the removal and election/appointment of directors to the board of PacNet. On 29 September 2006, VCL also announced that it was evaluating its then approximate 28.35% investment in PacNet and considering the potential disposal of all or part of its interest or acquiring additional shares in PacNet including making a partial or general offer, and would seek a mandate from its shareholders in this connection. On 2 October 2006 the board of directors of PacNet announced that it would convene an extraordinary general meeting to consider resolutions proposed by MediaRing and VCL, then 29.71% and 28.35% shareholders respectively.

In response to PacNet’s announcement, on 4 October 2006, representatives of Connect wrote to PacNet proposing a resolution nominating Steven Barry John Simpson for appointment as a director of PacNet.

In light of VCL’s announcement on 29 September 2006 in respect of its investment in PacNet, Connect approached VCL towards the end of October 2006 with regard to a potential purchase by Connect of all or part of VCL’s stake in PacNet. Discussions followed but did not result in any agreement and were discontinued.

Between 31 October 2006 and 22 November 2006, 284,093 PacNet shares were purchased for and on behalf of Connect by way of open market purchases on the NASDAQ Global Market.

On 7 November 2006, PacNet held an extraordinary general meeting for the removal and appointment of directors. The result of the meeting was that four directors were reappointed, including nominees of MediaRing and VCL respectively, and Mr Simpson’s appointment was approved, subject to IDA approval.

On 7 December 2006, the IDA approved Mr Simpson’s appointment as a director (which had been approved by the shareholders on 7 November 2006), and granted Connect unconditional approval to acquire an ownership interest in PacNet of at least 12% but less than 30%. PacNet informed Connect’s representatives that Mr Simpson’s appointment was effective from 7 December 2006. Following that notification, Mr Simpson assumed his board seat as the fifth member of the board which also included one MediaRing and two VCL nominees, as well as the chief executive officer of PacNet.

On 26 December 2006, we learned of the mandate granted by the shareholders of VCL, for the board of directors to deal with VCL’s investment in PacNet by either acquiring additional shares in PacNet, including the making of a partial or general offer for shares in PacNet or disposing of all or part of its equity interest in PacNet at a price of not less than US$9.50 for each share. Upon reviewing our options with respect to our investment in PacNet, shortly thereafter, we re-initiated discussions with VCL to purchase their stake.

On 12 January 2007 we entered into a sale and purchase agreement with VCL for the purchase of 2,250,000 PacNet shares. The shares were sold and transferred from VCL to Connect on 22 January 2007.

In connection with the above mentioned sale, on 12 January 2007 Connect received an irrevocable undertaking from VCL to tender all PacNet shares held by VCL and not already acquired by Connect, being 1,629,373 PacNet shares into this Offer.

On 12 January 2007, we announced our intention to commence this Offer subject to the satisfaction or waiver of certain pre-conditions, including certain approvals required under Singapore law and regulations. We also delivered a letter to PacNet inviting PacNet to file jointly with us the required application for approval of this Offer to the IDA.

On 23 January 2007, PacNet’s Singapore legal counsel informed our Singapore legal counsel that PacNet would jointly file the required application for approval of this Offer to the IDA with Connect. Accordingly on 26 January 2007, Connect and PacNet jointly filed an application to the IDA in respect of this Offer.

On 30 March 2007, we obtained the unconditional approval of the IDA in respect of our proposal to acquire a direct ownership interest of more than 30% in PacNet pursuant to our Offer.

As at the date of this Offer to Purchase, Connect owns and/or has an interest in an aggregate 4,121,287 PacNet shares (not including the shares that are the subject of the irrevocable undertaking referred to above), representing approximately 29.78% of the issued share capital of PacNet based on 13,840,164 issued shares of PacNet as of 31 March 2007, based on information provided to us by PacNet. By reason of their relationship to Connect, CIL and the Investors are each reported as having shared power to vote and dispose or direct the vote and disposition of 4,121,287 PacNet Shares.

Except as disclosed in this Offer to Purchase, we do not intend to take steps to seek PacNet’s recommendation in respect of the Offer, nor do we intend to enter into any agreement, arrangement or understanding with PacNet in respect thereof.”

3.2	Offer Price

FOR EACH OFFER SHARE: US$10.00 IN CASH

3.3	Offer Shares

The Offer is extended, on the same terms and conditions, to:-

(a)	all the issued PacNet shares, including those PacNet shares owned, controlled or agreed to be acquired by parties acting or deemed to be acting in concert with Connect in connection with this Offer (other than PacNet shares already owned by Connect); and

(b)	all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final expiration of this Offer, of any outstanding options (the Options) granted under the PacNet Share Option Plan.

For the purposes of the Offer, the expression “Offer Shares” shall include all such Shares.

3.4	No Encumbrances

Section 1.1 (page 21) of the Offer to Purchase states that the Offer Shares will be acquired fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as at the Pre-Conditional Offer Announcement Date, and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after 12 January 2007 (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2006).

3.5	Warranty

Section 1.6 (page 24) of the Offer to Purchase states that the Offeror will deem any tender of Shares pursuant to the Offer to constitute an unconditional and irrevocable warranty by the tendering Shareholder that it is acting on behalf of the beneficial owner of the tendered shares, and that the Offeror is purchasing the shares fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as at the Pre-Conditional Offer Announcement Date and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after 12 January 2007 (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2006)

3.6	Condition to the Offer

The section under the sub-heading “Minimum Tender Condition” within the section entitled “Special Factors” (pages 23 and 24) of the Offer to Purchase states, inter alia, that:

“The Minimum Tender Condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date). Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close unless this Condition is satisfied. “

The conditions of the Offer are set out in section 1.4 (pages 23 and 24) and section 15 (pages 39 and 40) of the Offer to Purchase.

3.7	Details of the Offer

A copy of each of the Offer Announcement and the Offer to Purchase is available on the website of the Securities and Exchange Commission at www.sec.gov.

4.	INFORMATION ON THE OFFEROR

The information on the Offeror is set out under the sub-heading “The Offeror – Connect” (page 12) within the section entitled “Special Factors” of the Offer to Purchase, which is reproduced below:

“Connect was incorporated in Bermuda on 22 June 2006 and is an investment holding company. Connect is a wholly-owned subsidiary of Connect International Limited (CIL), an investment holding company incorporated in Bermuda on 20 June 2006. CIL is, in turn, owned by a number of investment funds, namely:

•

Ashmore Global Special Situations Fund Limited, Ashmore Global Special Situations Fund 2 Limited, Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio, Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund, Ashmore Emerging Markets Debt Fund and Ashmore Emerging Markets Debt and Currency Fund Limited (together Ashmore);

•	Spinnaker Global Opportunity Fund Ltd, Spinnaker Global Emerging Markets Fund Ltd and Spinnaker Global Strategic Fund Ltd (together Spinnaker); and

•	Clearwater Undersea Cable Investments, LP (Clearwater).

Ashmore, Spinnaker and Clearwater (collectively Investors) are investment funds whose business is principally to invest in various products with the objective of securing favourable financial returns. The Investors have significant experience and expertise in special situation investments that involve public and private debt or equity. The Investors collectively have over US$30 billion of assets under management.

Connect owns 100% of Asia Netcom Corporation Limited (Asia Netcom) and all its group entities. Asia Netcom is an Asia-based telecommunications carrier whose principal business is the provision of telecommunications services, including dealing in telecommunications services and network capacity, submarine and/or terrestrial cable network telecommunications capacity, managed network services and internet protocol-based services. Asia Netcom operates an extensive telecommunications network infrastructure in the Asia Pacific region, including a privately-owned sub sea cable system, East Asia Crossing (EAC), as well as terrestrial backhauls and telehouses in key Asian markets. Leveraging these strategic assets, Asia Netcom provides a comprehensive portfolio of city-to-city connectivity, data communications and IP-based solutions and services to enterprise, ISP and carrier customers in Asia and the rest of the world. Asia Netcom is headquartered in Hong Kong with local offices in major Asian markets, the US and Europe. EAC is an end-to-end network designed to provide Asia-based and multinational corporations with seamless broadband, city-to-city connectivity through a combination of submarine cables, backhaul connections to landing sites, national terrestrial networks, metropolitan-area-networks and major equipment co-location facilities. EAC connects the major Asian business cities of China, Hong Kong, Japan, Korea, the Philippines, Singapore and Taiwan. The total length of the EAC system extends 19,800 kilometres.

Through a separate investment vehicle C2C Group Limited, the Investors own 100% of C2C Pte Ltd and all its group entities. The C2C group owns and operates a submarine cable network and provides telecommunications facilities and services. The C2C network consists of a 17,000 kilometre intra-Asian undersea cable ring connecting Japan, South Korea, China, Taiwan, Hong Kong, the Philippines and Singapore and direct connectivity to owned capacity on a trans-Pacific ring network between Japan and the USA.”

Further details of the Offeror can be found in Schedules A, B and C of the Offer to Purchase.

5.	RATIONALE FOR THE OFFER AND THE OFFEROR’S FUTURE PLANS FOR PACNET

The rationale for the offer and the Offeror’s future plans for PacNet is set out under the sub-heading “Reasons for and Purpose of this Offer; Connect’s Plans for PacNet” (pages 14 and 15) within the section “Special Factors” in the Offer to Purchase, which is reproduced below:

“We are focused on providing industry-leading telecommunications services across the Asia Pacific region.

We are making this Offer to pursue strategic synergies associated with combining the upstream1 assets of the Connect Group with PacNet’s downstream operations. PacNet will provide the Connect Group (as defined in Section 10) with the opportunity to expand its geographic reach in key Asian markets including India, Malaysia and Thailand and increase market share in the Connect Group’s existing markets including Australia, the Philippines, Hong Kong and Singapore. In addition, PacNet will allow the Connect Group to accelerate its entry into the corporate SME (small to medium sized enterprises) market segment which is experiencing significant demand growth for a broader set of telecommunications requirements. The integration of PacNet’s products and services with the Connect Group’s current suite of services will enable the Connect Group to meet substantially all of the voice and data requirements of any single corporate client. We therefore wish to acquire at least a majority stake in PacNet.

The purpose of this Offer is to acquire control of PacNet and depending on the level of acceptances, we intend, when circumstances permit, to delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. If this Offer is successful and the 90% Purchase Condition is satisfied, we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the Compulsory Acquisition) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet.

If this Offer is successful and we delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, we intend to nominate a number of new candidates to the board of directors of PacNet, subject to IDA approval.

We currently intend to retain the PacNet shares we acquire pursuant to the Offer and the Compulsory Acquisition (if applicable), but may in the future consider transfers or sales to related corporations or other third parties. Except as disclosed in this Offer to Purchase, the Connect Group has no current plans for participation by any third party in the Offer, however we may consider proposals by one or more third parties for them to participate in the Offer. Without limitation to the generality of the foregoing, participation by a third party may involve the transfer to the third party of any PacNet shares that we acquire pursuant to acceptances tendered under the Offer. A third party who participates in the Offer may be related or unrelated to Connect, or an entity in which Connect and another related or unrelated entity are co-investors. The participation by a third party in the Offer will be subject to applicable laws and regulations of the SIC and under U.S. federal securities laws. We will make an appropriate announcement should any definitive agreement be entered into between Connect and any third party in relation to such third party’s participation in the Offer.

Given the opportunity to make this Offer to acquire all the issued ordinary shares in PacNet, we did not consider any other alternative transaction structures.

Except as otherwise described in this Offer to Purchase, Connect has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, reorganization or liquidation involving PacNet; (ii) any purchase, sale or transfer of a material amount of assets of PacNet; (iii) major changes to be introduced in PacNet’s business, including the redeployment of fixed assets of PacNet; (iv) any material change in PacNet’s present dividend rate or policy, or PacNet’s indebtedness or capitalization; (v) any material change in the management of PacNet; (vi) any change in any material term of the employment contract of any executive officer or any material change to the employment of employees of PacNet; or (vii) any other material change in PacNet’s corporate structure or business. We expressly reserve our right to alter the composition of the PacNet board of directors, including the appointment of our nominees on the PacNet board, as well as to change our plans with respect to PacNet based on future developments.”

6.	INFORMATION ON PACNET

PacNet together with its subsidiaries and associated companies is an Internet communications service provider in the Asia Pacific region. PacNet was incorporated in Singapore on 28 March 1995 as Sembawang

Media Pte Ltd, and changed its name to Pacific Internet Pte Ltd on 17 March 1998. On 23 November 1998, it was converted to a public company and was listed on the NASDAQ on 5 February 1999.

PacNet is one of the leading Internet Service Providers of data, voice and video Internet services with established presence in Singapore, Hong Kong, China, the Philippines, Australia, India, Thailand and Malaysia.

7.	FINANCIAL ASSESSMENT OF THE OFFER

Please refer to our Summary of Supporting Analysis attached for the results of our financial assessment of the Offer.

8.	THIRD PARTY PROPOSALS

We have been informed by the Directors that, from the Announcement Date to the Latest Computation Date, no alternative formal offers for the Offer Shares have been received by the Company from a third party.

9.	LISTING AND COMPULSORY ACQUISITION

The intentions of the Offeror in relation to compulsory acquisition and de-listing are set out in Section 11 under the sub-heading “Compulsory Acquisition” (pages 37 and 38) of the Offer to Purchase, which is reproduced below:

“11. Compulsory Acquisition

Compulsory Acquisition. It is the intention of Connect to make PacNet its wholly owned subsidiary. It is not the intention of Connect to preserve the listing and registration status of PacNet, as long as circumstances permit. In this regard, Connect will exercise any rights of compulsory acquisition that Connect may have in connection with this Offer.

If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued voting shares, other than those already owned by us, our related corporations or respective nominees (the 90% Purchase Condition), we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the Compulsory Acquisition) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet.

If the 90% Purchase Condition is satisfied prior to the final Expiration Date, we intend to exercise our right for the Compulsory Acquisition shortly after the completion of this Offer. If the 90% Purchase Condition is satisfied after the final expiration of this Offer but within four months following the commencement of this Offer, we intend to exercise our right for the Compulsory Acquisition as soon as the 90% Purchase Condition is satisfied. The Compulsory Acquisition will take at least three months to complete assuming that no minority shareholder files an objection under Section 215 of the Singapore Companies Act with the Singapore courts to have the acquisition stopped on the basis that the proposed acquisition is unfair.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT AND THE APPLICABLE RULES UNDER THE SINGAPORE CODE.”

10.	CONCLUSION

In arriving at our opinion, we have considered the factors set out in our Summary of Supporting Analysis as attached. Our conclusions in respect of the factors considered are set out below:

(a)	Our liquidity/brokerage research analysis indicates that PacNet shares trade at significantly lower volumes and values when compared to the 10 most highly traded stocks on the Nasdaq (75.9% and 75.5% lower than the median of the 10 most highly traded stocks on the Nasdaq for volume and value traded, respectively). The trading data is, however, in line with trading data for Nasdaq-listed companies which have broadly similar market capitalization to that of PacNet. The analysis also shows that PacNet does not have any brokerage research coverage while its Peer Group is covered relatively well. Although, there are other significant factors that may impact liquidity of PacNet shares, the lack of analyst research would certainly be a key factor affecting the liquidity of the shares negatively.

(b)	Our historical share price analysis going back one year from the Pre-Conditional Offer Announcement Date shows that the share price of PacNet has been below the Offer Price. It closed above the Offer Price only on three separate occasions after the announcement of the Pre-Conditional Offer. The analysis further shows that the Offer Price is at a premium to the VWAP for all observation periods considered from 30 months before the Pre-Conditional Offer Announcement Date to the Latest Computation Date.

(c)	Based on our Peer Group Analysis, we note that PacNet’s adjusted EV/EBITDA multiple of 9.2 times (as implied by the Offer Price) is at a discount of 28.7% to the adjusted median multiple of all IP-based CSPs which is 12.9 times. The unadjusted EV/EBITDA multiple is at 12.1% discount to the median multiple of all IP-based CSPs. However, the adjusted EV/EBITDA multiple for IP-based CSPs companies with market capitalization of under US$250 million has a median of 7.0 times. PacNet’s adjusted EV/EBITDA multiple is at a premium of 31.4% to the median adjusted EV/EBITDA multiple of IP-based CSPs companies with market capitalization below US$250 million. We further note that PacNet’s adjusted EV/EBITDA multiple, as implied by the Offer Price, is at a discount of 55.3% and 28.1% to the median EV/EBITDA multiples of the IP-based CSPs from the US and Europe, respectively. The adjusted EV/EBITDA is at a premium of 12.2% to the median EV/EBITDA multiple of comparable companies in the Rest of the World, which are all based in Asia Pacific.

(d)	We note that PacNet’s implied unadjusted EV/EBITDA multiple of 10.9 times is at a discount of approximately 31.0% to the median implied EV/EBITDA multiple of IP-based CSPs Comparable Transactions. We note that all the transactions completed have involved target companies based in either Europe or in North America except for Sify Ltd, which is based in India. The EV/EBITDA multiple for the Sify transaction is not meaningful.

We further note that the implied unadjusted EV/EBITDA multiple is at a premium of approximately 29.8% and 60.3% to the implied EV/EBITDA multiples of the last two offers made by MediaRing Ltd since May 2006.

(e)	Based on our precedent tender offer analysis we note that PacNet’s tender offer premium for different observation periods up to 12 months preceding the Pre-Conditional Offer Announcement Date are generally lower than the mean and median offer premia for Nasdaq-listed entities. We believe that this is due to the fact that during this period PacNet has received 2 other offers which has kept the PacNet share price at or near the respective offer levels. The tender offer premium when compared to observation periods going beyond 12 months (e.g. from 18 months to 30 months) indicate that the Offer Price is in line with tender offer premia of Nasdaq-listed entities.

Besides the above analysis, we have also held discussions with the Management regarding their business plans which included country-wise profit and loss projections for up to FY2010. We analyzed the projections and carried out sensitivity analyses on the projections.

After having carefully considered the information available to us as of, and based upon the monetary, industry, market, economic and other relevant conditions subsisting on the Latest Computation Date and based on the factors above, we are of the opinion that, from a financial point of view, the financial terms of the Offer are fair.

In rendering the above opinion, we have not taken into consideration the specific investment objectives, financial situation, tax position or unique needs and constraints of any individual Shareholder. Accordingly, any individual Shareholder who may require specific advice in relation to his investment portfolio including his investment in the Company should consult his stockbroker, bank manager, solicitor, accountant, tax adviser, or other professional adviser immediately.

This opinion is governed by, and construed in accordance with, the laws of Singapore, and is strictly limited to the matters stated herein and does not apply by implication to any other matter.

Yours faithfully

For and on behalf of

KPMG Corporate Finance Pte Ltd

Vishal Sharma	Maria Rowena Reyes
Executive Director	Associate Director

APPENDIX I

ADDITIONAL GENERAL INFORMATION

1.	DIRECTORS

The names, addresses and appointments of the Directors as at the Latest Practicable Date are set out below:

Name	Address	Appointment
Sajjad Ahmad Akhtar	61 Grange Road #04-01, Singapore 249570	Independent Director

Stephen William Berger	18 Andersen Road #16-01, Singapore 259977	Independent Director

Dr Neil Robert Jones	17A Nassim Road #04-05, Singapore 258392	Independent Director

Koh Boon Hwee	27 Queen Astrid Park, Singapore 266832	Director

Phey Teck Moh	119 Sunrise Way, Singapore 806230	President & Chief Executive Officer/Director

Steven Barry Simpson	72 Cairnhill Road, Singapore 229677	Director

James Tan Meng Dong	11 Boon Teck Road #07-02, Singapore 329585	Director

Zhang Yun	4 Ardmore Park #12-01, Singapore 259960	Director

2.	HISTORY AND BUSINESS

PacNet, together with its subsidiaries and associated companies, is a telco-independent Internet communications service provider in the Asia Pacific region. PacNet was incorporated in Singapore on 28 March 1995 as Sembawang Media Pte Ltd, and changed its name to Pacific Internet Pte Ltd on 17 March 1998. On 23 November 1998, it was converted to a public company and was listed on NASDAQ on 5 February 1999.

PacNet is one of the leading Internet Service Providers of data, voice and video Internet services with established presence in Singapore, Hong Kong, China, the Philippines, Australia, India, Thailand and Malaysia.

As at the Latest Practicable Date, PacNet has an issued and paid-up share capital of S$114,717,690.09 comprising of 13,844,164 PacNet Shares.

Based on PacNet’s audited consolidated financial statements for FY2006, the audited consolidated net asset value of PacNet was approximately US$70.9 million as at 31 December 2006 and its audited consolidated earnings amounted to approximately US$3.8 million for FY2006. As at 31 December 2006, options to subscribe for 591,436 new PacNet Shares were issued and outstanding, which were held by key management. These options were granted under the PacNet Share Option Plan, subject to continued employment. As a result of the general offer made by MediaRing Ltd on 12 May 2006, all the then outstanding Options fully vested and became immediately exercisable.

3.	SHARE CAPITAL

PacNet has only one class of ordinary shares. As at the Latest Practicable Date, PacNet has an issued and paid-up share capital of S$114,717,690.09 comprising of 13,844,164 PacNet Shares.

The rights of Shareholders in respect of capital, dividends and voting are contained in the Articles. The provisions in the Articles relating to the rights of Shareholders in respect of capital, dividends and voting are as follows:

“SHARES

6.	Save as provided by Section 161 of the Act, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to the provisions of these Articles, the Directors may allot or grant options over or otherwise dispose of the same to such persons on such terms and conditions as the Directors may deem fit.

7.	Without prejudice to any special rights or privileges attached to any then existing shares in the capital of the Company, any new shares may be issued upon such terms and conditions, and with such rights and privileges attached thereto, as the Company by Ordinary Resolution may direct, or, if no such direction be given, as the Directors shall determine, and in particular such shares may be issued with preferential, qualified or deferred right to dividends and in the distribution of assets of the Company, and with a special or restricted right of voting, and any preference share may be issued on the terms that it is, or at the option of the Company is to be liable to be redeemed.

9.	No part of the funds of the Company shall, directly or indirectly, be employed in the purchase of or subscription for or loans upon the security of any shares in the Company. The Company shall not give any financial assistance for the purpose of or in connection with the purchase of or subscription for any shares in the Company or its holding company, if any. Nothing in this Article shall prohibit transactions mentioned in Sections 76(8), 76(9) and 76(10) of the Act.

10.

Where any shares are issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of any plant which cannot be made profitable for a lengthened period, the Company may pay interest on so much of that share capital as is for the time being paid up for the period and subject to the conditions and restrictions mentioned in Section 78 of the Act and may changed the same to capital as part of the cost of the construction of the works or building or the provision of the plant.

11.

Except as required by law no person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound in any way to recognized (even when having notice thereof) any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share, or (except only as by these Articles or by law otherwise provided) any other right in respect of any share, except an absolute right to the entirety thereof in the registered holder.

SHARE CERTIFICATE

15. (a)	No shareholder shall be entitled to receive any dividend or to be present or vote at any meeting or upon a poll, or to exercise any privilege as a Member until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).

(b)	No person shall be recognised by the Company as having title to a fractional part of a share or otherwise than as the sole or a joint holder of the entirety of such share.

LIEN ON SHARES

17.	The Company shall have a first and paramount lien and charges on all the shares not fully paid up registered in the name of a Member (whether solely or jointly with others) for all moneys due to the Company from him or his estate either alone or jointly with any other person, whether a Member or not, and whether such moneys are presently payable or not The Company’s lien (if any) on a share shall extend to all dividends payable thereon. The Directors may waive any lien which has arisen and may resolve that any share for some limited period be exempted wholly or partially from the provisions of this Article.

18.	For the purpose of enforcing such lien the Directors may sell all or any of the shares subject thereto in such manner as they think fit, but no sale shall be made until such time as the moneys are presently payable and until a notice in writing stating the amount due and demanding payment and giving notice of intention to sell in default, shall have been served in such a manner as the Directors shall think fit on such Member or the person (if any) entitled by transmission to the shares, and default in payment shall have been made by him or them for seven days after such notice.

19.	The net proceeds of any such sale after payment of the costs of such sale shall be applied in or towards satisfaction of the amount due and the residue (if any) shall be paid to the Members or the person (if any) entitled by transmission to the shares; Provided Always That the Company shall be entitled to a lien upon such residue in respect of any money due to the Company but not presently payable like to that which it had upon the shares immediately before the sale thereof.

CALLS ON SHARES

21.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares or on any class of their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times; and each Member shall (subject to his having been given at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be made payable by instalments. A call may be revoked or postponed as the Directors may determine. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

22.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If before or on the day appointed for payment thereof a call payable in respect of a share is not paid, the person from whom the amount of the call is due shall pay interest on such amount at the rate of five per cent (5%) per annum from the day appointed for payment thereof to the time of actual payment, and shall also pay all costs, charges and expenses which the Company may have incurred or become liable for in order to procure payment of or in consequence of the non-payment of such call or instalment, but the Directors shall be at liberty to waive payment of such interest, costs, charges and expenses wholly or in part.

24.	Any sum which by the terms of issue of a share is made payable upon allotment or at any fixed date whether on account of the nominal value of the share or by way of premium and any installment of a call shall for all purposes of these Articles be deemed to be a call duly made and payable on the date fixed for payment and in the case of non-payment the provisions of these Articles as to payment of interest and expenses, forfeiture and the like and all other relevant provisions of the Statutes or of these Articles shall apply as if such sum were a call duly made and notified as hereby provided.

25.	No member shall be entitled to receive any dividend or vote at any meeting or upon a poll, until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person together with interest and expenses (if any).

26.	The Directors may from time to time make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and in the time of payment of such calls.

27.	The Directors may if they think fit receive from any shareholder willing to advance the same all or any part of the moneys due upon his shares beyond the sums actually called up thereon and upon all or any of the moneys so advanced the Directors may (until the same would but for such advance become presently payable) pay or allow such interest as may be agreed upon between them and such shareholder in addition to the dividend payable upon such part of the share in respect of which such advance has been made as is actually called up. Except in liquidation, sums paid in advance of calls shall not, until the same would but for such advance have become payable, be treated as paid up on the shares in respect of which they have been paid.

RESTRICTION ON TRANSFER OF SHARES

28.	Subject to these Articles any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve.

29.	The instrument of transfer of a share shall be signed both by the transferor and by the transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof; Provided Always That the Directors may dispense with the execution of the instrument of transfer by the transferee in any case in which they think fit in their discretion so to do. Shares of different classes shall not be comprised in the same instrument of transfer.

30.	All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors’ may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.

31.	No share shall in any circumstances be transferred to any bankrupt or person of unsound mind.

32.	The Directors may, in their absolute discretion decline to register any transfer of shares upon which the Company has a lien and in the case of shares not fully paid up may refuse to register a transfer to a transferee of whom they do not approve; Provided always that in the event of the Directors refusing to register a transfer of shares, they shall within one month beginning with the day on which the application for a transfer of shares was made, serve a notice in writing to the applicant stating the facts which are considered to justify the refusal as required by the Act.

TRANSMISSION OF SHARES

36.

In the case of the death of a Member, the survivors or survivor where the deceased was a joint holder; and the legal personal representatives of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his shares, but nothing herein contained shall release the estate of a deceased holder from any liability in respect of any share solely or jointly held by him.

37.	Any person becoming entitled to a share in consequences of the death or bankruptcy of a Member shall upon producing such evidence of his title as the Directors may require, have the right either to be registered himself as the holder of the share or to make such transfer thereof as the deceased or bankrupt Member could have made, but the Directors shall in either case have the same right to refuse or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt Member before the death or bankruptcy.

38.	A person becoming entitled to a share in consequence of the death or bankruptcy of any Member shall have the right to receive and give a discharge for any dividends or other moneys payable In respect of the share, but he shall have no right to receive notice of or to attend or vote at meetings of the Company, or (save as aforesaid) to any of the rights or privileges of a Member in respect of the share, unless and until he shall be registered as the holder thereof; Provided Always That the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends or other moneys payable in respect of the share until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

39. (1)	If a Member fails to pay the whole or any part of any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest and expenses which may have accrued by reason of such non-payment.

(2)	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made. It shall also name the place where payment is to be made and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

40.	If the requirements of any such notice as aforesaid are not complied with any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

41.	A forfeiture of shares shall include all dividends in respect of the shares not actually paid before the forfeiture notwithstanding that they shall have been declared. The Directors may accept a surrender of any share liable to be forfeited hereunder.

42. (1)	A forfeited or surrendered share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

(2)	The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in the reference to the forfeiture, sale or disposal of the share.

43.	A person whose shares have been forfeited or surrendered shall cease to be a Member in respect of such shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of shares with interest thereon at eight per cent per annum (or such lower rate as the Directors may determine) from the date of forfeiture or surrender until payment and the Directors may at their absolute discretion enforce payment without any allowance for the value of the shares at that time of forfeiture or surrender or waive payment in whole or in part; but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

44.	Notice of any forfeiture shall be given to the holder of the share forfeited or to the person entitled by transmission to the share forfeited as the case may be. An entry of the forfeiture with the date thereof shall be made in the Register of Members opposite to the share. The provisions of this Article are directory only, and no forfeiture shall be in any manner invalidated by any omission to give such notice or to make such entry as aforesaid.

45.	A statutory declaration in writing that the declarant is a Director or the Secretary of the Company and that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

CONVERSION OF SHARES INTO STOCK

46.	The Company in general meeting may convert any paid-up shares into stock and may from time to time reconvert such stock into paid-up shares of any denomination.

47.	When any shares have been converted into stock the several holders of such stock may transfer their respective interests therein or any part of such interests in such manner as the Company in general meeting shall direct, but in default of any such direction then in the same manner and subject to the same regulations as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances will admit. But the Directors may if they think fit from time to time fix the minimum amount of stock transferable; Provided Always That such minimum shall not exceed the nominal amount of the shares from which the stock arose.

48.	The several holders of stock shall be entitled to participate in the dividends and profits of the Company according to the amount of their respective interests in such stock and such interests shall, in proportion to the amount thereof, confer on the holders thereof respectively the same privileges and advantages for the purpose of voting at meetings of the Company and for other purposes as if they held the shares from which the stock arose, but so that none of such privileges or advantages, except the participation in the dividends, profits and assets of the Company, shall be conferred by any such aliquot part of consolidated stock as would not, if existing in shares, have conferred such privileges or advantages.

INCREASE OF CAPITAL

50.

The Company may from time to time by Ordinary Resolution, whether all the shares for the time being authorised shall have been issued or all the shares for the time being issued shall have been fully called up or not increase its capital by the creation and issue of new shares, such aggregate increase to be of such amount and to be divided into shares of such respective amounts as the Company by the resolution authorising such increase directs. The new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct, and if no direction be given as the Directors shall determine, and in particular, such new shares may be issued with a preferential or qualified right to dividends and in the distribution of the assets of the Company and with a special or restricted right of voting.

51.	Subject to the other provisions of these Articles any shares created by any increase in capital as aforesaid shall be at the disposal of the Directors who may allot; grant options over or otherwise dispose of them to such persons at such times and for such consideration and upon such terms and conditions as the Directors may determine.

52.	Subject to any directions that may be given in accordance with the powers contained in the Memorandum of Association or these Articles, any capital raised by the creation of new shares shall be considered as part of the original capital and as consisting of ordinary shares and shall be subject to the same provisions with reference to the payment of calls, transfer, transmission, forfeiture, lien and otherwise as if it had been part of the original capital.

ALTERATIONS OF CAPITAL

53. (1)	The Company may by Ordinary Resolution:

(a)	consolidate and divide its capital into shares of larger amount than its existing shares; or

(b)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled; or

(c)	by subdivision of its existing shares or any of them divide its capital or any part thereof into shares of smaller amount than is fixed by its Memorandum of Association and so that as between the holders of the resulting shares one or more of such shares may by the resolution by which the subdivision is effected be given any preference or advantage as regards dividend, capital, voting or otherwise over the others or any other of such shares.

(2)	The Company may by Special Resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with and subject to any incident authorised and consent required by law.

(3)	Anything done in pursuance of this Article shall be done in manner provided and subject to any conditions imposed by the Statutes or so far as they shall not be applicable in accordance with the terms of the resolution authorising the same or, so far as such resolution shall not be applicable, in such manner as the Directors deem most expedient.

MODIFICATION OF CLASS RIGHTS

54.

Subject to the provisions of Section 74 of the Act, all or any of the special rights or privileges attached to any class of shares in the capital of the Company for the time being may, at any time, as well before as during liquidation, be modified, varied, altered or abrogated, either with the consent in writing of the holders of not less than three-fourths of the issued shares of the class, or with the sanction of Special Resolution passed at a separate general meeting of the holders of shares of the class, and all the provisions contained in these Articles relating to the general meetings shall mutatis motandis apply to every such meeting, but so that the quorum thereof shall be not less than two persons personally present and holding or representing by proxy one-third of the issued shares of the class, and that any holder of shares of the class, present in person or by proxy, shall on a poll be entitled to one vote for each share of the class held by him. The Directors shall comply with the provisions of Section 186 of the Act as to forwarding a copy of any such consent or resolution to the Registrar of Companies.

VOTES OF MEMBERS

71.	Subject to any special right or restriction for the time being attaching to any special class of shares in the capital of the Company, every Member shall have one vote for every share held by him.

72.	If any Member be a lunatic, idiot or non compos mentis he may vote by his committee, curator bones or other legal curator and such last mentioned persons may give their votes by proxy but no person claiming to vote pursuant to this Article shall do so unless such evidence as the Directors may require of his authority shall have been deposited at the Office not less than forty-eight hours before the time for holding the meeting at which he wishes to vote.

73.	If two or more persons are jointly entitled to a share then in voting upon any question, the vote of a senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

74.	Save as herein expressly provided, no person other than a Member duly registered and who shall have paid everything for the time being due from him and payable to the Company in respect of his shares shall be entitled to be present or to vote on any question, either personally or by proxy at any general meeting.

75.	Votes may be given either personally or by proxy attorney or representative. A proxy need not be a Member of the Company.

76.	A Member may appoint more than two proxies to attend and vote at the same General Meeting. In any case where a form of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the form of proxy.

77.	Any corporation which is a Member of the Company may, by resolution of its directors, authorize any person to act as its representative at any meetings of the Company; and such representative shall be entitled to exercise the same powers on behalf of the company which he represents as if he had been an individual shareholder and such corporation shall be deemed to be present in person at any such meeting if a person so authorized is present thereat.

78.	An Instrument appointing a proxy shall be in any usual or common form or in any other form which the Directors shall approve.

79. (1)	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing or, if the appointer is a corporation, either under seal or in some other manner approved by the Directors.

(2)	The Directors may, but shall not be bound to, require evidence of the authority of any such attorney or officer.

80.

The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of such power or authority shall be deposited at the Office or at such other place within the Republic of Singapore as is specified for that purpose in the notice convening the meeting at least forty-eight hours before the time appointed for holding the meeting or adjourned meeting as the case may be; otherwise the person so named shall not be entitled to vote in respect thereof.

81. (1)	The instrument appointing a proxy shall be deemed to confer authority generally to act at the meeting for the Member giving the proxy

(2)	Where it is desired to afford Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit:

PACIFIC INTERNET LIMITED

I/We,

of

being a Member/Members of the abovenamed company,

hereby appoint

of

for failing him,

of

as my/our proxy to vote for me/us on my/our behalf at the [annual or extraordinary, as the case may be] general meeting of the Company, to be held on the day of 19 , and at any adjournment thereof.

Signed this day of 19

*in favour of
This form is to be used	against	the resolution.

*Strike out whichever is not desired. (Unless otherwise instructed, the proxy may vote as he thinks   fit.)

82.	Unless otherwise directed by the Chairman, a vote given in accordance with the terms of an instrument of proxy shall be treated as valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given; Provided Always That no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the proxy is used.

DIVIDENDS AND RESERVE

120.	Subject to any right or privileges for the time being attached to any shares in the capital of the Company having preferential, deferred or other special rights in regard to dividends, the profits of the Company which it shall from time to time be determined to distribute by way of dividend shall be applied in payment of dividends upon the shares of the Company in proportion to the amounts paid up thereon respectively otherwise than in advance of calls.

121.

The Directors may before recommending any dividend set aside out of the profits of the Company such sum or sums as they think proper as a reserve fund which shall at the discretion of the Directors be applicable for meeting contingencies, for the gradual liquidation of any debt or liability of the Company or for repairing or maintaining any works connected with the business of the Company or shall be as to the whole or in part applicable for special dividends or for equalising dividends or for distribution by way of special dividend or bonus on such terms and in such manner as the Directors shall from time to time determine and the Directors may divide the reserve fund into separate funds for special purposes and may invest the sums from time to time carried to the credit of such fund or funds upon such securities (other than the share of the Company) as they may select. The Directors may also without placing the same to reserve carry forward any profits which they may think it not prudent to divide.

122.	The Directors may, with the sanction of a general meeting, from time to time declare dividends, but no such dividend shall (except as by the Statutes expressly authorised) be payable otherwise than out of the profits of the Company. No higher dividend shall be paid than is recommended by the Directors and a declaration by the Directors as to the amount of the profits at any time available for dividends shall be conclusive. The Directors may, if they think fit, and if in their opinion the position of the Company justifies such payment, without any such sanction as aforesaid, from time to time declare and pay an interim dividend, or pay any preferential dividend on shares issued upon the terms that the preferential dividends thereon shall be payable on fixed dates.

123.	With the sanction of a general meeting, dividends may be paid wholly or in part in specie, and may be satisfied in whole or in part by the distribution amongst the Members in accordance with their rights of fully paid shares, stock or debentures of any other company, or of any other property suitable for distribution as aforesaid. The Directors shall have full liberty to make all such valuations, adjustments and arrangements, and to issue all such certificates or documents of title as may in their opinion be necessary or expedient with a view to facilitating the equitable distribution amongst the Members of the dividends or portions of dividends to be satisfied or to give them the benefit of their proper shares and interests in the property, and no valuation, adjustment or arrangement so made shall be questioned by any Member.

CAPITALISATION OF PROFITS AND RESERVES

124. (1)	The Company in general meeting may, upon the recommendation of the Directors, resolve that it is desirable to capitalize any part of the amount for the time being standing to the credit of the Company’s reserve funds or to the credit of the profit and loss account or otherwise available for distribution; and accordingly that such sum be set free for the distribution amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted and distributed credited as fully paid up to and amongst such Members or their nominees in the proportion aforesaid or partly in the one way and partly in the other and the Directors shall give effect to such resolution; Provided Always That a capital redemption reserve fund may, for the purpose of this Article, only be applied in the paying up of unissued shares to be issued to Members as fully paid bonus shares.

(2)

Whenever such resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the amounts resolved to be capitalized thereby and all allotments and issued of fully paid shares or debentures if any, and generally shaII do all acts and things required to give effect thereto with full power to the Directors to make such provision for the satisfaction of the right of any Member under such resolution to a fractional part of a share by the issue of fractional certificates or by payment in cash or otherwise as they think fit and also to authorize any person to enter on behalf of the Members entitled thereto or their nominees into an agreement with the Company providing for the allotment to them respectively credited as fully paid up of any further shares to which they may be entitled upon such capitalization; and any agreement made under such authority shall be effective and binding on all such Members and their nominees.

125.	The Directors may deduct from any dividend or other moneys payable in respect of any share held by a Member, either alone or jointly with any other Member, all such sums of money (if any) as may be due and payable by him either alone or jointly with any other person to the Company on account of calls or otherwise.

126.	A transfer of a share shall not pass the right to any dividend declared in respect thereof before the transfer has been registered.

127.	Any dividend, instalment of dividend or interest in respect of any share may be paid by cheque or warrant payable to the order of the Member entitled thereto, or (in the case of joint holders) of that Member whose name stands first on the Register of Members in respect of the joint holding. Every such cheque or warrant shall (unless otherwise directed) be sent by post to the last registered address of the Member entitled thereto, and the receipt of the person whose name appears on the Register of Members as the owner of any share, or in the case of joint holders, of any one of such holders, or of his or their agent duly appointed in writing, shall be a good discharge to the Company for all dividends or other payments made in respect of such share. Every such cheque of warrant shall be sent at the risk of the person entitled to the money represented thereby.

128.	No unpaid dividend or interest shall bear interest as against the Company.”

48,684 new PacNet Shares have been issued since the end of the last financial year up to the Latest Practicable Date.

The PacNet Shares are quoted and listed on the NASDAQ.

As at the Latest Practicable Date, there were outstanding Options to subscribe for 514,580 new PacNet Shares, granted to employees of the Company and the Company’s subsidiaries under the PacNet Share Option Plan. The particulars of the Options as at the Latest Practicable Date are as follows:

	Grant Date	Exercise till (Date)	Option Price		Offered	Accepted	Cumulative Exercised	Outstanding
1999 (5th Tranche)	18 Aug 2003	17 Aug 2008	S$	11.22	821,000	707,800	281,810	57,000
1999 (6th Tranche)	25 Mar 2004	24 Mar 2009	S$	16.92	781,000	766,000	0	300,500
1999 (7th Tranche)	7 Nov 2005	6 Nov 2010	S$	10.69	279,100	279,100	99,910	157,080

					1,881,100	1,752,900	381,720	514,580

As a result of the general offer made by MediaRing Ltd on 12 May 2006, all the then outstanding Options fully vested and became immediately exercisable.

4.	DISCLOSURE OF INTERESTS

4.1	Shareholdings

(a)	PacNet does not have any direct or deemed interest in the shares or convertible securities of the Offeror as at the Latest Practicable Date.

(b)	PacNet has not dealt for value in the shares or convertible securities of the Offeror during the period commencing three months prior to 12 January 2007, being the date of the Pre-Conditional Offer Announcement, and ending on the Latest Practicable Date.

(c)	Save as disclosed in Section 8.3 of this Circular, none of the Directors has any direct or deemed interest in the PacNet Shares or convertible securities of PacNet as at the Latest Practicable Date.

(d)	Save as disclosed in Section 8.4 of this Circular, none of the Directors has dealt for value in the PacNet Shares during the period commencing three months prior to 12 January 2007, being the date of the Pre-Conditional Offer Announcement, and ending on the Latest Practicable Date.

(e)	The Company, after due inquiry, is not aware that any of the Company’s subsidiaries, executive officers or affiliates has dealt for value in the PacNet Shares during the period commencing 60 days prior to the date of this Circular.

(f)	None of the Directors has any direct or deemed interest in the shares or convertible securities of the Offeror as at the Latest Practicable Date.

(g)	None of the Directors has dealt for value in the shares or convertible securities of the Offeror during the period commencing three months prior to 12 January 2007, being the date of the Pre-Conditional Offer Announcement, and ending on the Latest Practicable Date.

(h)	Neither KPMG Corporate Finance or funds whose investments are managed by KPMG Corporate Finance on a discretionary basis, owns or controls any PacNet Shares as at the Latest Practicable Date.

(i)	Neither KPMG Corporate Finance or funds whose investments are managed by KPMG Corporate Finance on a discretionary basis, has dealt for value in the PacNet Shares during the period commencing three months prior to 12 January 2007, being the date of the Pre-Conditional Offer Announcement, and ending on the Latest Practicable Date.

(j)	Neither KPMG Corporate Finance or funds whose investments are managed by KPMG Corporate Finance on a discretionary basis, owns or controls any shares or convertible securities in the Offeror as at the Latest Practicable Date.

(k)	Neither KPMG Corporate Finance or funds whose investments are managed by KPMG Corporate Finance on a discretionary basis, has dealt for value in the shares or convertible securities of the Offeror during the period commencing three months prior to 12 January 2007, being the date of the Pre-Conditional Offer Announcement, and ending on the Latest Practicable Date.

4.2	Other Disclosures

(a)	Save as disclosed below, there are no service contracts between any of the Directors or proposed directors with the Company or its subsidiaries which have more than 12 months to run and which are not terminable by the employing company within the next 12 months without paying any compensation. Save as disclosed below, there are no such contracts entered into or amended during the period commencing six months prior to 12 January 2007, being the date of the Pre-Conditional Offer Announcement, and the Latest Practicable Date.

Mr Phey Teck Moh has a service contract dated 15 November 2005 with the Company in respect of his appointment as President, Chief Executive Officer and Director of the Company.

Under the service contract, Mr Phey is also entitled to (i) participate in stock option or other incentive programs available to officers or employees of the Company, pursuant to which he has received an initial grant (“Initial Option Grant”) of 58,650 Options as also disclosed in Section 8.4 of this Circular; and (ii) subject to approval by the Company’s Board and Shareholders at the next Annual General Meeting of the Company, shares of restricted common stock of the Company (“Restricted Stock Grant”) in the equivalent of S$350,000 in shares, or if approval is not obtained, the equivalent in a substitute incentive plan to be provided.

On 16 November 2006, Mr Phey Teck Moh and the Company entered into a Deed of Addendum (“Deed”) to his service contract whereby in lieu of Mr Phey Teck Moh being granted the Restricted Stock Grant as originally contemplated in his service contract, he would instead be issued PacNet Shares of a number equivalent to S$350,000 at a grant price of S$9.38 per PacNet Share to be issued over a period of 4 years commencing from 2007 subject to there always being a valid shareholders mandate in force at the relevant time. Mr Phey Teck Moh will be issued 9,328 PacNet Shares per annum for the 3 years, 2007 to 2009 and 9,329 PacNet Shares in 2010.

The service contract may be terminated by three months’ notice or salary in lieu of notice. In the event of such termination within the first 18 months of 16 January 2006, being the commencement date of his employment with the Company, (“Commencement Date” and “Vesting Commencement Date”) other than for cause or by reason of a Change of Control (as defined in his service contract), under the Deed, Mr Phey Teck Moh will receive 100% of such number of PacNet Shares to be issued to him on the next anniversary of the date of grant set out in the Deed and a cash compensation of an aggregate of S$369,000 comprising an ex-gratia payment and salary in lieu of notice.

In the event of a Change of Control (as defined in his service contract) and Mr Phey Teck Moh’s service is terminated within the first 18 months of the Commencement Date, Mr Phey Teck Moh will be entitled to 100% of the total number of PacNet Shares to be issued to him as set out in the Deed and an ex-gratia payment of S$480,000. If the Change of Control occurs at any time after the first 18 months of the Commencement Date, Mr Phey Teck Moh will be entitled to 100% of the total number of PacNet Shares to be issued to him as set out in the Deed and an ex-gratia payment of S$120,000.

In the event the Offer is successful, this will constitute a “Change of Control” event under his service contract.

(b)	Save as disclosed above in Section 4.2(a) of this Circular, it is not proposed that any payment or other benefit shall be made or given to any Director or director of any other corporation which is by virtue of Section 6 of the Act deemed to be related to the Company, as compensation for loss of office or otherwise in connection with the Offer.

(c)	Save as disclosed above in Section 4.2(a) of this Circular, the Company, after due inquiry, is not aware that there are any agreements or arrangements made between any Director and any other person in connection with or conditional upon the outcome of the Offer.

(d)	None of the Company’s subsidiaries or, to the extent that the Company, after due inquiry, is aware that its Directors, officers or affiliates has a material personal interest, whether direct or indirect, in any material contract entered into by the Offeror.

5.	MATERIAL CONTRACTS WITH INTERESTED PERSONS*

Neither the Company nor any of its subsidiaries has entered into material contracts (other than those entered into in the ordinary course of business) with persons who are Interested Persons within the three years preceding the Latest Practicable Date.

* As defined in the Note on Rule 23.12 of the Singapore Code, an Interested Person is:

(a)	a director, chief executive officer or substantial shareholder of the Company;

(b)	the immediate family of a director, the chief executive officer or a substantial shareholder (being an individual) of the Company;

(c)	the trustees, acting in their capacity as such trustees, of any trust of which a director, the chief executive officer or a substantial shareholder (being an individual) and his immediate family is a beneficiary;

(d)	any company in which a director, the chief executive officer or a substantial shareholder (being an individual) together and his immediate family together (directly or indirectly) have an interest of 30% or more;

(e)	any company that is the subsidiary, holding company or fellow subsidiary of the substantial shareholder (being a company); or

(f)	any company in which a substantial shareholder (being a company) and any of the companies listed in (e) above together (directly or indirectly) have an interest of 30% or more.

6.	MATERIAL LITIGATION

Save as disclosed below, as at the Latest Practicable Date, none of the Company and its subsidiaries is engaged in any material litigation, either as plaintiff or defendant, which might materially and adversely affect the financial position of the Company or the Company and its subsidiaries, taken as a whole.

On 6 December 2001, a class action lawsuit (“IPO Allocation Suit”) was instituted in the United States District Court for the Southern District of New York against the Company and several of the Company’s former directors and officers as well as against the underwriters who handled the Company’s 5 February 1999 initial public offering (“IPO”). The complaint filed with respect to the IPO Allocation Suit alleges violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 and is based primarily on the assertion that there were undisclosed commissions received by the underwriter defendants and agreements or arrangements entered into by the underwriters for additional purchases of the Company’s securities in the aftermarket by selected investors at pre-determined prices. The action seeks damages in an unspecified amount. In April 2002, an amended complaint was filed against the Company. The amended complaint included, amongst others, allegations of price-manipulation in the Company’s IPO as well as its second offering conducted in May 1999.

The Company has been advised by its US counsel that similar class action suits have been filed against about 300 other companies that went public between 1998 and 2001 and that all such cases have been consolidated before a single judge for case management purposes. On 15 July 2002, the Company and the individual defendants, along with the other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On 19 February 2003, the Court denied the motion to dismiss as to all claims brought against the Company and the individual defendants, except for claims brought against the individual defendants under Section 10(b) of the Exchange Act, which were dismissed.

On 30 July 2003, the Litigation Committee of the Board of Directors of the Company approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against the Company with prejudice in return for the assignment by the Company of claims that the Company might have against its underwriters. No payment to the plaintiffs by the Company was required under the MOU. After further negotiations, the essential terms of the MOU were formalized in a Stipulation and Agreement of Settlement (“Settlement”), which has been executed on behalf of the Company. The settling parties presented the Settlement papers to the Court on 14 June 2004 and filed briefs formally seeking preliminary approval of the proposed Settlement on 25 June 2004. The underwriter defendants, who are not parties to the proposed Settlement, filed a brief objecting to the Settlement’s terms on 14 July 2004.

On 15 February 2005, the Court granted preliminary approval of the Settlement conditioned on agreement by the parties to narrow one of a number of provisions in the Settlement intended to protect the issuers against possible future claims by the underwriters. The Litigation Committee of the Board of Directors of the Company re-approved the Settlement with the proposed modifications that were outlined by the Court in its 15 February 2005 Order granting preliminary approval. Approval of any settlement involves a three step process in the district court: (i) a preliminary approval, (ii) determination of the appropriate notice of the settlement to be provided to the settlement class, and (iii) a final fairness hearing.

On 31 August 2005, the Court issued a preliminary order approving the modifications to the Settlement and certifying the settlement classes. The Court also set a deadline of 15 January 2006 for mailing of the class notice, publication of the advertisements in various U.S. newspapers. The class members had until 24 March 2006 to exclude themselves from the settlement and to file objections or comments on the settlement. Those who elected to exclude themselves from the settlement may initiate their own claims against the issuer defendants. Of the approximately 17 million class members, an estimated 1,093 sought exclusion from the proposed Settlement and 150 filed objections.

As part of the Settlement, the settling issuers were required to assign to the plaintiffs certain claims they had against their underwriters (“Assigned Claims”). To preserve these claims while the proposed Settlement was pending the Court’s final approval, the settling issuers sought tolling agreements from the underwriters. In the event that an underwriting defendant would not enter a tolling agreement, under the terms of the proposed Settlement agreement, the settling issuer conditionally assigned the claims to a litigation trustee. Before the expiration of any relevant statutes of limitations, the litigation trustee filed lawsuits against the various issuers’ respective underwriters alleging the Assigned Claims. One of the Company’s underwriters refused to enter into a tolling agreement. Accordingly, the Company conditionally assigned claims against that underwriter and the litigation trustee filed a lawsuit to preserve those claims. On 24 February 2006, the Court dismissed, with prejudice, the Assigned Claims brought by the litigation trustee against the underwriters on statute of limitations grounds. The plaintiffs have appealed the Court’s decision. Because the Assigned Claims were part of the consideration contemplated under the Settlement, it is unclear how the Court’s recent decision will impact the Settlement and the Court’s final approval of it.

On 24 April 2006, the Court held a hearing in connection with a motion for final approval of the proposed Settlement. The Court did not rule on the fairness of the Settlement at the hearing. Despite the preliminary approval of the Settlement, there can be no assurance that the Court will provide final approval of the Settlement.

The proposed Settlement does not resolve the claims that the plaintiffs have against the underwriter defendants and the litigation between those parties is proceeding and discovery has commenced. The parties are also in the midst of class certification issues. Due to the large number of cases consolidated into the IPO litigation, the Court, as a case management device, ordered the plaintiffs and underwriters to select from the approximately 300 consolidated cases “focus cases” intended to present a representative sample of parties and issues. Six focus cases were chosen for the class certification stage. On 13 October 2004, the Court certified classes in each of the six class certification focus cases. The underwriter defendants appealed that decision to the United States Court of Appeals for the Second Circuit. On 5 December 2006, the Court of Appeals issued its opinion, reversing the District Court’s order granting class certification. The Court of Appeals also found that the plaintiffs in those cases cannot satisfy certain elements required for class actions. Plaintiffs filed a petition for rehearing and rehearing en banc of the Second Circuit’s decision, which the appellate court denied on 6 April 2007. The District Court had ordered a stay of all proceedings, including consideration of the proposed settlement, pending a decision from the Court of Appeals regarding plaintiff’s petition. Now that the Court of Appeals has denied plaintiffs’ petition, it is uncertain how the case will proceed, although the District Court has kept the stay in place for now, and the outcome of the Second Circuit’s decision will likely impact the final approval of the proposed Settlement in its current form.

The plaintiffs and underwriters have chosen additional focus cases for purposes of the discovery phase. The underwriter defendants selected the Company as a merits focus case. As a result, among other things, the

Company has been subject to discovery obligations that non-focus case issuers are not subject to, although all discovery was stayed until the Second Circuit’s ruling on plaintiffs’ petition for rehearing. The selection of the Company as a focus case will not impact its ability to participate in the proposed Settlement.

The Second Circuit’s ruling concerning its 5 December 2006 opinion will likely impact the proposed Settlement as well as plaintiffs’ case against the Company. However, the Company believes that it and the individual defendants have meritorious defenses to the claims made in the complaints and, if the case proceeds or the Settlement is not approved by the Court, intends to contest the lawsuit vigorously. The litigation remains at a preliminary stage. Due to the inherent uncertainties of the lawsuit, the Company cannot accurately predict the ultimate outcome of the lawsuit and therefore, no accrual has been made. An unfavorable outcome could have a material adverse effect on the business, financial condition and results of operation of the Company in the period in which the lawsuit is resolved.

The Group is or may be potentially involved in other litigation incidental to its business. Although the outcome of any such litigation is not presently determinable, the resolution of such litigation is not expected to have a material adverse effect on its business. No assurances can be given with respect to the extent or outcome of any such litigation in the future.

Save as disclosed, as at the Latest Practicable Date, the Directors are not aware of any litigation, claims or proceedings pending or threatened against the Company or any of its subsidiaries or any facts likely to give rise to any litigation, claims or proceedings which might materially and adversely affect the financial position of the Company or the Company and its subsidiaries, taken as a whole.

7.	MARKET QUOTATION

The following table sets out the closing prices of the PacNet Shares on the NASDAQ as at the following dates, as extracted from Bloomberg:

Monthly trades	Highest closing price of the month (US$)	Lowest closing price of the month (US$)	Last transacted price as at the last Business Day of the month (US$)
July 2006	9.90	8.69	9.50
August 2006	9.47	8.84	8.86
September 2006	9.72	8.68	9.02
October 2006	9.68	9.00	9.68
November 2006	9.92	8.92	9.00
December 2006	9.30	8.42	9.30
January 2007	10.04	8.66	9.90
February 2007	9.88	9.47	9.73
March 2007	9.59	9.35	9.54
April 2007	9.93	9.56	9.82

Highest and Lowest Prices

The highest and lowest closing prices of the PacNet Shares on the NASDAQ during the period commencing six months prior to the date of the Pre-Conditional Offer Announcement and ending on the Latest Practicable Date are as follows:

Highest closing price     :        US$10.04 on 17 January 2007

Lowest closing price      :         US$8.42 on 19 December 2006 and 27 December 2006

8.	MATERIAL CHANGES IN FINANCIAL POSITION

(a)	Save as disclosed in publicly available information on the Company, including the annual report of the Company for FY2006, the first quarter financial statement announcement of PacNet for the period ended 31 March 2007 as announced on 14 May 2007 and (as reproduced in Appendix III of this Circular), the Offer to Purchase and this Circular, as at the Latest Practicable Date, there has been no material change in the financial position of Company since 31 December 2006, being the date to which the last published audited accounts of the Company were made up.

(b)	Save as disclosed in this Circular, there has been no material change in any information previously published by or on behalf of the Company during the period commencing from the date of the Pre-Conditional Offer Announcement and ending on the Latest Practicable Date.

9.	FINANCIAL INFORMATION

(a)	Financial Information of PacNet Group

A summary of the audited consolidated income statement of PacNet Group for the past three financial years ended 31 December 2006 and the unaudited consolidated income statement for the three months ended 31 March 2007 are set out below. The following summary financial information should be read together with the audited financial statements and announced interim results for the relevant financial periods and related notes thereto:

Profit and loss account:

	Audited 31 Dec			Unaudited 3 months ended
	2006	2005	2004	31 Mar 2007	31 Mar 2006
	S$’000	S$’000	S$’000	S$’000	S$’000
Revenues
Dial-up access	20,300	29,247	38,708	3,889	5,723
Broadband access	85,840	84,646	80,104	21,662	21,044
Leased line access	29,406	21,978	21,038	9,708	5,938
Value-added services/IP services	41,368	25,361	18,364	11,311	9,702
Commission revenue	8,936	6,122	6,537	2,164	1,818
Other	2,963	3,063	5,008	815	773
	188,813	170,417	169,759	49,549	44,998
Cost of sales	95,701	80,263	76,243	26,181	22,135
Gross profit	93,112	90,154	93,516	23,368	22,863
Other operating costs and expenses
Selling, general and administrative expenses	78,654	70,336	70,998	19,717	18,353
Depreciation and amortization of intangible assets	8,240	8,100	8,899	2,052	1,904
Allowance for doubtful accounts receivable	657	1,488	1,506	59	222
Total other operating costs and expenses	87,551	79,924	81,403	21,828	20,479
Operating income	5,561	10,230	12,113	1,540	2,384

Other income (expense)
Net Interest income	1,751	1,012	286	481	427
Foreign exchange gain (loss)	39	(66)	(425)	321	(308)
Gain on disposal of quoted investment	1	—	—	—	—
Equity in gain of unconsolidated affiliates	991	669	306	338	383
Others	341	1,404	347	601	101
Total other income	3,123	3,019	514	1,741	603
Income before income taxes and minority interest	8,684	13,249	12,627	3,281	2,987
Provision for income taxes	(2,775)	(2,083)	(3,143)	(657)	(625)
	5,909	11,166	9,484	2,624	2,362
Minority interest	(175)	(342)	(97)	(47)	(28)
Cumulative effect adjustment – net of tax	—	(4)	—	—	—
Net income before extraordinary item	5,734	10,820	9,387	2,577	2,334
Extraordinary item – net of tax of S$nil	20	—	743	—	20
	5,754	10,820	10,130	2,577	2,354
Net income per share:
Basic	$0.42	$0.81	$0.77	$0.19	$0.18
Diluted (1)	$0.41	$0.81	$0.75	$0.18	$0.17
Weighted average number of ordinary shares outstanding:
Basic	13,607,184	13,339,896	13,238,793	13,829,003	13,451,416
Diluted (1)	14,070,055	13,384,706	13,429,615	14,227,161	13,830,430

(1)	Includes all outstanding options under the Company’s Share Option Plans to the extent the outstanding options are dilutive.

The following table summarises the audited balance sheet of PacNet Group as at 31 December 2005 and 31 December 2006:

Balance Sheet:

	As at 31 Dec
	2006	2005
	S$’000	S$’000
Current assets:
Cash and cash equivalents	57,786	58,421
Fixed deposits with financial institutions	2,447	1,151
Accounts receivable, net	38,333	28,119
Receivables from related parties	374	498
Inventories	503	377
Prepaid expenses and other current assets	5,390	6,741
Deferred income taxes	1,566	1,828
Total current assets	106,399	97,135

Non-current assets:
Investments in unconsolidated subsidiary and affiliates	2	346
Long term investments	37	46
Fixed assets – net	19,007	18,040
Intangible assets	4,700	4,390
Goodwill	31,971	32,012
Long term receivables and loan receivable from unconsolidated affiliates	3,747	8,802
Deposits and other assets	327	294
Deferred income taxes	402	676
Total non-current assets	60,193	64,606
Total assets	166,592	161,741

	As at 31 Dec
	2006	2005
	S$’000	S$’000
Current liabilities:
Bank borrowings	20	2,460
Accounts payable	16,279	11,226
Payables to related parties	15	910
Accrued expenses and other liabilities	26,649	29,998
Deferred income	7,727	7,384
Current portion of capital lease obligations	196	317
Income tax payable	3,660	3,892
Total current liabilities	54,546	56,187

Non-current liabilities:
Capital lease obligations, less current portion	102	297
Deferred income taxes	2,035	1,765
Total non-current liabilities	2,137	2,062
Minority interest	1,141	1,820

Shareholders’ equity
Ordinary shares, issued and outstanding 13,795,480 and 13,412,247 shares at December 31, 2006 and 2005, respectively	114,143	26,824
Additional paid-in capital	16,093	97,939
Accumulated other comprehensive income	(297)	990
Accumulated deficit	(21,171)	(24,081)
Total shareholders’ equity	108,768	101,672
Total liabilities and shareholders’ equity	166,592	161,741

Extracts of the audited financial statements of PacNet Group for the financial year ended 31 December 2006 and the first quarter financial statement announcement of PacNet for the three months ended 31 March 2007 are set out in Appendix II and Appendix III of this Circular, respectively.

(b)	Review of past performance of PacNet

A review of PacNet’s financial performance and position for the last three years ended 31 December 2006 and for the three months ended 31 March 2007 based on the annual reports and the announcement of the unaudited results of the Company, is set out below.

FY2004 versus FY2003

Net Revenues

Net revenue for the year increased by 1.4% compared to last year. This was mainly contributed by the increase in broadband and value added services.

Dial-up Access. Dial-up revenue for the year was S$38.7 million (US$23.7 million), accounting for 22.8% of total revenues, down from 28.5% one year ago at S$47.8 million (US$29.3 million). The Group ended the year with 388,960 dial-up subscribers, a 3.0% improvement from a year ago. As noted in the past trends, the Group’s more Internet savvy dial-up customers continued to migrate to higher-speed access i.e. broadband. The increase in the subscribers in the Philippines was largely from the lower priced prepaid service compared to the traditional post paid dial-up services.

Broadband Access. Broadband revenue for the year rose 19.7% to S$80.1 million (US$49.1 million) compared to last year. As of 31 December 2004, the Group had 66,830 broadband subscribers, a growth of 15.2% over the previous year. The strong growth in broadband revenue was principally driven by the increase in corporate broadband subscribers in Singapore, Hong Kong and Australia. For the year ended 31 December 2004, PacNet Australia’s broadband revenue increased 48.6% whilst subscriber base increased almost double to 17,160. For the same period, PacNet Singapore improved its broadband revenue by 13.3% to S$33.7 million (US$20.6 million). PacNet Hong Kong also recorded a healthy broadband revenue growth of 7.2% for the year compared to last year. The increase in broadband revenue from the growth in subscriber base was partially offset by reduction brought about by decreasing broadband ARPU. In terms of revenue mix, broadband revenue contributed 47.2% of the Group’s revenue for the year, an increase from a 40.0% contribution in 2003. Moving forward, PacNet expects broadband to continue to be the key revenue driver.

Leased Lines. Leased line revenue for the year was S$21.0 million (US$12.9 million), representing a decline of 8.3% when compared to last year. The reduction in consolidated subscriber base was a result of the small-and-medium businesses are turning to more affordable corporate broadband alternatives. In summary, revenues declined largely due to migration from existing leased line to more affordable alternatives and erosion of ARPU.

Value-Added Services (“VAS”). The Group currently provides a variety of VAS. This includes, amongst others, global roaming, web-hosting, anti-virus solutions, wireless access, data services and voice services etc. VAS revenue grew to S$18.4 million (US$11.3 million) this year, representing an increase of 14.5% year-on-year.

Commission revenues. Commission revenues relate to travel commission generated by the Group’s travel arm – Safe2Travel, which is the second largest corporate travel-ticketing agent in Singapore. Safe2Travel applies EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in the recognition of commission revenues. As such, all air-ticketing revenues are recorded at the net amount, i.e. the amount charged to the customer less the amount payable/paid to the airlines. For this year, Safe2Travel earned total commission revenue of S$6.5 million (US$4.0 million), representing 5.0% of its gross ticket sales of S$130.7 million (US$80.1 million). Although the commission revenues are recorded net, Safe2Travel’s accounts receivables and payables are recorded at the gross amounts charged to the customer and payable to the airlines, respectively. This partly explains the significant balance of accounts receivable and payables in the Group’s balance sheet relative to its revenues and cost of sales. As of 31 December 2004, Safe2Travel’s gross accounts receivable and accounts payables were S$10.3 million (US$6.3 million) and S$3.3 million (US$2.0 million), respectively. Commission revenues for 2004 decreased by 4.0% compared to 2003 mainly due to intense competition faced by the travel industry.

Other revenues. Other revenues include interconnect revenue, e-services revenue, online gaming revenue and system integration revenues. For the year, other revenues reduced by 28.4%, compared to one year ago. This was largely due to a reduction in PacNet Singapore’s interconnect revenue and reduction in e-services revenue. The reduction in interconnect revenue was due to the expiry of the interconnect contract between PacNet Singapore and SingTel in September 2003.

Cost of Sales and Gross Profit

The Group’s cost of sales consists mainly of ADSL wholesale charges, telecommunication costs in international leased circuits, leased line and monthly charges for the use of telephone lines to the Group’s modem pool. When compared to last year, cost of sales for the year increased 3.2% and gross margin for the year declined slightly from 55.9% to 55.1%. The reduction was mainly due to competitive pricing pressure.

Operating Expenses

Staff Costs. Staff costs for the year was flat as compared to the previous year. The Group has adopted the disclosure-only provisions of SFAS 123 Accounting for Stock Based Compensation and applies APB 25 and related interpretations in accounting for its employee stock-based compensation plans. The Group has elected to use the intrinsic value method prescribed in APB 25 to account for options issued to employees. For options issued to non-employees under its stock-based compensation plan, the Group has accounted for them as provided under SFAS 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model. Stock options granted under the 4th tranche of PacNet Share Option Plan issued after 18 January 2001 are variable accounted for in accordance with EITF 00-23 Issues Relating to the Accounting for Stock Compensation under APB Opinion No.25 and FASB interpretation No.44, Issue 31 (“EITF 00-23 Issue 31”). As of 31 December 2004, there are 87,500 outstanding options with an exercise price of US$3.09, which are subject to variable accounting. The total compensation cost for the 4th tranche stock options for the year was S$0.2 million (US$0.1 million) as compared to S$2.1 million (US$1.3 million) last year. The total stock-based compensation cost recognized by the Group for the year was S$0.8 million (US$0.5 million) compared to S$2.4 million (US$1.5 million) last year. Excluding the effects of stock-based compensation cost, staff costs as a percentage of gross revenues was 29.0% and 28.3% for this year and last year respectively. The Group’s staff strength including the unconsolidated affiliates as at year-end was 1,119 compared to 1,122 one year ago.

Sales and Marketing Expenses. Sales and marketing expenses for the year was S$5.5 million (US$3.4 million). For the year, sales and marketing expenses showed a decrease of 8.1% compared to last year. This decline is a result of on-going efforts to achieve revenue growth without proportionate increase in sales and marketing expenses.

Other General and Administrative Expenses (“Other G&A”). Other G&A consists mainly of traveling expenses, office expenses and professional and consultancy fees. For the year, other G&A accounted for 9.1% of net revenues, compared to 10.1% one year ago. The Group will continue to monitor this closely to ensure that increase is in line with business growth.

Depreciation and Amortization. Depreciation and amortization decreased 16.3% for the year ended 31 December 2004 compared to last year. The reduction is due to lower depreciation charges.

Allowance for Doubtful Accounts Receivable. For the year ended 31 December 2004, allowance for doubtful accounts receivable decreased 27.6% compared to last year, a result of more effective credit management.

Other Income / (Expenses)

Other income / (expenses) consists largely of equity in gains of unconsolidated affiliates, net loss in foreign exchange and interest income earned.

Equity in gain of unconsolidated affiliates was contributed by gain incurred by the Group’s operations in Thailand but offset by the loss in operations in India. Compared to 2003, the Group has recorded a gain in affiliates for the year, an increase of 225.4% due to better results from the affiliates. This trend is expected to continue as these operations mature and grow.

Net loss in foreign exchange was mainly due to exchange differences arising from funding of operations in Hong Kong and the Philippines using Singapore dollars. These are largely due to the weakening of their currencies against the Singapore dollar.

Cumulative Effect Adjustment

In July 2001, the FASB issued SFAS 143 Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Group will recognize a gain or loss on settlement. SFAS 143 is effective from 1 January 2003, and the charge for the cumulative effect up to 31 December 2002 recognized by the Group in the first quarter of 2003 was S$0.2 million (US$0.1 million).

Extraordinary Item

This relates to a gain arising from the acquisition of the balance of 7.89% shareholding in Pacfusion from the minority shareholder in January 2004 whereby the fair value of the attributable tangible assets acquired is in excess of the cost of acquisition.

Net Income

The Group’s full-year net income of S$10.1 million (US$6.2 million) is a marked improvement from a full-year net income of S$4.8 million (US$3.0 million) one year ago. Revenue growth, effective costs management, better equity profit of associated companies were the main contributors to this improvement. A more effective tax rate across the Group and the extraordinary gain on acquisition of PF’s shares from minority interest also contributed to the improved results.

Liquidity and Capital Resources

As of 31 December 2004, the Group held cash and cash equivalents of S$58.0 million (US$35.5 million). Total cash generated for the year was S$16.2 million (US$10.0 million).

For the year ended 31 December 2004, operating activities generated cash of S$23.4 million (US$14.3 million) as a result of strong operating performance. This was offset by the outflow of S$8.2 million (US$5.0 million) in investing activities, which were mainly acquisition of fixed assets. Cash provided by financing activities amounted to S$1.0 million (US$0.6 million) primarily from the issue of ordinary shares through employees’ exercises of stock options pursuant to PacNet’s employee stock option plan.

FY2005 versus FY2004

Net Revenues

The Group ended 2005 with total net revenues of S$170.4 million (US$102.5 million), grew by 0.4% from last year or S$0.7 million (US$0.4 million). This was mainly contributed by the increase in broadband and value added services.

Dial-up Access. Dial-up revenues for the year were S$29.2 million (US$17.6 million), accounting for 17.2% of total revenues, down from 22.8% one year ago at S$38.7 million (US$23.3 million). The Group ended the year with 278,513 dial-up subscribers, a 28% decline from a year ago. As noted in the past trends, the Group’s more Internet savvy dial-up customers continued to migrate to higher-speed access i.e. broadband.

Broadband Access. Broadband Access revenues for the year were S$84.6 million (US$50.9 million). In terms of revenue mix, broadband revenue contributed 49.7% of the Group’s revenues for the year at S$84.6 million (US$50.9 million), an increase from a 47.2% contribution in 2004.

As of 31 December 2005, the Group had 72,458 broadband subscribers, a growth of 8% over the previous year. The strong growth in broadband revenue was principally driven by the increase in corporate broadband subscribers in Singapore, Hong Kong and Australia. For the year ended 31 December 2005, Pacific Internet Australia’s broadband revenue increased 19.3 % whilst subscriber base grew by 34.5% to 23,076. Pacific Internet Hong Kong also recorded a healthy broadband revenue growth of 9.4% for the year compared to last year. For the same period, Pacific Internet Philippines improved its broadband revenue by 29.3% compared to last year.

Leased Line Access. Leased line services are dedicated high-speed connectivity Internet services provided to corporate customers and include a wide array of Internet options that are customized solutions are per customers’ requirements. Leased Line Access revenues for the year were S$22.0 million (US$13.2 million), representing a growth of 4.5% when compared to last year. In terms of revenue mix, Leased Line Access revenues had a healthy contribution of 12.9% of the Group’s revenue for the year. The Group ended the year with 1,789 leased line subscribers, registering a year-on-year growth of 12%.

Value-Added Services (“VAS”). The Group currently provides a variety of VAS. This includes, amongst others, global roaming, web-hosting, anti-virus solutions, wireless access, data services and voice services etc.

Value-Added Services revenues at S$25.4 million (US$15.3 million) for the year, exhibited the highest growth amongst all revenue streams, representing growth of 38.1%, compared to last year. The year-on-year increase in revenue was mainly from services such as wireless access and voice services.

Commission revenues. Commission revenues relate to travel commission generated by the Group’s travel arm – Safe2Travel, which is the second largest corporate travel-ticketing agent in Singapore. Safe2Travel applies EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in the recognition of commission revenues. As such, all air-ticketing revenues are recorded at the net amount, i.e. the amount charged to the customer less the amount payable/paid to the airlines.

For this year, Safe2Travel earned total commission revenue of S$6.1 million (US$3.7 million), representing a decrease of 6.3% as compared to last year. This was mainly due to intense competition faced by the travel industry.

Although the commission revenues are recorded net, Safe2Travel’s accounts receivables and payables are recorded at the gross amounts charged to the customer and payable to the airlines, respectively. This partly explains the significant balance of accounts receivable and payables in the Group’s balance sheet relative to its revenues and cost of sales. As of 31 December 2005, Safe2Travel’s gross accounts receivable and accounts payables were S$11.1 million (US$6.7 million) and S$3.9 million (US$2.03 million), respectively.

Other revenues. Other revenues include interconnect revenue, e-services revenue, online gaming revenue and system integration revenues.

Other revenues for the year were at S$3.1 million (US$1.8 million), representing decline of 38.8%, compared to last year.

Cost of Sales and Gross Profit Margin

The Group’s cost of sales consists mainly of ADSL wholesale charges, telecommunication costs in international leased circuits, leased line and monthly charges for the use of telephone lines to the Group’s modem pool.

Compared to last year, cost of sales for the year at S$80.3 million (US$48.3 million) increased 5.3% and Gross Profit Margin for the year declined from 55.1% to 52.9%. The reduction was mainly due to competitive pricing pressure.

Operating Costs and Expenses

Staff Costs. Staff costs for the year was flat as compared to the previous year. The Group has adopted the disclosure-only provisions of SFAS 123 Accounting for Stock Based Compensation and applies APB 25 and related interpretations in accounting for its employee stock-based compensation plans. The Group has elected to use the intrinsic value method prescribed in APB 25 to account for options issued to employees. For options issued to non-employees under its stock-based compensation plan, the Group has accounted for them as provided under SFAS 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model.

Stock options granted under the 4th tranche of PacNet Share Option Plan issued after 18 January 2001 are variable accounted for in accordance with EITF 00-23 Issues Relating to the Accounting for Stock Compensation under APB Opinion No.25 and EITF 00-23 Issue 31.

As of 31 December 2005, there are 1,125 outstanding options with an exercise price of US$3.09, which are subject to variable accounting. The total compensation cost for the 4th tranche stock options for the year was a reversal of S$0.13 million (US$0.08 million) as compared to a charge of S$0.24 million (US$0.15 million) last year.

The total stock-based compensation cost recognized by the Group for the year, was a reversal of S$0.1 million (US$0.06 million) compared to a charge of S$0.8 million (US$0.5 million) last year. Excluding the effects of stock-based compensation cost, staff costs were 29.5% and 29.0% for this and last year respectively.

The Group’s staff strength including the unconsolidated affiliates as at year-end was 1,075 compared to 1,119 a year ago.

Sales and Marketing Expenses. Sales and marketing expenses for the year were S$4.9 million (US$2.9 million). For the year, sales and marketing expenses showed a decrease of 11.2% compared to last year. This decline is a result of on-going efforts to achieve revenue growth without proportionate increase in sales and marketing expenses.

Other General and Administrative Expenses (“Other G&A”). Other G&A consists mainly of travelling expenses, office expenses and professional and consultancy fees. These expenses for the year at S$15.3 million (US$9.2 million) decreased by 1.3% over last year. For the year, other G&A accounted for 9.0% of net revenues, compared to 9.1% one year ago. The Group will continue to monitor this closely to ensure that increase is in line with business growth.

Depreciation and Amortization. Depreciation and Amortization for the year at S$8.1 million (US$4.9 million) decreased by 9.0% over last year. The reduction is due to lower depreciation charges, on account of more fully depreciated assets.

Allowance for Doubtful Accounts Receivables. For the year ended 31 December 2005, allowance for doubtful accounts receivables at S$1.5 million (US$0.9 million), decreased 1.2% compared to 2004. This was a resultant of more effective credit management.

Other Income/(Expenses)

Other income/(expenses) consists largely of equity in gains of unconsolidated affiliates, net loss in foreign exchange, interest income earned and others.

Other income for the year at S$3.0 million (US$1.8 million) increased by S$2.5 million (US$1.5 million). The reasons for increase in ‘other income’ are increase in profit from associates company and interest income.

Net Income

The Group’s full-year net income at S$10.8 million (US$6.5 million) grew by 6.8% or S$0.7 million (US$0.4 million).

Liquidity and Capital Resources

As of 31 December 2005, the Group held cash and bank balances of S$59.6 million (US$35.8 million). Total cash generated for the year was S$0.5 million (US$0.3 million).

For the year ended 31 December 2005, operating activities generated cash of S$13.9 million (US$8.3 million). This was offset by the outflow of S$13.5 million (US$8.1 million) in investing activities, which were mainly on account of acquisition of fixed assets and intangible assets.

Cash provided by financing activities amounted to S$0.09 million (US$0.05 million).

FY2006 versus FY2005

Net Revenues

The Group ended 2006 with record revenues of S$188.8 million (US$123.1 million), an 11% or S$18.4 million (US$12.0 million) improvement over 2005. The higher revenues were contributed by continued focus in the higher margin corporate business segment, strong take-up of IP Services, continued growth in the leased line and broadband access services and increased contribution from travel business.

The Corporate Business segment, which is the Company’s key customer segment, grew revenue by 24% from last year. This contributed 76% of total revenues, compared to 68% in 2005. Corporate customer base grew 9% to 125,205 over 2005.

Access Services. Access Services business remains a dominant revenue segment, contributing 72% of total revenues in 2006. Access Services revenues were flat compared to 2005. With the exception of the Dial-Up segment, which declined 31% during the year, Broadband and Leased Line both experienced growth (1% and 34% respectively). Broadband is the largest revenue contributor at 45% of total revenues of which 74% are contributed by the Corporate segment.

IP Services. For the full year, IP Services grew 63% and grew its revenue contribution to 22% of total revenues. The Corporate Business segment contributed 94% of the IP Services revenues in 2006 in line with focus in the Corporate Business. Voice revenue in Australia was the main contributor to overall IP Services growth. Other factors included increasing revenue from cross border connectivity services from Hong Kong to China, and the inclusion of IP services revenues in Thailand.

During the year, Voice revenue was S$17.9 million or US$11.6 million, contributing 43% of total IP Services revenues; Hosted Services was S$9.9 million or US$6.5 million (24% of IP Services); Security Services was S$3.1 million or US$2.0 million (8% of IP Services) and Roaming services revenues were S$2.8 million or US$1.8 million (7% of IP Services).

Travel Commission. Safe2Travel applies Emerging Issue Task Force No. 99-19 (“EITF 99-19”), Reporting Revenue Gross as a Principal Versus Net as an Agent, in the recognition of commission revenues. As such, all air ticketing revenues are recorded at the net amount, i.e. the amount charged to the customer less the amount payable/paid to the airlines. Safe2Travel earned total commission revenue of S$8.9 million (US$5.8 million), representing 6% of its gross ticket sales of S$148.5 million (US$96.8 million) for the year.

As of 31 December 2006, Safe2Travel’s gross accounts receivables and accounts payables were S$17.6 million (US$11.5 million) and S$7.6 million (US$5.0 million) respectively.

Miscellaneous Revenues. For the year, miscellaneous revenues were S$3.0 million (US$1.9 million) compared to S$3.1 million (US$2.0 million) last year.

Operating Expenses

Cost of Sales. The Group’s Cost of sales for the year increased 19% to S$95.7 million (US$62.4 million) compared to S$80.3 million (US$52.3 million) last year as the Group provided more higher-bandwidth Internet access services in line with market demand and development.

Staff Cost. Staff cost for the year increased 5% to S$52.6 million (US$34.3 million) compared to S$50.2 million (US$32.7 million) in 2005 as the Group boosted its regional business and voice business teams, and as it consolidated the Thai operations.

Staff cost as a percentage of revenues was 28% for 2006 compared to 29% for 2005. Headcount (excluding associate operations in India and Thailand) as at the end of 31 December 2006 was 912 employees, which was 5% lower than the same period last year. Revenue per employee for the full year increased to S$207,032 (US$134,980) from S$177,518 (US$115,737), a 17% improvement compared to 2005.

Other General and Administrative (G&A) Expenses. For the full year, other G&A expenses increased by 35% primarily because of consultancy fees and other expenses related to the MediaRing Takeover (S$2.0 million or US$1.3 million), consultancy fees and expenses for the Extraordinary General Meeting requested by our shareholders (S$0.4 million or US$0.2 million); professional fees and other cost related to the mandatory compliance of the Sarbanes Oxley Act (SOX Compliance) (S$0.8 million or US$0.5 million).

Other Income/(Expenses)

This comprises largely of equity in gain/(losses) of unconsolidated affiliates, net gain and loss in foreign exchange, interest income earned and others. Total other income for the year was S$3.1 million (US$2.0 million) which was flat compared to 2005.

Net Income

For the full year 2006, net income was S$5.8 million (US$3.8 million) compared to S$10.8 million (US$7.0 million) in 2005.

Included in the net income are:

In 2006

1.	Professional fees related to the MediaRing Takeover Offer in Q1, Q2 and Q3	S$2.0M or US$1.3M

2.	Stock based compensation cost. For stock based compensation, the cost included incremental charges on adoption of SFAS No. 123R and also cost from the accelerated vested stock options on commencement of the MediaRing Takeover Offer in Q2	S$1.4M or US$0.9M

3.	Cost related to the mandatory compliance of the Sarbanes Oxley Act (SOX Compliance) during the year	S$0.8M or US$0.5M

4.	Cost related to the Extraordinary General Meeting requested by certain shareholders in Q4	S$0.4M or US$0.2M

5.	Cost related to the restructuring of the Singapore operations to enhance customer service in Q1	S$0.3M or US$0.2M

In 2005

1.	Write-backs in Q4 2005 primarily due to reversal of various accruals on expiry of limitation period, and reversal of valuation allowances for deferred tax assets for two of our significant subsidiaries due to improved profit outlook in 2005	S$2.5M or US$1.6M

Liquidity and Capital Resources

As at 31 December 2006, the Group held cash and cash equivalents and fixed deposits of S$60.2 million (US$39.3 million).

Operating and Investing Activities. The Group generated S$9.6 million (US$6.3 million) of cash through operating activities in 2006. This was offset by the outflow of S$11.4 million (US$7.4 million) in investing activities, primarily for the acquisition of fixed assets.

Financing Activities. Cash inflow from financing activities amounted to S$1.3 million (US$0.9 million). The Group received S$4.1 million (US$2.7 million) during the year from the issuance of common shares upon the exercise of stock options under the Group’s employee stock option plans. This was offset by repayment of bank loan of S$2.4 million (US$1.6 million) during the year.

FY2007 First Quarter versus FY2006 First Quarter

Net Revenues

The three months ended 31 March 2007 recorded net revenues of S$49.5 million (US$32.4 million), a 10% increase compared to the same period in 2006. The higher revenues reported were primarily contributed by higher sales in Leased Line, Corporate Broadband and IP Services, and the consolidation of financial results from the Group’s Thailand operations (consolidated from third quarter of 2006). This growth is partially offset by lower Dial-up revenue in Singapore, Australia and the Philippines.

The Corporate Business segment increased revenue by 21% from the same quarter last year. This contributed 81% of total revenues, compared to 74% in the first quarter of 2006. Corporate customer base grew 3% to 116,648 during the quarter. PacNet plans to continue to focus on the higher-margin Corporate Business to drive future growth.

Access Services. Access Services business remains a dominant revenue segment, contributing 71% of total revenues in the quarter ended 31 March 2007. Access Services revenues grew 8% compared to the quarter ended 31 March 2006. With the exception of the Dial-Up segment, which declined 32% during the quarter, Broadband and Leased Line both experienced growth (3% and 64% respectively). Broadband is the largest revenue contributor at 44% of total revenues of which 76% are contributed by the Corporate business segment.

IP Services. The IP Services business continues its growth, growing 17% to reach US$7.4 million from the same quarter in 2006. Its share of the total revenues also increased to 23%. The Corporate Business segment contributed 95% of the IP Services revenues during the quarter in line with our focus in the Corporate Business.

During the three months ended 31 March 2007, Voice revenue was S$4.8 million (US$3.1 million), contributing 42% of total IP Services revenues; Hosted Services was S$3.2 million or US$2.1 million (28% of IP Services); Security Services was S$0.8 million or US$0.5 million (7% of IP Services) and Roaming was S$0.5 million or US$0.3 million (5% of IP Services).

Travel Commission. Safe2Travel applies Emerging Issue Task Force No. 99-19 (“EITF 99-19”), Reporting Revenue Gross as a Principal Versus Net as an Agent, in the recognition of commission revenues. As such, all air-ticketing revenues are recorded at the net amount, i.e. the amount charged to the customer less the amount payable/paid to the airlines.

Safe2Travel earned total commission revenue of S$2.2 million (US$1.4 million), representing 6% of its gross ticket sales of S$35.4 million (US$23.1) million for the quarter.

Although the commission revenue is recorded net, Safe2Travel’s accounts receivables and payables are recorded at the gross amounts charged to the customer and payables to the airlines, respectively. This partly explains the large balance of accounts receivable and payable in the Group’s balance sheet relative to its revenues and cost of sales.

As of 31 March 2007, Safe2Travel’s gross accounts receivables and accounts payables were S$14.1 million (US$9.2 million) and S$4.2 million (US$2.7) million respectively.

Miscellaneous Revenues. For the quarter, miscellaneous revenues were S$0.8 million (US$0.5 million). This is flat compared to the same quarter last year.

Operating Expenses

Cost of Sales. Cost of sales for the quarter increased 18% to S$26.2 million (US$17.1 million) compared to S$22.1 million (US$14.5 million) last year as the Company provides more higher-bandwidth Internet access services in line with market demand and development.

Staff Cost. Staff cost for the quarter increased 4% to S$13.8 million (US$9.0 million) compared to S$13.3 million (US$8.7 million) in the same period last year. The increase is due to the strengthening of the Company’s regional business and voice business teams, and as it consolidated the Thailand operations. This is in line with the strengthening of the Company’s resources to execute its strategic plan.

Staff cost as a percentage of revenues was 28% for this quarter compared to 30% for the same quarter last year.

Headcount (excluding associate operations in India and Thailand) as at the end of 31 March 2007 was 905 employees, which was 2% lower than the same period last year. Revenue per employee for the quarter increased to S$54,750 (US$35,752) from S$48,858 (US$31,904), a 12% improvement compared to the corresponding period last year.

Other General and Administrative (G&A) Expenses. G&A expenses consist mainly of traveling expenses, office expenses, professional and consultancy fees. It increased by 27% to S$5.0 million (US$3.3 million) from the same quarter last year.

The increase was mainly due to increased expenses as a result of the consolidation of our operations in Thailand.

Other Income/(Expenses)

This comprises largely of equity in gain/(losses) of unconsolidated affiliates, net gain and loss in foreign exchange, interest income earned and others.

Total other income for the quarter was S$1.7 million (US$1.1 million) compared to S$0.6 million (US$0.4 million) in the same period last year. The Company recorded a gain of S$0.3 million (US$0.2 million) from foreign currency compared to a loss of S$0.3 million (US$0.2 million) due to the strengthening of Thai Baht against Singapore currency (the Company’s functional currency).

Net Income

For the quarter ended 31 March 2007, net income was S$2.6 million (US$1.7 million), a 9% increase compared to the same period last year.

Higher revenues and the Group’s cost efficiencies contributed to the earnings growth during the quarter.

Liquidity and Capital Resources

As at 31 March 2007, the Company held cash and cash equivalents and fixed deposits of S$61.1 million (US$39.9 million.)

Operating and Investing Activities. The Group generated S$2.4 million (US$1.6 million) of cash through operating activities in the first three months of 2007. This was offset by the outflow of S$1.2 million (US$0.8 million) in investing activities, primarily for the acquisition of fixed assets.

Financing Activities. Cash inflow from financing activities amounted to S$0.3 million (US$0.2 million). The Company received S$0.4 million (US$0.3 million) during the first quarter of the year from the issuance of common shares upon the exercise of stock options under the Group’s employee stock option plans. This was offset by capital lease obligations and bank repayments.

(c)	Accounting Policies

As at the Latest Practicable Date, the significant accounting policies together with any points from the notes of the accounts of PacNet which are of major relevance for the interpretation of the accounts of PacNet referred to in this Circular are disclosed in Note 3 of Appendix II to this Circular.

As at the Latest Practicable Date, there was no change in the accounting policy of the PacNet which will cause the figures disclosed in this Circular to be not comparable to a material extent.

10.	GENERAL

(a)	All expenses and costs incurred by the Company in relation to the Offer will be borne by the Company.

(b)	KPMG Corporate Finance has given and has not withdrawn its written consent to the issue of this Circular with the inclusion of its letters and the references to it and its name in the form and context in which they appear in this Circular.

(c)	E&Y has given and has not withdrawn its written consent to the issue of this Circular with the inclusion of its letters and the references to it and its name in the form and context in which they appear in this Circular.

11.	DOCUMENTS FOR INSPECTION

Copies of the following documents are available for inspection at the registered office of the Company at 89 Science Park Drive, #01-07, The Rutherford, Singapore 118261 during normal business hours for the period during which the Offer remain open for acceptance:

(a)	the Memorandum of Association and Articles of the Company;

(b)	the annual reports of the Company for FY2005 and FY2006;

(c)	the first quarter financial statement announcement of the Company for the three months ended 31 March 2007 as announced by the Company on 14 May 2007;

(d)	the letters of consent referred to in paragraphs 10(b) and (c) of this Circular;

(e)	the letter from KPMG Corporate Finance to the Independent Directors of the Company;

(f)	the review report from E&Y on the interim financial information of PacNet for the first quarter and three months ended 31 March 2007;

(g)	the letter from KPMG Corporate Finance in relation to the unaudited interim financial statements of PacNet for the first quarter and three months ended 31 March 2007;

(h)	the letter from E&Y on the Statements; and

(i)	the letter from KPMG Corporate Finance in relation to the Statements.

APPENDIX II

AUDITED FINANCIAL STATEMENTS OF THE PACNET GROUP

FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2006

The information in this Appendix II has been reproduced from the annual report of Pacific Internet Limited for the financial year ended 31 December 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Pacific Internet Limited

We have audited the accompanying consolidated balance sheets of Pacific Internet Limited (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Internet Limited at December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company adopted, as of January 1, 2006, the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”. Also, as discussed in Note 3 to the consolidated financial statements, effective December 31, 2006, the Company adopted the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatement in Current Year Financial Statements”, pursuant to which the Company recorded a cumulative effect adjustment to opening balance of retained earnings.

ERNST & YOUNG

Singapore

February 28, 2007

CONSOLIDATED BALANCE SHEETS

(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

ASSETS

		December 31,
		2005	2006	2006
	Note	S$	S$	US$
Current assets:
Cash and cash equivalents	9	$58,421	$57,786	$37,675

Fixed deposits with financial institutions	10	1,151	2,447	1,595
Accounts receivable, net of allowance for doubtful accounts of S$3,556 and S$2,733 (US$1,782) at December 31, 2005 and 2006, respectively		28,119	38,333	24,992
Receivables from related parties	11	498	374	244
Inventories		377	503	328
Prepaid expenses and other current assets	12	6,741	5,390	3,514
Deferred income taxes	7	1,828	1,566	1,021

Total current assets		97,135	106,399	69,369

Non-current assets:
Investments in unconsolidated subsidiary and affiliates	13	346	2	1
Long term investments	14	46	37	24
Fixed assets – net	15	18,040	19,007	12,392
Intangible assets	16	4,390	4,700	3,064
Goodwill	17	32,012	31,971	20,844
Long term receivables and loan receivable from unconsolidated affiliates	18	8,802	3,747	2,443
Deposits and other assets		294	327	214
Deferred income taxes	7	676	402	263

Total non-current assets		64,606	60,193	39,245

Total assets		$161,741	$166,592	$108,614

See accompanying notes

CONSOLIDATED BALANCE SHEETS (Continued)

(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

LIABILITIES AND SHAREHOLDERS’ EQUITY

		December 31,
		2005	2006	2006
	Note	S$	S$	US$
Current liabilities:
Bank borrowings	19	$2,460	$20	$13
Accounts payable		11,226	16,279	10,614
Payables to related parties	11	910	15	10
Accrued expenses and other current liabilities	20	29,998	26,649	17,375
Deferred income	21	7,384	7,727	5,037
Current portion of capital lease obligations	22	317	196	128
Income tax payable		3,892	3,660	2,386

Total current liabilities		56,187	54,546	35,563

Non-current liabilities:
Capital lease obligations, less current portion	22	297	102	66
Deferred income taxes	7	1,765	2,035	1,327

Total non-current liabilities		2,062	2,137	1,393

Minority interest		1,820	1,141	744

Shareholders’ equity
Ordinary shares, issued and outstanding 13,412,247 and 13,795,480 shares at December 31, 2005 and 2006, respectively	23	26,824	114,143	74,419
Additional paid-in capital		97,939	16,093	10,492
Accumulated other comprehensive income	25	990	(297)	(194)
Accumulated deficit		(24,081)	(21,171)	(13,803)

Total shareholders’ equity		101,672	108,768	70,914

Total liabilities and shareholders’ equity		$161,741	$166,592	$108,614

See accompanying notes

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Singapore and U.S. Dollar Amounts in Thousands, except Share and Per Share Data)

		Year Ended December 31,
		2004	2005	2006	2006
	Note	S$	S$	S$	US$
Revenues
Dial-up access		$38,708	$29,247	$20,300	$13,235
Broadband access		80,104	84,646	85,840	55,966
Leased line access		21,038	21,978	29,406	19,172
Value-added services/IP Services		18,364	25,361	41,368	26,971
Commission revenue		6,537	6,122	8,936	5,826
Other (1)		5,008	3,063	2,963	1,932

		169,759	170,417	188,813	123,102
Cost of sales		76,243	80,263	95,701	62,395

Gross profit		93,516	90,154	93,112	60,707
Other operating costs and expenses
Selling, general and administrative expenses	4	70,998	70,336	78,654	51,281
Depreciation expense		8,519	7,675	7,370	4,805
Amortization of intangible assets		380	425	870	567
Allowance for doubtful accounts receivable	5	1,506	1,488	657	428

Total other operating costs and expenses		81,403	79,924	87,551	57,081

Operating income		12,113	10,230	5,561	3,626

Other income (expense)
Interest income (2)		427	1,159	1,984	1,294
Interest expense (2)		(141)	(147)	(233)	(152)
Gain on disposal of quoted investment		—	—	1	1
Equity in gain of unconsolidated affiliates		306	669	991	646
Foreign exchange (loss) gain		(425)	(66)	39	25
Others	6	347	1,404	341	222

Total other income		514	3,019	3,123	2,036

Income before income taxes and minority interest		12,627	13,249	8,684	5,662
Provision for income taxes	7	(3,143)	(2,083)	(2,775)	(1,809)

		9,484	11,166	5,909	3,853
Minority interest		(97)	(342)	(175)	(114)
Cumulative effect adjustment – net of tax		—	(4)	—	—

Net income before extraordinary item		9,387	10,820	5,734	3,739
Extraordinary item – net of tax of S$nil	8	743	—	20	13

		10,130	10,820	5,754	3,752

See accompanying notes

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Continued)

(Singapore and U.S. Dollar Amounts in Thousands, except Share and Per Share Data)

		Year Ended December 31,
		2004	2005	2006	2006
	Note	S$	S$	S$	US$
Other comprehensive income
Foreign currency translation		77	(350)	(1,282)	(835)
Unrealized gain (loss) (net of income tax of S$nil, S$nil and S$nil in 2004, 2005 and 2006 respectively) in available-for-sale securities		(23)	(26)	(5)	(3)

Comprehensive income		$10,184	$10,444	$4,467	$2,914

Net income per share:
Basic – before extraordinary item		$0.71	$0.81	$0.42	$0.28
Extraordinary item		0.06	—	—	—

Basic – after extraordinary item		$0.77	$0.81	$0.42	$0.28

Diluted – before extraordinary item		$0.69	$0.81	$0.41	$0.27
Extraordinary item		0.06	—	—	—

Diluted – after extraordinary item		$0.75	$0.81	$0.41	$0.27

Weighted average number of ordinary shares outstanding:
Basic		13,238,793	13,339,896	13,607,184	13,607,184

Diluted		13,429,615	13,384,706	14,070,055	14,070,055

(1) Includes sales to:
former intermediate parent company		45	—	—	—
affiliated companies		626	228	181	118

(2) Includes interest paid to (received from) affiliated company		—	(43)	(101)	(66)

See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Singapore and U.S. Dollar Amounts in Thousands)

		Year Ended December 31,
		2004	2005	2006	2006
	Note	S$	S$	S$	US$

Cash flows from operating activities:
Net income		$10,130	$10,820	$5,754	$3,752
Adjustment to reconcile net cash provided by (used in) operating activities
Equity in gain of unconsolidated subsidiaries and affiliates		(306)	(669)	(991)	(646)
Allowance for doubtful accounts receivable		1,506	1,488	657	428
Depreciation expense		8,519	7,675	7,370	4,805
Amortization of intangible assets		380	425	870	567
Gain on disposal of intangible assets		—	—	(108)	(70)
Loss on settlement of ARO liability		—	—	54	35
Minority interest		97	342	175	114
(Credit) provision for deferred income taxes		(123)	15	805	525
Realized gain on disposal of quoted investment		—	—	(1)	(1)
Loss on disposal of fixed assets		26	53	373	243
Write-off of fixed assets		21	4	14	9
Amortization (write back) of deferred compensation		842	(46)	1,384	902
Extraordinary item		(743)	—	(20)	(13)
Changes in operating assets and liabilities, net of effects from business acquisition and dispositions:
Accounts receivable, net		189	(2,523)	(9,590)	(6,252)
Balances with related parties		(111)	354	790	515
Inventories, net		(1)	80	(112)	(73)
Prepaid expenses and other current assets		820	(3,282)	2,255	1,470
Accounts payable		(3,642)	(506)	4,392	2,864
Other payables		2,350	(1,392)	(4,578)	(2,985)
Deferred income		3,315	1,790	342	223
Income tax payable		141	(753)	(231)	(151)

Net cash provided by operating activities		23,410	13,875	9,604	6,261

Cash flows from investing activities:
Acquisition of fixed assets		(8,031)	(7,640)	(9,240)	(6,024)
Acquisition of a subsidiary, net of cash received		—	(2,124)	(1,095)	(714)
Acquisition of minority interest		(300)	—	—	—
Fixed deposit with maturity of more than 90 days		—	(1,151)	(1,296)	(845)
Proceeds from disposal of fixed assets		282	12	56	37
Proceeds from disposal of intangible assets		—	—	210	137
Proceeds from disposal of quoted equity investment		—	—	5	3
Purchase of intangible assets		(156)	(2,607)	—	—

Net cash used in investing activities		(8,205)	(13,510)	(11,360)	(7,406)

See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Singapore and U.S. Dollar Amounts in Thousands)

		Year Ended December 31,
		2004	2005	2006	2006
	Note	S$	S$	S$	US$
Cash flows from financing activities:
Proceeds from bank borrowings		14	5	23	15
Repayment of bank borrowings		(132)	(71)	(2,464)	(1,606)
Repayment of capital lease obligations		(465)	(502)	(317)	(207)
Proceeds from issuance of ordinary shares		1,618	656	4,089	2,666

Net cash provided by financing activities		1,035	88	1,331	868

Net increase (decrease) in cash and cash equivalents		16,240	453	(425)	(277)

Cash and cash equivalents at beginning of year		41,905	57,964	58,421	38,089

Effect of exchange rate changes on cash and cash equivalents		(181)	4	(210)	(137)

Cash and cash equivalents at end of year		$57,964	$58,421	$57,786	$37,675

Supplemental disclosure of cash flow information:
Cash paid during the year for interest		$134	$136	$56	$37
Cash paid for income taxes		3,261	2,755	2,335	1,522

See accompanying notes

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

	Ordinary shares	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss) income	Deferred compensation	Total shareholders’ equity	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss) income	Deferred compensation	Total shareholders’ equity
		<---------------------------------------- Singapore $ --------------------------------------->						<---------------------------------------------- US $ ----------------------------------------- >
Balance at January 1, 2004	13,034,691	26,069	95,733	(45,031)	1,312	(108)	77,975
Net income	—	—	—	10,130	—	—	10,130
Issue of shares through the exercise of share options	259,487	519	1,099	—	—	—	1,618
Deferred compensation relating to options	—	—	804	—	—	(804)	—
Amortization of deferred compensation	—	—	—	—	—	842	842
Net unrealized gain (net of income tax of S$nil) in available-for-sale securities	—	—	—	—	(23)	—	(23)
Foreign currency translation	—	—	—	—	77	—	77

Balance at December 31, 2004	13,294,178	$26,588	$97,636	$(34,901)	$1,366	$(70)	$90,619
Net income	—	—	—	10,820	—	—	10,820
Issue of shares through the exercise of share options	118,069	236	419	—	—	—	655
Deferred compensation relating to options	—	—	(116)	—	—	116	—
Amortization (write back) of deferred compensation	—	—	—	—	—	(46)	(46)
Net unrealized loss (net of income tax of S$nil) in available-for-sale securities	—	—	—	—	(26)	—	(26)
Foreign currency translation	—	—	—	—	(350)	—	(350)

Balance at December 31, 2005	13,412,247	$26,824	$97,939	$(24,081)	$990	—	$101,672	$17,489	$63,854	$(15,700)	$645	—	$66,288
Net income	—	—	—	5,754	—	—	5,754	—	—	3,752	—	—	3,752
Issue of shares through the exercise of share options	383,233	767	3,322	—	—	—	4,089	500	2,166	—	—	—	2,666
Deferred compensation relating to options	—	—	1,384	—	—	—	1,384	—	902	—	—	—	902
Effect of Singapore Companies (Amendment) Act 2005	—	86,552	(86,552)	—	—	—	—	56,430	(56,430)	—	—	—	—
Net unrealized loss (net of income tax of S$nil) in available-for-sale securities	—	—	—	—	(5)	—	(5)	—	—	—	(3)	—	(3)
Foreign currency translation	—	—	—	—	(1,282)	—	(1,282)	—	—	—	(836)	—	(836)
Transition adjustment on adoption of SAB No. 108 (Note 3)	—	—	—	(2,844)	—	—	(2,844)	—	—	(1,855)	—	—	(1,855)

Balance at December 31, 2006	13,795,480	$114,143	$16,093	$(21,171)	$(297)	—	$108,768	$74,419	$10,492	$(13,803)	$(194)	—	$70,914

See accompanying notes

1.	ORGANIZATION

Pacific Internet Limited (“Pacific Internet” or the “Company”), together with its subsidiaries and associated companies, is a telco-independent Internet communications service provider in the Asia Pacific region. Incorporated in the Republic of Singapore on March 28, 1995 as Sembawang Media Pte Ltd, it changed its name to Pacific Internet Pte Ltd on March 17, 1998. On November 23, 1998, it was converted to a public company and was listed on NASDAQ on February 5, 1999.

Pacific Internet and its consolidated subsidiaries are hereinafter collectively referred to as the “Group”.

2.	BUSINESS ACQUISITIONS

Singapore

On January 25, 2006, Pacfusion Limited whose principal activities were those of investment holding, was placed into liquidation by way of written resolution of members and was officially dissolved on January 11, 2007.

On February 7, 2006, Pacific Internet Services (“PI Services”) completed the acquisition of a 7.50% direct equity interest in Safe2Travel Pte Ltd (“Safe2Travel”) from Asia-Pacific Retail Concepts Pte Ltd for a total cash consideration of S$972. After the acquisition, PI Services’ total direct equity interest in Safe2Travel is 99.99%.

Philippines

On January 11, 2006, the Philippines Securities And Exchange Commission approved the increase of the authorized capital of Primeworld Digital System, Inc (“PDSI”) from Sixty Million Pesos (P60,000,000) to One Hundred and Thirty One Million Pesos (P131,000,000). Of the additional authorized capital, a total of Seventeen Million Seven Hundred Fifty Thousand Pesos (P17,750,000) consisting of Seventeen Million Seven Hundred Fifty Thousand (17,750,000) shares were subscribed to and paid-up as follows:

	No. of Shares Subscribed	Amount Subscribed	Amount Paid-Up

Pacific Internet Limited	12,440,800	P12,440,800	P3,110,200
PW Holding Corporation	5,309,200	P5,309,200	P1,327,300

As a result, the Company increased its equity interest in PDSI from 31.1% to 40%, whereas the equity interest of PW Holding Corporation (“PWC”) in PDSI decreased from 56.67% to 50.56%. As a result, the Group’s effective interest in PDSI also increased from 53.8% to 60.2%, which consists in a direct interest of 40% and an indirect interest of 20.2%.

A summary of the purchase price allocation as of the acquisition date for Safe2Travel and PDSI is as follows:

	S$	US$
Purchase consideration	1,522	992

Fixed Assets	84	55
Other current assets	2,065	1,346
Goodwill	213	139

Total assets acquired	2,362	1,540

Current liabilities	(820)	(535)

Liabilities assumed	(820)	(535)

Extraordinary income	(20)	(13)

Net assets acquired	1,522	992

2.	BUSINESS ACQUISITIONS (Continued)

Australia

On October 31, 2005, PIAU entered into an agreement to acquire the entire equity interest in T3 Communications Partners Pty Ltd (“T3”) and its three subsidiaries, T3 Communications Pty Ltd, T3 Technology Solutions Pty Ltd and T3 Rewards Pty Ltd, for an initial cash payment of S$4,064 and a contingent consideration of up to a maximum of S$2,454 to be made, based on the achievement by T3 of earnings before interest and tax of A$1,000 in the first 12 months subsequent to acquisition. The maximum contingent consideration was paid during the year upon the achievement of the specified performance target within the prerequisite time period. The contingent consideration was included in the initial costs of acquisition based on the guidance of EITF 95-8 Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination. Acquisition costs capitalized in connection with the acquisition amounted to S$300. T3 is a specialist voice reseller to the SMB sector and was acquired as its capability in voice allowed PIAU to establish more substantial voice and data bundles and position it as a total communications service provider. These factors contributed to a purchase price in excess of the fair market value of the net tangible and intangible assets acquired, and as a result the Company recorded goodwill in connection with this transaction.

The acquisition of T3 was accounted for using the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of the acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired is recognized as goodwill. The results of operations of T3 were consolidated for the 3 months ending 31 December 2005. A summary of the purchase price allocation as of the acquisition date is as follows:

	S$	US$
Purchase consideration	6,518	3,919

Fixed Assets	342	206
Other current assets	4,807	2,890
Customer base	1,633	982
Goodwill	4,063	2,443

Total assets acquired	10,845	6,521

Current liabilities	(3,977)	(2,392)

Non-Current liabilities	(350)	(210)

Total liabilities assumed	(4,327)	(2,602)

Net assets acquired	6,518	3,919

The pattern of economic benefits to be derived from intangible assets is estimated to be 4 years.

In 2006, fair values of the net assets acquired were finalized. An additional amount of $474 was recognized as goodwill arising from the recognition of previously unrecognized deferred taxes on intangible assets.

Hong Kong

The Company first entered the Hong Kong market in June 1996 through the acquisition of a 50.1% interest in Sembawang PacMann Pte Ltd, the holding company of Pacific Supernet Limited (“PSN”). In June 1999, the Company acquired the remaining 49.9% interest in PSN from its minority shareholder, Pacific Media PLC for a consideration of $16,840 and operated in Hong Kong under the name of PSN. On January 3, 2005, PSN formally changed its name to Pacific Internet (Hong Kong) Limited (“PIHK”).

2.	BUSINESS ACQUISITIONS (Continued)

Hong Kong (Continued)

On December 30, 2005, PIHK entered into a Cooperation Agreement with a China-based Internet services provider, Zhong Ren Telecom for the formation of an equity joint venture (“EJV”) to market integrated IP communication applications in Southern China. Under the Agreement, PIHK and Zhong Ren Telecom will each hold 50.0% of the equity interest of EJV and each party will make a capital contribution in the amount of RMB 5 million for their respective equity interest. As of December 31, 2006, no capital contribution had been made.

Thailand

On January 5, 2000, Pacific Digiway Limited (“Digiway”), an investment holding company, was incorporated in Thailand. The Company subscribed to 4,900 ordinary shares of Baht 10 each, representing a 49.0% equity interest in Digiway. Digiway in turn held a 26.0% direct equity interest in I.T. Star Company Limited.

In March 2000, the Company completed the acquisition of a 49.0% direct equity interest in I.T. Star Company Limited, which was the holding company of World Net & Services Co., Ltd. (“WNS”), an ISP based in Thailand for S$2,040. Subsequently, I.T. Star Company Limited changed its name to Pacific Internet (Thailand) Limited (“PITH”).

On December 19, 2001, Digiway increased its equity interest in PITH from 26.0% to 41.0%. As a result, the Company’s effective interest in PITH increased from 61.7% to 69.1%.

In July 2003, Digiway purchased 188,176 shares of Baht 100 each, representing a 10.0% equity interest in PITH, from the minority shareholder. As a result, Digiway increased its equity interest in PITH from 41.0% to 51.0%, and the Company’s effective interest in PITH was increased from 69.1% to 74.0%.

In the mid-1990s, the Communications Authority of Thailand (“CAT”) was the regulator of internet services in Thailand and granted concessions to internet service providers (“ISPs) under certain guidelines, one of which was that all ISPs must be a joint venture with CAT and its employees receiving up to 35% of the total equity at no cost. In July 2003, CAT was corporatized with the intention of a listing on the Stock Exchange of Thailand and this provided the impetus for CAT to dispose of all its shareholding in all ISPs as it became a commercial operator. World Net & Services Co., Ltd. (“WNS”) was one of the ISPs established under this regime and it entered into an Internet Service Contract with CAT which would expire on 30 October 2006. WNS’s shareholders are Pacific Internet (Thailand) Limited (67.31%), CAT (32%) and CAT’s employees (0.69%). On November 1, 2006, the new regulator of the telecommunications industry, the National Telecommunications Commission issued an ISP Type 1 licence to WNS which enabled it to continue as an ISP.

In May 2006, the Board of Directors of CAT Board approved of the purchase by PITH of CAT’s entire shareholding including those shares held by its employees in WNS. As at December 31, 2006, completion of the transaction had not occurred.

On August 7, 2006, Pacfusion.com (Thailand) Limited was officially dissolved.

India

On October 5, 2005, the Government of India through the Ministry of Finance (Foreign Investment Promotion Board Unit), granted its approval to the Company to increase its equity interest in Pacific Internet India Private Limited (“PII”) from 49% to 55% through a further issue of shares. The increase in the Company’s shareholding in PII to 55% was completed on February 10, 2006. In accordance with Statement

2.	BUSINESS ACQUISITIONS (Continued)

India (Continued)

of Financial Accounting Standards (“SFAS”) No. 94 – Consolidation of All Majority-Owned Subsidiaries and Emerging Issues Task Force (“EITF”) 96-16 – Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights, the Company will continue to account for the investment in PII using the equity method as the minority shareholders have participative rights in certain financial and operating decisions of PII. On December 12, 2006, the name of PII was changed to Pacific Internet India Limited upon conversion to a public limited company.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

All dollar amounts included in the financial statements and in the notes herein are Singapore dollars (“S$”) unless designated as U.S. dollars (“US$”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries after elimination of all intercompany balances and transactions. Investments in which the Company does not have control but has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method.

When the Company has an indirect ownership of more than 50.0% in its subsidiaries, it consolidates these subsidiaries unless they do not meet the criteria for consolidation set out in Statement of Financial Accounting Standards (“SFAS”) No. 94 – Consolidation of All Majority-Owned Subsidiaries and Emerging Issues Task Force (“EITF”) 96-16 – Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.

Foreign Currency translation and transactions

The Company, subsidiaries and affiliates consider their respective local currencies as their functional currency. The Group’s reporting currency is the Singapore dollar.

The assets and liabilities of the Company’s subsidiaries are translated into Singapore dollars (“S$”) from their respective functional currencies at the exchange rate at the balance sheet date, and revenues and expenses are translated into S$ at the weighted average exchange rates for the year. Resulting translation adjustments are recorded as a component of Other Comprehensive Income.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are recognized in the Consolidated Statement of Operations when incurred.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency translation and transactions (Continued)

The Group’s share in net assets of unconsolidated subsidiary and affiliates are translated into S$ from their respective functional currencies at the exchange rate at the balance sheet date. The Group’s share of the operations of unconsolidated subsidiaries and affiliates are translated into S$ from their respective functional currencies at the weighted average exchange rates for the year. Resulting translation adjustments are recorded as a component of Other Comprehensive Income.

The accompanying consolidated financial statement amounts expressed in US$ amounts are included solely for the convenience of the readers and have been translated at S$1.5338 to US$1.00, the approximate exchange rate at December 31, 2006. No representation is made that the S$ amounts could have been, or could be, converted into US$ amounts at that or any other rate.

Cash and Cash Equivalents

The Group includes in cash equivalents all short-term, highly liquid investments with original maturities of three months or less. Cash equivalents consist principally of investments in interest-bearing demand deposit accounts with financial institutions and are stated at cost, which approximates fair value.

The Group maintains cash and cash equivalents with various financial institutions mainly in Singapore, Hong Kong, Australia, the Philippines, Malaysia and Thailand. The Group performs periodic evaluation of the relative credit standing of financial institutions that are considered in the Group’s investment strategy.

Long term investments

Long term investments consist of equity securities. Marketable equity securities are accounted for in accordance with SFAS No. 115—Accounting for Certain Investments in Debt and Equity Securities. The Group has classified all marketable securities as available-for-sale. Available-for-sale securities are reported at fair value with changes in unrealized gains and losses, net of applicable taxes, recorded in a separate component of shareholder’s equity. Realized gains and losses are included in Other income and expenses and are determined on a specific identification basis. Investments in privately-held companies are accounted for under the cost method.

In the event that the carrying value of an investment exceeds its fair value and the decline in value is other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established in accordance with EITF 03-01 – The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investment. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates; liquidation values; and quoted market prices of comparable companies.

In order to determine whether a decline in value is other than temporary, the Group evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition and business outlook of the company, current market conditions and future trends in the investee’s industry and the investee’s relative competitive position within the industry. Other-than-temporary declines in fair value from the original cost are charged to the Consolidated Statement of Operations in the period the loss is established.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fixed Assets

Fixed assets, including equipment under capital leases, are stated at cost and are depreciated or amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease, as follows:

Leasehold improvements	-	2 - 15 years
Computer equipment and software	-	2 - 5 years
Furniture and fixtures	-	3 - 8 years
Office equipment	-	3 - 6 years
Motor vehicles	-	5 - 6 years
Telecommunication equipment	-	9 months

Depreciation of assets under capital lease is included in depreciation expense.

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the Consolidated Statement of Operations.

Asset Retirement Obligations

In accordance with SFAS No. 143 - Accounting for Asset Retirement Obligations, the Group recognized the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expenses. If the obligation is settled for other than the carrying amount of the liability, the Group will recognize a gain or loss on settlement.

Concentration of Credit Risk

The Group provides Internet access, e-commerce, and travel-related services. The Group has thousands of individual customers primarily located in Singapore, Hong Kong, Australia, the Philippines, India, Thailand and Malaysia. The Group performs ongoing credit evaluations of its customers’ financial condition, and generally requires no collateral from its customers. The allowance for doubtful accounts receivable is based upon the expected collectibility of outstanding accounts receivable at the balance sheet date.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory

Inventory consists of the following:-

(i)	Products and equipment parts for resale – they are stated at the lower of cost (calculated on a first-in-first-out basis) or market value.

(ii)

Unused air-tickets and pre-admission tickets – they are stated at the lower of cost or net realizable value. Net realizable value represents the estimated selling price after making allowance for expired tickets.

Accounts Receivable

Accounts receivable, which generally have 30-90 days terms, are recognized and carried at original invoiced amount less an allowance for any uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Services rendered but unbilled at the end of the financial year are recorded as deferred income.

Allowance for Doubtful Debt

The Group maintains allowances for doubtful accounts for estimated losses resulting from inability of customers to make required payments. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Group considers many factors, including the age of the balance, customer’s historical payment history, their current credit-worthiness and current economic trends. As of December 31, 2005 and 2006, the Group’s allowance for doubtful debts was S$3,556 and S$2,733 (US$1,782), respectively.

Long term Receivables and Loan Receivable from unconsolidated affiliates

Long term receivables and loan receivable from unconsolidated affiliates are recognized and carried at cost less an allowance for any uncollectible amounts.

Intangible Assets

Identifiable intangible assets consist of the following:

(i)

Trademarks, service marks and domain names - The Group acquired various trademarks, service marks and domain names in the United States and other jurisdictions. The Group believes the service marks and domain names are of material importance to the Group’s business and are amortized on a straight-line basis generally over the legal life of 10 - 25 years.

(ii)

License fees - In April 2000, the Company was awarded a Facilities-Based Operator license for a 15-year period, commencing April 1, 2000, which was transferred to a subsidiary in financial year 2004. In 2002, a license to use the Internet messaging server software for 5 to 10 years was purchased. In 2005, the Company secured the wireless spectrum rights from the Infocomm Development Authority of Singapore (“IDA”) for 10 years.

License	fees are amortized on a straight-line basis over their economic lives of 5 -10 years.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets (Continued)

(iii)

Acquired customer list - Acquired customer list represents capitalization of costs specifically incurred for the purchase of customer lists from other ISPs and is amortized on a straight-line basis over a period ranging from 2-5 years.

Impairment of long-lived assets

The Company reviews the carrying value of its long-lived assets, including fixed assets and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset (or the group of assets, including the asset in question, that represents the lowest level of separately-identifiable cash flows) to the total estimated undiscounted cash flows expected to be generated by the asset or group of assets. If the future net undiscounted cash flows is less than the carrying amount of the asset or group of assets, the asset or group of assets is considered impaired and an expense is recognized equal to the amount required to reduce the carrying amount of the asset or group of assets to its then fair value. Fair value is determined by discounting the cash flows expected to be generated by the asset, when the quoted market prices are not available for the long-lived assets. Estimated future cash flows are based on assumptions and are subject to risk and uncertainty.

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses and companies over the fair value of the net assets acquired.

In accordance with SFAS No. 142, Goodwill and Other Intangibles Assets, goodwill is not amortized but instead tested at least annually for impairment, or more frequently when events or change in circumstances indicate that the asset might be impaired by comparing the carrying value to the fair value of the reporting unit to which it is assigned. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved.

Income Taxes

The Group accounts for income taxes using the liability method in accordance with SFAS No. 109 - Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates that will be in effect when the differences are expected to reverse. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Revenue Recognition

The Group’s revenues are derived from two primary sources: Internet access and internet services (access services) and travel related services. Access services include all Internet access services such as dial-up, leased lines, broadband, value added services and all other Internet access-related services. Travel related services include services provided by a “brick-and-mortar” travel agent, such as air ticketing, tours, hotels and other travel-related services.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Revenue from the provision of Internet access services and e-commerce services are recognized, net of discount, in the period the service is rendered in accordance with Staff Accounting Bulletin, SAB 104 - Revenue Recognition in Financial Statements.

The Group presently does not provide refunds to dial-up, broadband or leased line subscribers. Registration fees are payable at the time applications are processed. Revenues generated from registration fees are deferred and amortized over the estimated average life of a subscriber relationship of one year. The fees deferred and not yet amortized are shown on the Group’s Consolidated Balance Sheet as “Deferred income”.

Revenues are recorded for monthly subscription charges when the related services are rendered. Where subscription plans prescribe fixed usage volumes or time periods for the stated subscription prices, additional volume-based or time-based charges will be imposed when the prescribed limits are exceeded. Revenues for such additional charges are recorded when the services in respect of the excess volume or time period are rendered. The corresponding cost is recognized when incurred.

Free months are offered in connection with referral programs or promotional discounts. Because these free months are usually given without a contract at the beginning of a subscription period, no revenue is recognized during the free months as the customer’s continuance is not assured. Where free months are given with a contract at the beginning of the subscription period, the total revenue expected to be generated from the contract will be recognized on a straight line basis throughout the contractual period, including the free months.

In 2002, the Group has adopted EITF 01-09 – Accounting for Consideration Given by Vendor to a Customer or a Reseller of the Vendor’s Products. While the Task Force did not reach a consensus on the classification of the expense associated with free products, the SEC Observer indicated that the SEC staff believes that the expense should be classified as cost of sales. Accordingly, we have expensed off the costs associated with free products to the income statement.

A subsidiary of the Group runs a Rewards Program in which customers earn Rewards Dollars on their purchase of the subsidiary’s services. These Rewards Dollars can be exchanged for free products and services or offset against future amounts payable by the customers. We characterize the associated costs as an expense.

Revenue for pre-paid cards is recognized based on actual usage hours. In the event that such usage hours cannot be determined or reasonably estimated, revenue is deferred and recognized upon expiration of the pre-paid cards. The corresponding cost is recognized when incurred.

Commission revenues are generated from services rendered for arrangement of air travel, hotel rooms, car rental, vacation packages and cruises. Commission revenues are recognized upon completion of the arrangement service.

In November 2002, the EITF reached a consensus on Issue No. 00-21 - Revenue Arrangement with Multiple Deliverables. Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provision of Issue No. 00-21 applied to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. On June 15, 2003, the Group considered the provisions of Issue No. 00-21 and concluded that the impact of the adoption did not have material effect on the Group’s Consolidated Balance Sheet, Statement of Operations or Statement of Cash Flows.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

Advertising costs, primarily advertisements through mass media and billboards, are expensed when incurred. Advertising expense for the years ended December 31, 2004, 2005 and 2006 were S$4,280, S$3,194 and S$4,611 (US$3,006), respectively.

Research and development costs

Research and development costs are charged to operations as incurred.

Per share data

Basic net income per share is computed using the weighted average number of shares outstanding during the period. Diluted net income per share is computed using the weighted average number of shares and dilutive equivalent shares outstanding during the period. Dilutive equivalent shares consist of stock options granted and not yet exercised with an exercise price greater than the average fair market value for such respective period. All dilutive equivalent shares that have an antidilutive effect are excluded from the computation of net income per share.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, fixed deposits with financial institutions, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair value because of the short maturity of these instruments.

The aggregate net fair value of capital lease obligations of the Company which are not carried at fair value in the Consolidated Balance Sheet as at December 31, 2005 and 2006 is S$614 and S$297 (US$195), respectively. The fair values of these capital lease obligations are estimated using discounted cash flow analysis, based on their effective interest rates.

The carrying amount of the bank borrowings issued pursuant to the Group’s bank credit agreement approximates fair value due to its short-term maturity.

Stock-Based Compensation Plans

Effective January 1, 2006, the Group adopted the provisions of SFAS No.123R - Share-Based Payment (“SFAS No. 123R”) and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, stock compensation cost is measured on the date of grant, based on fair value which is estimated using the Black-Scholes option-pricing model. The compensation cost is amortized over the vesting period of the options.

As permitted by SFAS No. 123R, the Group has elected to apply the “modified prospective” method for the transition, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No.123R for all shared-based payments granted after the effective date and (b) based on the requirements of SFAS No.123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date.

Prior to the adoption of SFAS No. 123R, the Group applied Accounting Principles Board Opinion No.25 – Accounting for Stock Issued to Employees (“APB No. 25”) and related Interpretations, and provided the disclosures required under SFAS No. 123 – Accounting for Stock Based Compensation (“SFAS No. 123”).

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation Plans (Continued)

The following table illustrates the effect on net income and earnings per share for the corresponding period if the company had applied the fair value recognition provisions of SFAS No.123 to stock-based employee compensation:

	December 31,
	2004 S$	2005 S$
Net income, as reported	10,130	10,820
Add(Deduct): Stock-based compensation expense included in reported net income, net of related tax effects	842	(109)
Deduct: Total stock based compensation expense determined under fair value based method of all awards, net of related tax effects	(5,041)	(2,464)

Pro forma net income	5,931	8,247

Basic net income per share

As reported	0.77	0.81

Pro forma	0.45	0.62

Diluted net income per share

As reported	0.75	0.81

Pro forma	0.45	0.62

The fair value of the share option granted is estimated on the date of grant using the Black Scholes option-pricing model. The option-pricing model requires the input of assumptions noted in the following table. The expected volatility assumption was determined using the historical volatility of the company’s shares. The expected holding period represents the period of time the options are expected to be outstanding and is based on historical trends. The following table presents the weighted-average assumptions used:

The Company	Date of Grant	Dividend yield	Expected Volatility	Risk-free interest rate (weighted average in %)	Expected holding period (weighted average in years)

1999 (3rd tranche) Share Option Plan	Jan 10, 2001	0%	140.09%	4.79%	2.94

1999 (4th tranche) Share Option Plan	Apr 10, 2001	0%	147.02%	4.27%	2.94

1999 (5th tranche) Share Option Plan	Aug 18, 2003	0%	134.94%	1.85%	2.76

1999 (6th tranche) Share Option Plan	Mar 25, 2004	0%	129.55%	1.56%	2.76

1999 (7th tranche) Share Option Plan	Nov 7, 2005	0%	116.37%	4.44%	1.76

1999 (8th tranche) Share Option Plan	Jan 18, 2006	0%	63.07%	4.35%	1.75

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation Plans (Continued)

The table below summarized the weighted average fair value and exercise price of the stock options granted during the year.

	2004	2005	2006	2006
	S$	S$	S$	US$

Weighted average grant-date fair value of stock options granted during the year:

Where exercise price is higher than market price	12.06	6.02	—	—
Where exercise price is lower than market price	—	—	3.30	2.15

Weighted average exercise price of stock options granted during the year:

Where exercise price is higher than market price	16.92	10.69	—	—
Where exercise price is lower than market price	—	—	9.38	6.12

Transition adjustment on adoption of SAB No. 108

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides guidance on how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 is effective for fiscal years ending after November 15, 2006. In the current year, the Company has corrected prior years unadjusted differences related to the accounting for share of minority losses. Before the adoption of SAB 108, the Company used the rollover method to quantify the materiality of misstatements. When assessed by this method, the unadjusted differences were not material to any period presented. Accordingly, the Company has recorded the prior years cumulative share of minority losses of $2,844 against the Company’s opening balance of retained earnings in accordance with the transitional provisions of SAB 108 as the amount is considered material when assessed by the iron curtain method.

Recent Accounting Pronouncements

In June 2006, FASB ratified the consensus on EITF Issue No. 06-3 - How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (“EITF 06-3”). The scope of EITF 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, and certain excise taxes. EITF 06-3 states that presentation of taxes within the scope of this EITF on either a gross basis or a net basis is an accounting policy decision which should be disclosed pursuant to APB No. 22 - Disclosure of Accounting Policies. If such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The consensus on EITF 06-3 will be effective for interim and annual reporting periods beginning after December 15, 2006.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FIN No. 48 - Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109 - Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN 48 on January 1, 2007. We are currently evaluating the potential impact, if any, that the adoption of FIN 48 will have on our consolidated financial statements.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In September 2006, FASB issued SFAS No. 157 - Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 becomes effective for us on January 1, 2008. Upon adoption, the provisions of SFAS No. 157 are to be applied prospectively with limited exceptions. We are currently evaluating the potential impact, if any, that the adoption of SFAS No. 157 will have on our consolidated financial statements.

In September 2006, the FASB ratified EITF Issue No. 06-1 - Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider”(“EITF 06-1”). This guidance requires the application of EITF Issue No. 01-9 - “Accounting for Consideration Given by a Vendor to a Customer” (“EITF 01-9”), when consideration is given to a reseller or manufacturer for benefit to the service provider’s end-customer. EITF 01-9 requires the consideration given to be recorded as a liability at the time of the sale of the equipment and also provides guidance for the classification of the expense. EITF 06-1 is effective for the first annual reporting period beginning after June 15, 2007. We are currently evaluating the potential impact that adoption of this statement will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 - The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We do not believe the adoption of this SFAS will have significant impact on our consolidated financial statements.

4.	SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Other operating expenses comprise the following :

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Payroll and related staff costs	$50,016	$50,170	$52,609	$34,300
Sales and marketing expenses	5,467	4,855	5,121	3,339
Traveling expenses	1,292	1,412	1,800	1,174
Office expenses	9,671	9,410	11,260	7,341
Professional and consultancy fees	2,186	1,694	5,821	3,795
Research and development costs	530	508	113	74
Others	1,836	2,287	1,930	1,258

	$70,998	$70,336	$78,654	$51,281

Included in professional and consultancy fees are consultancy fees paid or payable to a subsidiary’s director-related company of S$72, S$24 and $49 (US$32) for the years ended December 31, 2004, 2005 and 2006, respectively.

Defined contribution costs, which are included in payroll and related staff costs, are S$2,698, S$2,339 and S$2,476 (US$1,614) for the years ended December 31, 2004, 2005 and 2006, respectively.

5.	VALUATION AND QUALIFYING ACCOUNTS

Year Ended December, 31	Balance at Beginning of Period	Charged to Costs and Expenses	Due to acquisition of subsidiary	Deductions write-offs	Translation Difference	Balance at End of Period	Balance at End of Period
	S$	S$	S$	S$	S$	S$	US$
Allowance for doubtful accounts receivable
2004	3,680	1,506	—	(1,657)	(386)	3,143	1,926
2005	3,143	1,488	229	(1,360)	56	3,556	2,139
2006	3,556	657	61	(1,277)	(264)	2,733	1,782

6.	OTHERS

Others comprise the following :

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Loss on disposal of fixed assets	$(26)	$(53)	$(373)	$(243)
Miscellaneous income	373	1,457	714	465

	$347	$1,404	$341	$222

7.	INCOME TAXES

The components of deferred income taxes are as follows:

	December 31,
	2005	2006	2006
	S$	S$	US$
Deferred tax assets:
Uncollectible accounts receivable	$748	$471	$307
Fixed assets	61	15	10
Net operating loss and unabsorbed capital allowances carry forward	3,063	396	258
Others	1,457	1,086	709

	5,329	1,968	1,284
Valuation allowance	(2,825)	—	—

	$2,504	$1,968	$1,284

Deferred tax liabilities:
Fixed assets	$1,765	$1,668	$1,087
Others	—	367	240

	$1,765	$2,035	$1,327

Net deferred tax assets/(liabilities)	$739	$(67)	$(43)

The net change in the valuation allowance for the years ended December 31, 2004, 2005, and 2006, was a decrease of S$875, S$1,839 and S$2,825 (US$1,842), respectively.

The net operating losses and unabsorbed capital allowances carried forward for the years ended December 31, 2006 and 2005 amounted to S$2,257 and S$15,575, respectively. These net operating losses

7.	INCOME TAXES (Continued)

and unabsorbed capital allowances pertain to operations in Hong Kong in 2006 and arose from operations in Australia, Hong Kong and Singapore in 2005.

Under Singapore tax law, net operating losses and unabsorbed capital allowances can be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the provisions of the Income Tax Act. Under both the Hong Kong and Australian tax laws, net operating losses and unabsorbed capital allowances can also be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the provisions of the Inland Revenue Ordinance and Income Tax Assessment Act, respectively. Singapore also has a loss-transfer system of group relief (group relief system). Under the group relief system, a company belonging to a group may transfer its current year unabsorbed trade losses and current year unabsorbed capital allowances to another company belonging to the same group, to be deducted against the assessable income of the latter company. Under the Philippine tax law, net operating losses can be carried forward to offset future taxable income from the entity that originally generated the loss for the three consecutive taxable years immediately following the year of loss, subject to the provision of the National Inland Revenue Code 1997 of the Philippines. Under Malaysian tax laws, net operating losses and unabsorbed capital allowances can also be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the provisions of the Malaysian Income Tax Act.

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Pre-tax income (loss)
Singapore	$10,288	$8,143	$1,219	$795
Foreign :
Australia	1,158	3,410	4,354	2,839
Hong Kong	805	719	1,822	1,188
The Philippines	210	395	419	273
Malaysia	(140)	(87)	(81)	(53)
Thailand	477	491	668	435
India	(171)	178	283	185

	$12,627	$13,249	$8,684	$5,662

Income tax (expense) credit consists of the following:

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Current:
Singapore	$(3,183)	$(1,919)	$(948)	$(618)
Foreign	(83)	(147)	(1,488)	(970)

	(3,266)	(2,066)	(2,436)	(1,588)

Deferred:
Singapore	$(2)	$(251)	$—	$—
Foreign	125	234	(339)	(221)

	123	(17)	(339)	(221)

	$(3,143)	$(2,083)	$(2,775)	$(1,809)

7.	INCOME TAXES (Continued)

The reconciliation of tax computed by applying the statutory income tax rate to pre-tax income is:

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Tax at Singapore Statutory rate of 20.0% (2005: 20.0%, 2004: 20.0%)	$(2,525)	$(2,650)	$(1,740)	$(1,134)
Foreign tax rate differences	(124)	(330)	(517)	(337)
Expenses not deductible for tax purposes	(638)	(312)	(1,048)	(683)
Changes in valuation allowances	598	1,319	—	—
Tax-exempt income	—	—	257	167
Utilisation of previously unrecognized tax benefits	—	—	323	211
Others	(454)	(110)	(50)	(33)

	$(3,143)	$(2,083)	$(2,775)	$(1,809)

8.	EXTRAORDINARY ITEM

In January 2004, a gain arising from the acquisition of the balance of 7.89% shareholding in Pacfusion from the minority shareholder whereby the fair value of the attributable tangible assets acquired is in excess of the cost of acquisition.

In February 2006, a gain arising from the acquisition of the balance of 7.50% shareholding in Safe2Travel from the minority shareholder whereby the fair value of the attributable tangible assets acquired is in excess of the cost of acquisition.

9.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	December 31,
	2005	2006	2006
	S$	S$	US$
Cash at financial institutions and on hand	$15,795	$14,962	$9,755
Short term deposits with financial institutions	42,626	42,824	27,920

	$58,421	$57,786	$37,675

10.	FIXED DEPOSITS WITH FINANCIAL INSTITUTIONS

Fixed deposits with financial institutions amount to S$2,447 (US$1,595) and S$1,151 at December 31, 2006 and 2005, respectively, and relate to fixed deposits with maturity of more than 90 days but less than 12 months that earn interest at the prevailing short-term deposit rates. The carrying value of bank deposits approximates their fair values due to their short term maturity.

11.	RELATED PARTY TRANSACTIONS

Prior to May 1999, the Company was a 74.99% owned subsidiary of SembCorp Ventures Pte Ltd (formerly known as Sembawang Ventures Pte Ltd). The Company’s intermediate parent companies at that point in time were Sembawang Corporation Ltd and SembCorp Industries Ltd.

11.	RELATED PARTY TRANSACTIONS (Continued)

In May 1999, the parent company, SembCorp Ventures Pte Ltd, diluted their shareholdings from 54.6% to 41.8%. Since then, SembCorp Ventures Pte Ltd and SembCorp Industries Ltd are considered as the former immediate parent company and former intermediate parent company, respectively. During the year ended December 31, 2003, SembCorp Ventures Pte Ltd further diluted their shareholdings in the Company from 41.8% to 30.8%. During the year ended December 31, 2004, SembCorp Ventures Pte Ltd further diluted their shareholdings in the Company from 30.8% to 29.2%.

In July 2005, Kingsville Capital Limited, completed its acquisition of SembCorp Ventures Pte Ltd’s entire shareholding in the Company. Kingsville Capital Limited represented a group of investors put together by Titan Capital Pte Ltd, an investment and financial advisory firm incorporated in Singapore. On September 29, 2005, Vantage Corporation Limited announced that it had entered into a sale and purchase agreement with Kingsville Capital Limited to acquire its entire equity interest in the Company for an aggregate consideration of US$30.5 million.

On February 24, 2006, Vantage Corporation Limited completed its acquisition of Kingsville Capital Limited’s entire shareholding in the Company. On February 27, 2006, Vantage Capital Pte. Ltd., a wholly owned subsidiary of Vantage Corporation Limited acquired 50,000 ordinary shares in the Company from the open market which was later transferred to Vantage Corporation Limited. As at December 31, 2006, Vantage Corporation Limited beneficially owned 3,879,373 ordinary shares, which constituted approximately 28.12% of the Company’s total outstanding shares.

On February 27, 2006, UOB Asia Limited, for and on behalf of MediaRing Ltd (“MediaRing”), announced a Pre-Conditional Voluntary General Offer to acquire all the Company’s issued and outstanding shares, subject to the satisfaction of certain conditions (the “Offer”).

On May 12, 2006, upon the approval from the Infocomm Development Authority of Singapore and MediaRing’s shareholders, UOB Asia Limited, for and on behalf of MediaRing, announced that an offer to purchase had been dispatched to all registered shareholders and that accordingly, the Offer had commenced. On June 22, 2006, MediaRing revised the offer price from US$8.25 to US$9.50 per share. On July 11, 2006, the offer lapsed with less than 50% acceptances. MediaRing subsequently increased its shareholding in the Company from 651,572 ordinary shares to 4,056,163 ordinary shares, which constituted approximately 29.4% of the Company’s total outstanding shares as at December 31, 2006.

From official filings with the U.S. Securities and Exchange Commission, Connect Holdings Limited’s shareholding in the Company as at December 31, 2006 is 1,737,918 ordinary shares, which constituted approximately 12.6% of the Company’s total outstanding shares.

For the years ended December 31, 2004, 2005 and 2006, the Company provided Internet Access and related services amounting to S$45, S$ nil and S$nil (US$nil) respectively, to its former intermediate parent company.

For the years ended December 31, 2004, 2005 and 2006, Safe2Travel provided travel-related services amounting to S$159, S$149 and S$nil (US$nil) respectively, to the Group’s former intermediate parent company and other affiliated companies.

For the years ended December 31, 2004, 2005 and 2006, consultancy fees paid or payable by Safe2Travel amounted to S$72, S$27 and S$49 (US$32) respectively, to Safe2Travel’s Director-related company.

11.	RELATED PARTY TRANSACTIONS (Continued)

Receivables from Related Parties

The amount receivables are payable upon demand and interest-free.

Payables to Related Parties

Payables to affiliates are non-trade in nature, interest-free and have no fixed terms of repayment.

12.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31,
	2005	2006	2006
	S$	S$	US$
Deposits	$3,018	902	$588
Prepaid expenses	2,622	2,955	1,927
Receivable from third parties	745	1,314	857
Other assets	356	219	142

	$6,741	$5,390	$3,514

Included in deposits at December 31, 2005 is an amount to be paid for the acquisition of T3, in relation to the contingent consideration of S$2,454 based on the achievement by T3 of earnings before interest and tax of A$1,000 in the first 12 months subsequent to acquisition. T3 achieved the specified performance target in 2006.

13.	INVESTMENTS IN UNCONSOLIDATED SUBSIDIARY AND AFFILIATES

On January 5, 2000, Digiway, an investment holding company, was incorporated in Thailand. The Company subscribed to a 49.0% equity interest in Digiway, which in turn held a 26.0% equity interest in PITH. From March 2000 to December 19, 2001, the Company effectively owned 61.7% interest in PITH, comprising a 49.0% direct equity interest and 12.7% indirect interest via Digiway. On December 19, 2001, Digiway increased its equity interest in PITH to 41.0%. As a result, the Company’s effective interest in PITH was increased to 69.1%. In July 2003, Digiway purchased 188,176 shares of Baht 100 each, representing a 10.0% equity interest in PITH from the minority shareholder. As a result, Digiway increased its equity interest in PITH from 41.0% to 51.0%, and the Company’s effective interest in PITH was increased from 69.1% to 74.0%. The Group accounted for this investment using the equity method until July 1, 2006, the date at which the Group started to consolidate the financial statements of PITH and Digiway.

On October 9, 1998 the Company entered into a non-binding Memorandum of Understanding (“MOU”) with Thakral Brothers (Pte) Ltd (“Thakral Brothers”) to enter into a strategic joint venture for the operation of an Internet-related and ISP business in India (the “India Joint Venture”). On February 5, 1999, PII was incorporated in India. On September 30, 1999, the Company acquired a 49.0% equity interest in PII. PII has obtained a nationwide license that allows it to provide public Internet access in any city in India. On February 28, 2001, the Company formally signed a joint venture agreement with an affiliate of Thakral Brothers. An increase in the Company’s shareholding in PII to 55% was completed on February 10, 2006. The Group has continued to account for PII using the equity method in accordance with EITF 96-16 as the minority shareholders have participative rights in certain financial and operating decisions of PII.

13.	INVESTMENTS IN UNCONSOLIDATED SUBSIDIARY AND AFFILIATES (Continued)

Summarized combined balance sheet and statement of operations for the unconsolidated subsidiaries, PITH, Digiway and PII, for 2004, and 2005 and, only PII for 2006, after elimination of related intercompany transactions, are presented below. The summarized 2006 statement of operations information includes the results of Digiway and PITH for the period from January 1, 2006 – June 30, 2006 only.

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Summarized Statement of Operations Information
Net Sales	$11,624	$15,109	$6,575	$4,287
Gross Profit	4,533	5,256	2,939	1,916
Net profit	644	663	885	577

Summarized Balance Sheet Information
Current assets	$4,479	$6,055	$2,662	$1,735
Non-current assets	1,768	2,444	226	147
Current liabilities	6,683	8,293	15,749	10,268
Non-current liabilities	16	2	—	—

The Group has two unconsolidated affiliates, namely PWC and WNS. The Group has not acquired over 50% of the outstanding voting shares of PWC. WNS was not consolidated due to the minority shareholders of WNS possessing certain veto rights. These entities are accounted for under the equity method.

Summarized combined balance sheet and statement of operations for PWC and WNS is presented below:

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Summarized Statement of Operations Information
Net sales	$2,074	$3,075	$13,206	$8,610
Gross profit	949	1,477	4,169	2,718
Net (loss)/profit	(360)	349	1,496	975

Summarized Balance Sheet Information
Current assets	$1,347	$1,864	$6,790	$4,427
Non-current assets	379	156	717	467
Current liabilities	15,523	15,461	9,734	6,347
Non-current liabilities	—	—	3,147	2,052

14.	LONG TERM INVESTMENTS

The following table summarizes the Group’s long-term investments:

	December 31, 2006
	Cost	Gross Unrealized Loss	Impairment in value of investments	Carrying Value	Carrying Value
	S$	S$	S$	S$	US$
Quoted equity investments	$65	$(28)	$—	$37	$24
Unquoted equity investment	1,454	—	(1,454)	—	—

	$1,519	$(28)	$(1,454)	$37	$24

14.	LONG TERM INVESTMENTS (Continued)

	December 31, 2005
	Cost	Gross Unrealized Loss	Impairment in value of investments	Carrying Value	Carrying Value
	S$	S$	S$	S$	US$
Quoted equity investments	$69	$(23)	$—	$46	$28
Unquoted equity investment	1,454	—	(1,454)	—	—

	$1,523	$(23)	$(1,454)	$46	$28

Unquoted equity investment is accounted for under the cost method. The investment comprises minority equity interests in a related Internet business incorporated in the United States of America. Management has assessed the Group’s investment in this entity and concluded that the investment is fully impaired, as there are indications that the entity is in financial difficulties.

Quoted equity investments are carried at fair value, with any unrealized gains and losses, net of applicable taxes, reported in a separate section of shareholder’s equity. Realized gains and losses are included in the statement of operations and are determined on a specific identification basis. Other than temporary declines in market value from the original cost are charged to the Consolidated Statement of Operations in the period in which the loss occurs. These investments consist of equity interest in a telecommunication company and a bank incorporated in the Philippines. Proceeds from sale of available-for-sale securities in the year ended December 31, 2004, 2005 and 2006 were nil, nil and S$5 (US$3) respectively. The gross realized gain in the year ended December 31, 2004, 2005 and 2006 totaled nil, nil and S$1 (US$1) respectively.

15.	FIXED ASSETS - NET

Fixed assets consist of the following:

	December 31,
	2005	2006	2006
	S$	S$	US$
Computer equipment and software	$59,234	$66,197	$43,159
Furniture and fixtures	2,289	2,566	1,673
Leasehold improvements	6,539	7,257	4,731
Office equipment	5,597	5,989	3,904
Motor vehicles	82	65	43
Telecommunication equipment	1,721	393	256
Construction-in-progress	1,665	773	505

	77,127	83,240	54,271
Less: accumulated depreciation	(59,087)	(64,233)	(41,879)

	$18,040	$19,007	$12,392

Fixed assets that are acquired under capital leases consist of the following:

	December 31,
	2005	2006	2006
	S$	S$	US$
Computer equipment and software	$2,641	$2,641	$1,722
Less: accumulated depreciation	(1,593)	(2,081)	(1,357)

	$1,048	$560	$365

16.	INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31,
	2005	2006	2006
Cost	S$	S$	US$
License fees	$3,165	$3,165	$2,063
Trademarks, service marks and domain name	468	1,784	1,164
Acquired customer list	8,669	8,533	5,563

	12,302	13,482	8,790

Accumulated Amortization
License fees	$(854)	$(1,142)	$(745)
Trademarks, service marks and domain name	(71)	(244)	(160)
Acquired customer list	(6,987)	(7,396)	(4,821)

	(7,912)	(8,782)	(5,726)

Net Carrying Value
License fees	$2,311	$2,023	$1,318
Trademarks, service marks and domain name	397	1,540	1,004
Acquired customer list	1,682	1,137	742

	$4,390	$4,700	$3,064

The amortization expense for the year ended December 31, 2006 and 2005 was S$870 (US$567) and S$425, respectively. The estimated amortization expense for the next five years is as follows:

For the year ending December 31,	S$	US$
2007	$940	$613
2008	913	595
2009	639	416
2010	452	294
2011	452	294

17.	GOODWILL

	December 31,
	2005	2006	2006
	S$	S$	US$
Goodwill	$55,350	$55,613	$36,258
Less : accumulated amortization	(23,338)	(23,642)	(15,414)

	$32,012	$31,971	$20,844

The Group reviews goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142. The provisions of SFAS No.142 require that a two-step impairment test be performed on goodwill. In the first step, the fair value of each reporting unit is compared to its carrying value. The reporting units are consistent with the reportable segments identified in Note 27. Fair value of the reporting units is determined using the income approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value

17.	GOODWILL (Continued)

of the net assets assigned to that unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, the Group performs the second step, which is determining the implied fair value of the reporting unit’s goodwill, and comparing it to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded. The Group completed the annual impairment test in 4th quarter of 2006 and determined that goodwill was not impaired.

The changes in carrying amount of goodwill for the years then ended are as follows:

	Carrying Amount	Carrying Amount
	S$	US$
December 31, 2006
Balance at January 1, 2006	$32,012	$20,871
Arising from acquisition of/additional investment in subsidiaries	189	123
Translation adjustment	(230)	(150)

Balance at December 31, 2006	$31,971	$20,844

December 31, 2005
Balance at January 1, 2005	$28,206	$16,963
Arising from acquisition of a subsidiary	4,063	2,443
Translation adjustment	(257)	(154)

Balance at December 31, 2005	$32,012	$19,252

Goodwill attributable to operating segments for the years ended December 31, 2005 and December 31, 2006 are as follows:

	December 31, 2006
	Access	Travel	Consolidated
Balance at January 1, 2005	$20,507	$7,699	$28,206
Arising from acquisition of a subsidiary	4,063	—	4,063
Translation Adjustment	(257)	—	(257)

Balance at December 31, 2005	24,313	7,699	32,012
Arising from acquisition of/additional investment in subsidiaries	814	(625)	189
Translation Adjustment	(230)	—	(230)

Balance at December 31, 2006	$24,897	$7,074	$31,971

The increase in goodwill in 2006 mainly arises from the additional investments in PDSI, the finalization of fair value of net assets of T3 during the year and associated goodwill arising from acquisition of interests in PITH that was accounted for using the equity method prior to July 1, 2006.

18.	LONG TERM RECEIVABLES AND LOAN RECEIVABLE FROM UNCONSOLIDATED AFFILIATES

Long term receivables and loan receivable from PWC and WNS are unsecured, interest free (except for an amount of $2,173 in 2005 which bore interest at 2%), and not expected to be repaid within one year.

19.	BANK BORROWINGS

	December 31,
	2005	2006	2006
	S$	S$	US$
Secured	$21	$20	$13
Short-term loan, unsecured	2,439	—	—

	$2,460	$20	$13

As of December 31, 2005 and 2006, the Group had uncommitted revolving credit facilities, representing short-term loan facilities, overdraft facilities and guarantees from various banks, of S$26,276 and S$15,450 (US$10,073) respectively. The weighted average interest rate was 11.67% per annum. Total unused credit facilities available to the Group as of December 31, 2005 and 2006 were S$16,772 and S$8,051 (US$5,249), respectively.

As of December 31, 2006, bank borrowings of S$20 (US$13) were secured by motor vehicle of PDSI with net book value of S$28 (US$18). The weighted average interest rate was 10.08% (2005: 9.78%) per annum.

20.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The components of accrued expenses and other current liabilities are as follows:

	December 31,
	2005	2006	2006
	S$	S$	US$
Accrued payroll	$5,726	$4,393	$2,864
Accrued operating expenses	17,605	17,374	11,327
Deposits received	2,814	2,690	1,754
Other payables	3,853	2,192	1,430

	$29,998	$26,649	$17,375

21.	DEFERRED INCOME

Deferred income consists of the following:

	December 31,
	2005	2006	2006
	S$	S$	US$
Deferred registration fees	$777	$781	$509
Advanced billings	6,607	6,946	4,528

	7,384	7,727	5,037

22.	LEASES

	December 31,
	2005	2006	2006
	S$	S$	US$
Current portion of capital lease obligations	$317	$196	$128
Non-current portion of capital lease obligations	297	102	66

	$614	$298	$194

22.	LEASES (Continued)

The Company leases its corporate offices under non-cancelable operating leases, which expire in 2009. The Company has the option to extend each of these leases for an additional three years.

Operating leases also include international leased lines with cancelable and non-cancelable leases expiring at various dates through 2009. The lease agreements do not include renewal options.

Future minimum lease payments for capital leases and operating leases with initial or remaining terms of one year or more are as follows as of December 31, 2006.

	Capital Leases		Operating Leases
Year Ended December 31:	S$	US$	S$	US$
2007	208	136	7,046	4,594
2008	104	68	3,578	2,333
2009	—	—	1,358	885

Total minimum lease payments	312	204	11,982	7,812

Less amount representing interest	(14)	(10)

Present value of net minimum lease payments	298	194
Less non-current portion	102	66

Current portion of capital lease obligation	$196	$128

The operating leases expenses of the Group are as follows:-

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
International leased lines	$7,195	$6,397	$4,384	$2,858
Office and equipment rental	3,708	3,635	5,082	3,313
Broadband leases	17,194	17,160	66,539	43,382
Corporate trunk line leases	5,435	5,300	22,909	14,937
Other operating leases	1,682	1,028	2,105	1,373

	$35,214	$33,520	$101,019	$65,863

Rental payments under operating leases are expensed on a straight line basis over the periods of the respective lease.

23.	SHARE CAPITAL

The Company completed its first and second offerings (collectively known as the “offerings”) of common stock on February 5, 1999 and May 20, 1999, respectively. The Company sold an aggregate of 2,500,000 shares in the offerings and received net proceeds after offerings expenses amounting to approximately S$76,300.

The holders of ordinary shares are entitled to receive dividends as and when declared by the Company. All ordinary shares in the Company carry one vote per share without restriction.

Effective January 30, 2006, the Company was subject to the amendments promulgated under the Singapore Companies (Amendment) Act 2005. These amendments included the abolition of the concepts of “par

23.	SHARE CAPITAL (Continued)

value” and “authorized share capital”. The relevant amendments have resulted in all ordinary shares being recorded with no par value.

The amendments do not affect the actual number of ordinary shares issued and the paid-in capital of the Company. As a result of the abolition of the concept of “par value”, a significant portion of the additional paid-in capital amounting to S$86,552 (US$56,429) became part of the share capital account as at December 31, 2006 and increased the share capital account on that date to S$114,143 (US$74,419). The remaining balance of S$16,093 (US$10,492) in the additional paid-in capital comprised mainly deferred compensation expense for stock options.

24.	ASSET RETIREMENT OBLIGATION

The Group leases various operating facilities in Asia and has renovated the premises as well as installed various fixtures in the premises. According to the lease contracts, the Group is legally required to restore the premises back to its original condition at the end of the lease. The Group recognized the fair value of liabilities for asset retirement obligation and capitalized that cost as part of the cost basis of leasehold improvements and depreciates it on a straight line bases over 2 to 5 years. The following table describes all changes to the Group’s asset retirement obligation liability, recorded as part of accrued expenses and other current liabilities:

	December 31,
	2005	2006	2006
	S$	S$	US$
Balance at beginning of year	$324	$397	$259
Liabilities incurred	49	181	118
Liabilities settled	(2)	(28)	(18)
Translation difference	—	(3)	(2)
Accretion expense	26	19	12

Balance at end of year	$397	$566	$369

25.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table summarizes the components of accumulated other comprehensive income (loss):

	December 31,
	2005	2006	2006
	S$	S$	US$
Foreign currency translation	$1,067	$(215)	$(140)
Net unrealized loss in available-for-sale securities	(77)	(82)	(54)

	$990	$(297)	$(194)

26.	DECLARATION OF DIVIDENDS

In a general meeting, the Company may, by ordinary resolution, declare dividends but no dividend will be payable in excess of the amount recommended by the directors. Singapore law allows dividends to be paid only out of profits of the Company, determined in accordance with accounting principles generally accepted in Singapore. As the Company is incorporated in Singapore, all dividends declared will be denominated in Singapore currency. The Company has not declared any dividends to date. The amount of the Company’s retained earnings available for distribution was approximately S$8,757 (US$5,709). The Group does not anticipate paying cash dividends in the foreseeable future.

27.	SEGMENT REPORTING

In accordance with SFAS No. 131 - Disclosures about Segments of an Enterprise and Related Information, certain information should be disclosed based on the financial information management analyzes for making operating decisions and assessing performance. The Group operates in three reportable segments as each of these segments offers different products and services:

o	Internet Access and Internet Services

o	e-Commerce Services

o	Travel-related Services

INTERNET ACCESS AND INTERNET SERVICES (“ACCESS”). This segment includes all Internet access services such as dial-up, leased lines, broadband, value added services and all other Internet access-related services.

E-COMMERCE SERVICES (“E-COMMERCE”). This segment includes e-commerce services, website content and community related services as well as application development services.

TRAVEL-RELATED SERVICES (“TRAVEL”). This segment includes services provided by a “brick-and-mortar” travel agent, such as air ticketing, tours, hotels and other travel-related services.

December 31, 2004	Access	e-commerce	Travel	Reconciling items	Consolidated
Revenue
Unaffiliated customers	$162,172	$1,050	$6,537	$—	$169,759
Intersegment	—	—	13	(13)	—

Total revenues	162,172	1,050	6,550	(13)	169,759
Depreciation & amortization	(8,517)	(309)	(73)	—	(8,899)
Other operating expenses	(141,256)	(1,703)	(5,801)	13	(148,747)
Interest income	358	5	64	—	427
Interest expense	(134)	(7)	—	—	(141)
Equity in profit of unconsolidated affiliates	306	—	—	—	306
Other non-operating (expense) income	(77)	(97)	96	—	(78)
Income tax expenses	(3,004)	(2)	(137)	—	(3,143)
Minority interest	(50)	(47)	—	—	(97)
Extraordinary item	743	—	—	—	743

Segment P&L	$10,541	$(1,110)	$699	$—	$10,130

Total assets	$113,830	$4,420	$26,174	$—	$144,424

Expenditures for long-lived assets	$8,134	$—	$37	$—	$8,171

27.	SEGMENT REPORTING (Continued)

December 31, 2005	Access	e-commerce	Travel	Reconciling items	Consolidated
Revenue
Unaffiliated customers	$164,285	$10	$6,122	$—	$170,417
Intersegment	—	—	25	(25)	—

Total revenues	164,285	10	6,147	(25)	170,417
Depreciation & amortization	(7,889)	(161)	(50)	—	(8,100)
Other operating expenses	(145,501)	(392)	(6,219)	25	(152,087)
Interest income	1,024	9	126	—	1,159
Interest expense	(136)	(11)	—	—	(147)
Equity in loss of unconsolidated affiliates	669	—	—	—	669
Other non-operating income	1,089	32	217	—	1,338
Income tax expenses	(1,931)	—	(152)	—	(2,083)
Cumulative effect adjustments	(4)	—	—	—	(4)
Minority interest	(338)	(4)	—	—	(342)

Segment P&L	$11,268	$(517)	$69	$—	$10,820

Total assets	$129,274	$3,685	$28,782	$—	$161,741

Expenditures for long-lived assets	$16,144	$363	$36	$—	$16,543

December 31, 2006	Access	e-commerce	Travel	Reconciling items	Consolidated
Revenue
Unaffiliated customers	$179,866	$11	$8,936	$—	$188,813
Intersegment	—	4	29	(33)	—

Total revenues	179,866	15	8,965	(33)	188,813
Depreciation & amortization	(8,143)	(61)	(36)	—	(8,240)
Other operating expenses	(168,403)	(165)	(6,477)	33	(175,012)
Interest income	1,764	12	208	—	1,984
Interest expense	(178)	(55)	—	—	(233)
Equity in (loss) profit of unconsolidated affiliates	991	—	—	—	991
Other non-operating income	385	(227)	223	—	381
Income tax expenses	(2,268)	—	(507)	—	(2,775)
Minority interest	(181)	6	—	—	(175)
Extraordinary item	—	—	20	—	20

Segment P&L	$3,833	$(475)	$2,396	$—	$5,754

Total assets	$128,510	$3,490	$34,592	$—	$166,592

Expenditures for long-lived assets	$10,018	$—	$36	$—	$10,054

27.	SEGMENT REPORTING (Continued)

Inter segment sales and transfers were accounted as if the sales or transfers were to third parties, that is, at current market prices.

The e-commerce and travel segment relate solely to the geographical area of Singapore.

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Geographical area Net revenues :

Singapore (a) :
Unaffiliated customers	$81,184	$72,038	$71,609	$46,687
Intercompany	1,003	458	321	209

Hong Kong (b) :
Unaffiliated customers	33,797	35,910	36,244	23,630
Intercompany	51	40	110	72

Australia (b) :
Unaffiliated customers	41,881	50,380	64,462	42,028
Intercompany	45	140	214	140

Philippines (b) :
Unaffiliated customers	11,896	10,864	9,319	6,076
Intercompany	16	64	1	1

Malaysia (b) :
Unaffiliated customers	1,001	1,225	1,107	722
Intercompany	—	40	158	103

Thailand (b) :
Unaffiliated customers	—	—	6,072	3,959

	170,874	171,159	189,617	123,627
Elimination	(1,115)	(742)	(804)	(525)

	$169,759	$170,417	$188,813	$123,102

Long-lived Assets
Singapore
-Fixed assets, net	$7,784	$6,958	$7,123	$4,644
-Intangibles and goodwill, net	7,845	10,009	9,095	5,930
Hong Kong
-Fixed assets, net	3,907	5,395	3,750	2,445
-Intangibles and goodwill, net	8,160	8,160	9,270	6,043
Australia
-Fixed assets, net	4,337	4,282	4,935	3,217
-Intangibles and goodwill, net	12,213	17,410	17,091	11,143
Philippines
-Fixed assets, net	1,713	1,307	1,101	718
-Intangibles and goodwill, net	549	823	1,089	710
Malaysia
-Fixed assets, net	119	98	691	451
Thailand
-Fixed assets, net	—	—	1,407	917
-Intangibles and goodwill, net	—	—	126	82

	$46,627	$54,442	$55,678	$36,300

27.	SEGMENT REPORTING (Continued)

Net (liabilities)/assets of significant operations outside Singapore
Hong Kong	1,073	1,868	3,001	1,957
Australia	18,283	21,008	23,584	15,376
Philippines	(763)	69	958	625
Thailand	—	—	1,276	832

(a)

Reportable segments of the geographical area of Singapore include Access, Travel and E-commerce segments. Travel and E-commerce segment information have been disclosed in the above table by Reportable Segment. Access segment net revenues for the Singapore geographical area is as follows:

	December 31,
	2004	2005	2006	2006
	S$	S$	S$	US$
Unaffiliated customers	$73,597	$65,906	$62,662	$40,854
Intercompany	1,003	458	321	209

(b)	Reportable segment of geographic areas of Hong Kong, Australia, Philippines, Malaysia and Thailand is the Access segment.

28.	STOCK OPTION PLAN

The Group has three fixed stock option plans under which it may grant options to certain employees, directors, officers and consultants of the Group to subscribe for shares of the Company.

The 1998 Employees’ Share Option Plan was established by the Company in November 1998 and became effective upon the Company’s initial public offering. Options to purchase up to 1,500,000 shares were granted, of which 1,498,500 were accepted, at an exercise price equal to the initial public offering price of US$17.00 per share and no amounts applicable thereto are reflected in the Consolidated Statement of Operations. The 1998 Employees’ Share Option Plan expired in financial year 2004.

In November 1999, the Company established the 1999 Share Option Plan. As of December 31, 2006, a total of eight tranches were granted under the aforesaid plan, namely, on November 10, 1999, April 25, 2000, January 10, 2001, April 10, 2001, August 18, 2003, March 25, 2004, November 7, 2005 and January 18, 2006 respectively. The exercise price is the average of the officially quoted closing price of the Company’s shares on the NASDAQ’s National Market System for the five trading days immediately preceding the date of grant, which was determined to be US$32.48, US$25.60, US$3.60, US$3.09, S$11.22, S$16.92, S$10.69 and S$9.38 (US$6.12) per share for the respective eight tranches. As of December 31, 2006, options to subscribe for an aggregate of 4,117,750 shares have been granted under this plan, of which 3,871,800 were accepted.

As at December 31, 2006, options to subscribe for 980,314 shares under the 1999 Share Option Plan have been exercised by employees. An aggregate 591,436 stock options remains outstanding as of the aforesaid date.

The first, second, third and fourth tranches of options expired during financial year 2004, 2005 and 2006 respectively.

The vesting schedule for 1998, 1999 (1st, 2nd, 3rd and 4th tranche) is as follows:

(i)	25% of the Options vested and became exercisable on the first anniversary of the date of grant;

28.	STOCK OPTION PLAN (Continued)

(i)	an additional 25% of the Options vested and became exercisable on the second anniversary of the date of grant; and

(ii)	the remaining 50% of the Options vested and became exercisable on the third anniversary of the date of grant.

The vesting schedule for 1999 (5th and 6th tranche) is as follows:

(i)	33% of the Options vested and became exercisable on the first anniversary of the date of grant;

(ii)	an additional 33% of the Options vested and became exercisable on the second anniversary of the date of grant; and

(iii)	the remaining 34% of the Options vested and became exercisable on the third anniversary of the date of grant.

During 2005, the Compensation & Administrative Committee (“CAC”) approved and authorized the acceleration of the vesting date of 5th and 6th tranche to November 8, 2005. The remaining 34% (5th tranche) and 67% (6th tranche) of the Options vested and became exercisable on November 8, 2005.

The vesting schedule for 1999 (7th tranche) is as follows:

(iv)	33% of the Options vested and became exercisable on the date of grant;

(v)	an additional 33% of the Options will vest and become exercisable on the first anniversary of the date of grant; and

(vi)	the remaining 34% of the Options will vest and become exercisable on the second anniversary of the date of grant.

The vesting schedule for 1999 (8th tranche) is as follows:

(vii)	33.33% of the Options vested and became exercisable on the date of grant;

(viii)	an additional 33.33% of the Options will vest and become exercisable on the first anniversary of the date of grant; and

(ix)	the remaining 33.33% of the Options will vest and become exercisable on the second anniversary of the date of grant.

As a result of the general offer made by MediaRing Ltd on May 12, 2006 to purchase for cash all the issued ordinary shares of the Company at US$8.25 per share, all of the outstanding options granted pursuant to the 1999 share option plan became fully vested and immediately exercisable. A total stock-based compensation expense of $870 was recorded on this date.

In August 2000, a subsidiary of the Company, Pacfusion Limited (“PF”) established the 2000 Equity Incentive Plan. Options to subscribe for up to 4,471,800 shares were granted on 8 August 2000 to employees and non-employees of PF at an exercise price of US$0.59 per share of which 4,227,000 were accepted. Options to subscribe for up to 295,800 shares were granted on 16 November 2000 to employees of PF at an exercise price of US$0.59 per share of which 230,800 were accepted.

28.	STOCK OPTION PLAN (Continued)

The Board and the CAC authorized the termination of the EIP, with effect from March 7, 2005. Subsequent to the termination, all the options under the EIP were cancelled.

The vesting schedule of the options granted under the 2000 Equity Incentive Plan is as follows :

(i)

25% of the Options vested and became exercisable on the earlier of the date which is five years after the grant date and the first date upon which the shares of PF are listed or approved for listing (the earlier of such dates being the ‘Initial Vesting Date’);

(ii)	an additional 25% of the Options vested and became exercisable on the first anniversary of the Initial Vesting Date; and

(iii)	the remaining 50% of the Options vested and became exercisable on the second anniversary of the Initial Vesting Date.

Presented below is a summary of the Group’s stock option activity:

	Shares	Exercise Price Range (S$)	Weighted- Average Exercise Price (S$)
Balance, January 1, 2004	1,829,525	5.60 – 54.40	22.92
Granted and Accepted	766,000	16.92	16.92
Exercised	(259,487)	5.60 – 11.22	6.46
Forfeited/Cancelled/Expired	(870,560)	6.24 – 54.40	35.24
Balance, December 31, 2004	1,465,478	5.60 – 43.62	15.37
Granted and Accepted	279,100	10.69	10.69
Exercised	(118,069)	5.60 – 11.22	5.93
Forfeited/Cancelled/Expired	(590,780)	6.24 – 43.62	19.09
Balance, December 31, 2005	1,035,729	5.60 – 16.92	13.07
Granted and Accepted	58,650	9.38	9.38
Exercised	(383,133)	5.60 – 11.22	10.68
Forfeited/Cancelled/Expired	(119,810)	6.24 – 16.92	12.73
Balance, December 31, 2006	591,436	10.69 - 16.92	14.32

The exercise prices are denominated in US$ and S$. The above information has been translated at rates approximating dates of transactions.

Presented below is a summary of the Group’s outstanding stock options as of December 31, 2006:

	<------------- Options outstanding ------------->						<--- Options exercisable --->
Range of Exercise Prices	Number Outstanding at Dec 31, 2006	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price		Aggregate Intrinsic Value (S$’000)		Number Exercisable at Dec 31, 2006	Weighted- Average Exercise Price		Aggregate Intrinsic Value (S$’000)
S$11.22	73,040	1.63	S$	11.22	S$	222	73,040	S$	11.22	S$	222
S$16.92	338,000	2.23	S$	16.92		Out of money	338,000	S$	16.92		Out of money
S$10.69	180,396	3.84	S$	10.69	S$	644	180,396	S$	10.69	S$	644

	591,436						591,436

28.	STOCK OPTION PLAN (Continued)

The intrinsic value is determined by the difference between the closing share price of S$14.26 as of December 31, 2006 and the grant price. The aggregate intrinsic value in the table above represents the amount that would have been received by the option holders had all option holders exercised their options.

Until December 31, 2005, the Group has elected to use the intrinsic value method prescribed in APB No. 25 to account for options issued to employees and SFAS No. 123 for options granted to non-employees under its stock-based compensation plans.

According to APB No. 25, the difference between the option exercise price and the quoted market price of the Company’s shares or unquoted valuation price of PacFusion Limited’s shares on grant date is recognized as compensation cost based on a straight line basis over the requisite service period for each separately vesting portion of the awards. Such compensation cost recognized (written back) by the Group in 2004 and 2005 relating to both the 1999 Share Option Plan and 2000 Equity Incentive Plan was S$616 and (S$154).

During the years ended December 31, 2004 and 2005, 59,000 and 27,800 options were granted to non-employees, all of which were accepted. In accordance with SFAS No. 123’s fair value method, for the years ended December 31, 2004 and 2005, compensation cost of S$226 and S$45 were recognized. Fair value was computed using the Black-Scholes Option Pricing Model.

Effective January 1, 2006, the Group adopted the provisions of SFAS No.123R to account for the compensation costs for its share-based payments. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Through the end of December 2005, the Company recognized stock-based compensation costs, in the pro forma presentation, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period for each separately vesting portion of the award in accordance with the accelerated recognition method specified in FASB Interpretation No. 28 “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plan” (“FIN 28”). Subsequent to the adoption of FAS 123R, awards granted before January 1, 2006 and not vested as of that date continue to be expensed, net of an estimated forfeiture rate, in accordance with the provisions of FIN 28. The Group recognizes compensation cost for awards granted after January 1, 2006, net of an estimated forfeiture rate, under the accelerated recognition method specified in FIN 28.

As a result of adopting SFAS No.123R on January 1, 2006, the Group’s net income for the year ended December 31, 2006 is S$1,290 (US$841) lower than if it had continued to account for share-based compensation under APB No. 25. In addition, the Group’s basic and diluted net income per share for the year ended December 31, 2006 are S$0.095 (US$0.062) and S$0.092 (US$0.060) lower than if it had continued to account for share-based compensation under APB No. 25.

During the year ended December 31, 2006, 58,650 shares were granted to employees and nil for non-employees. In accordance with SFAS No. 123R’s fair value method, compensation cost of S$1,230 and S$66 were recognized for options granted to employees and non-employees, respectively.

Pursuant to a service contract entered into with the Company in respect of his appointment as President, Chief Executive Officer and Director, Phey Teck Moh commenced employment with the Company on January 16, 2006. Under the service contract, Mr Phey is entitled to (i) participate in stock option or other incentive programs available to officers or employees of the Company, pursuant to which he has received an initial grant of 58,650 share options under the Company’s 1999 Share Option Plan; and (ii) subject to approval by the Company’s Board of Directors and shareholders at the annual general meeting of the Company in 2006, shares of restricted common stock of the Company in the equivalent of S$350,000, or if approval is not obtained, the equivalent in a substitute incentive plan is to be provided.

28.	STOCK OPTION PLAN (Continued)

On November 16, 2006, Mr Phey and the Company entered into a Deed of Addendum to his service contract whereby in lieu of Mr Phey being granted shares of restricted stock as originally contemplated in his service contract, he would instead be issued ordinary shares of the Company of a number equivalent to S$350,000 at a grant price of S$9.38 per share to be issued over a period of 4 years commencing from 2007 subject to there always being a valid shareholders mandate in force at the relevant time.

An amount of S$87 was charged to Statements of Operations in accordance to SFAS No. 123R.

The total stock-based compensation cost recognized (written back) by the Group for the years ended December 31, 2004, 2005 and 2006 were S$842, (S$109) and S$1,384 (US$902), respectively.

Certain stock option awards granted after January 18, 2001 are variable accounted for in accordance with EITF 00-23 – Issues Relating to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, Issue 31. The total compensation expense recognized (written back) in 2004, 2005 and 2006 in relation to these outstanding options are S$240, (S$127) and S$nil.

29.	LEGAL PROCEEDINGS

Except as mentioned below, the Company is not involved in any material pending legal proceedings.

Class Action Lawsuit

On December 6, 2001, a class action lawsuit (“IPO Allocation Suit”) was instituted in the United States District Court for the Southern District of New York against the Company and several of the Company’s former directors and officers as well as against the underwriters who handled the Company’s February 5, 1999 initial public offering (“IPO”). The complaint filed with respect to the IPO Allocation Suit alleges violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 and is based primarily on the assertion that there were undisclosed commissions received by the underwriter defendants and agreements or arrangements entered into by the underwriters for additional purchases of the Company’s securities in the aftermarket by selected investors at pre-determined prices. The action seeks damages in an unspecified amount. In April 2002, an amended complaint was filed against the Company. The amended complaint included, amongst others, allegations of price-manipulation in the Company’s IPO as well as its second offering conducted in May 1999.

The Company has been advised by its US counsel that similar class action suits have been filed against about 300 other companies that went public between 1998 and 2001 and that all such cases have been consolidated before a single judge for case management purposes. On July 15, 2002, the Company and the individual defendants, along with the other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On February 19, 2003, the Court denied the motion to dismiss as to all claims brought against the Company and the individual defendants, except for claims brought against the individual defendants under Section 10(b) of the Securities Exchange Act of 1934, which were dismissed.

On July 30, 2003, the Litigation Committee of the Board of Directors of the Company approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against the Company with prejudice in return for the assignment by the Company of claims that the Company might have against its underwriters. No payment to the plaintiffs by the Company was required under the MOU. After further negotiations, the essential terms of the MOU were formalized in a Stipulation and Agreement of Settlement (“Settlement”), which has been executed on behalf of the

29.	LEGAL PROCEEDINGS (Continued)

Company. The settling parties presented the Settlement papers to the Court on June 14, 2004 and filed briefs formally seeking preliminary approval of the proposed Settlement on June 25, 2004. The underwriter defendants, who are not parties to the proposed Settlement, filed a brief objecting to the Settlement’s terms on July 14, 2004.

On February 15, 2005, the Court granted preliminary approval of the Settlement conditioned on agreement by the parties to narrow one of a number of provisions in the Settlement intended to protect the issuers against possible future claims by the underwriters. The Litigation Committee of the Board of Directors of the Company re-approved the Settlement with the proposed modifications that were outlined by the Court in its February 15, 2005 Order granting preliminary approval. Approval of any settlement involves a three step process in the district court: (i) a preliminary approval, (ii) determination of the appropriate notice of the settlement to be provided to the settlement class, and (iii) a final fairness hearing.

On August 31, 2005, the Court issued a preliminary order approving the modifications to the Settlement and certifying the settlement classes. The Court also set a deadline of January 15, 2006 for mailing of the class notice, publication of the advertisements in various U.S. newspapers. The class members had until March 24, 2006, to exclude themselves from the settlement and to file objections or comments on the settlement. Those who elected to exclude themselves from the settlement may initiate their own claims against the issuer defendants. Of the approximately 17 million class members, roughly 1,093 sought exclusion from the proposed Settlement and 150 filed objections.

As part of the Settlement, the settling issuers were required to assign to the plaintiffs certain claims they had against their underwriters (“Assigned Claims”). To preserve these claims while the proposed Settlement was pending the Court’s final approval, the settling issuers sought tolling agreements from the underwriters. In the event that an underwriting defendant would not enter a tolling agreement, under the terms of the proposed Settlement agreement, the settling issuer conditionally assigned the claims to a litigation trustee. Before the expiration of any relevant statutes of limitations, the litigation trustee filed lawsuits against the various issuers’ respective underwriters alleging the Assigned Claims. One of the Company’s underwriters refused to enter into a tolling agreement. Accordingly, the Company conditionally assigned claims against that underwriter and the litigation trustee filed a lawsuit to preserve those claims. On February 24, 2006, the Court dismissed, with prejudice, the Assigned Claims brought by the litigation trustee against the underwriters on statute of limitations grounds. The plaintiffs have appealed the Court’s decision. Because the Assigned Claims were part of the consideration contemplated under the Settlement, it is unclear how the Court’s recent decision will impact the Settlement and the Court’s final approval of it.

On April 24, 2006, the Court held a hearing in connection with a motion for final approval of the proposed Settlement. The Court did not rule on the fairness of the Settlement at the hearing. Despite the preliminary approval of the Settlement, there can be no assurance that the Court will provide final approval of the Settlement.

The proposed Settlement does not resolve the claims that the plaintiffs have against the underwriter defendants and the litigation between those parties is proceeding and discovery has commenced. The parties are also in the midst of class certification issues. Due to the large number of cases consolidated into the IPO litigation, the Court, as a case management device, ordered the plaintiffs and underwriters to select from the approximately 300 consolidated cases “focus cases” intended to present a representative sample of parties and issues. Six focus cases were chosen for the class certification stage. On October 13, 2004, the Court certified classes in each of the six class certification focus cases. The underwriter defendants appealed that decision to the United States Court of Appeals for the Second Circuit. On December 5, 2006, the Court of Appeals issued its opinion, reversing Judge Scheindlin’s order granting class certification. The Court of Appeals also found that the plaintiffs in those cases cannot satisfy certain elements required for class

29.	LEGAL PROCEEDINGS (Continued)

actions. Plaintiffs have filed a petition for rehearing and rehearing en banc of the Second Circuit’s decision. Judge Scheindin has ordered a stay of all proceedings, including consideration of the proposed settlement, pending a decision from the Court of Appeals regarding plaintiff’s petition. Although the outcome of the Second Circuit’s decision is uncertain, it will likely impact the final approval of the proposed Settlement in its current form.

The plaintiffs and underwriters have chosen additional focus cases for purposes of the discovery phase. The underwriter defendants selected the Company as a merits focus case. As a result, among other things, the Company has been subject to discovery obligations that non-focus case issuers are not be subject to. All discovery has now been stayed until the Second Circuit’s ruling on Plaintiffs’ petition for rehearing. However, the selection of the Company as a focus case will not impact its ability to participate in the proposed Settlement.

The Second Circuit’s ruling concerning its December 5, 2006 opinion will likely impact the proposed Settlement as well as Plaintiffs’ case against the Company. However, the Company believes that it and the individual defendants have meritorious defenses to the claims made in the complaints and, if the case proceeds or the Settlement is not approved by the Court, intends to contest the lawsuit vigorously. The litigation remains at a preliminary stage. Due to the inherent uncertainties of the lawsuit, the Company cannot accurately predict the ultimate outcome of the lawsuit and therefore, no accrual has been made. An unfavorable outcome could have a material adverse effect on the business, financial condition and results of operation of the Company in the period in which the lawsuit is resolved.

The Group is or may be potentially involved in other litigation incidental to its business. Although the outcome of any such litigation is not presently determinable, the resolution of such litigation is not expected to have a material adverse effect on its business. No assurances can be given with respect to the extent or outcome of any such litigation in the future.

30.	PER SHARE DATA

The following table sets forth the weighted-average shares used in the computation of basic and diluted earning per share:

	December 31,
	2004	2005	2006
Weighted average shares outstanding-basic	13,238,793	13,339,896	13,607,184
Effect of dilutive stock options	190,822	44,810	462,871

Shares used for diluted earnings per share	13,429,615	13,384,706	14,070,055

31.	GUARANTEES

As of December 31, 2006, the Company has issued the following guarantees to third parties on behalf of its subsidiaries and believes that the risk involved is minimal.

(i)

A corporate guarantee of S$8,300 (US$5,411) (2005: S$8,300) to a bank in respect of banking facilities extended to Safe2Travel amounting to S$4,000 (US$2,608) (2005: S$8,000) of which S$3,847(US$2,508) (2005: S$3,273) has been utilized.

31.	GUARANTEES (Continued)

(ii)

A corporate guarantee of S$1,592 (US$1,038) (2005: S$1,290) to a bank in respect of renewal of banking facilities extended to PI HK amounting to S$1,592 (US$1,038) (2005: S$1,290) of which S$597 (US$389) (2005: S$645) has been utilized.

(iii)

A pledge of fixed deposits in an amount not exceeding S$3,200 (US$2,086) was given to a bank on behalf of Safe2Travel in support of the issuance of a letter of credit (“LC”) by the bank on behalf of Safe2Travel to Air New Zealand pursuant to a charter contract entered into between Safe2Travel and Air New Zealand. The LC expired on or before 20 January 2007.

32.	SUBSEQUENT EVENTS

On January 11, 2007, Pacfusion Limited was officially dissolved.

On January 12, 2007, Connect Holdings Limited (“Connect”) announced that, subject to the satisfaction or waiver of certain pre-conditions set out in its announcement, it intends to make a voluntary conditional general offer to acquire all the issued ordinary shares in the capital of the Company, other than those already held by Connect and its related corporations or nominees as at the date of the offer. On February 22, 2007, the Company announced the appointment of three new independent directors who would be appointed to its Audit Committee, Compensation & Administrative Committee and Nominating/Corporate Governance Committee.

On February 12, 2007, Pacific Adaro (Barbados) Limited was incorporated in Barbados (“Pacific Adaro”). Pacific Adaro had an issued and paid-up capital of US$2 divided into 2 common shares of US$1 each. Pacific Adaro is an investment holding company.

APPENDIX III

FIRST QUARTER FINANCIAL STATEMENT ANNOUNCEMENT OF PACNET

FOR THE THREE MONTHS ENDED 31 MARCH 2007

Pacific Internet Limited

Unaudited Consolidated Balance Sheets as of March 31, 2007

With Comparative Amounts from December 31, 2006

	Dec 31, 2006 S$’000	Mar 31, 2007 S$’000	Mar 31, 2007 US$’000
Cash and cash equivalents	57,786	59,381	38,776
Fixed deposit with financial institution	2,447	1,758	1,148
Accounts receivable - net	38,333	31,000	20,243
Other receivables	7,330	9,724	6,350
Inventories	503	366	239

Total current assets	106,399	102,229	66,756

Investments	39	39	25
Fixed assets and website development costs- net	19,007	19,090	12,466
Goodwill and intangible assets - net	36,671	36,778	24,016
Other non-current assets	4,476	2,897	1,892

Total non-current assets	60,193	58,804	38,399

TOTAL ASSETS	166,592	161,033	105,155

Bank borrowings	20	18	12
Accounts payable	16,279	13,082	8,543
Other payables	38,051	32,495	21,219
Current portion of capital lease obligations	196	165	108

Total current liabilities	54,546	45,760	29,882

Capital lease obligations, less current portion	102	73	48
Other non-current and deferred liabilities	2,035	1,902	1,242

Total non-current liabilities	2,137	1,975	1,290

Minority interest	1,141	1,208	789

Shareholders’ equity
Ordinary shares	114,143	114,526	74,785
Additional paid-in capital and deferred compensation	16,093	16,115	10,523
Accumulated deficit and other comprehensive income	(21,468)	(18,551)	(12,114)

Total shareholders’ equity	108,768	112,090	73,194

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	166,592	161,033	105,155

See accompanying notes

Pacific Internet Limited

Unaudited Consolidated Statement of Operations

(In Singapore Dollars)

	Quarter Ended		Year To Date Mar 31,
	Mar 31, 2006 S$’000	Mar 31, 2007 S$’000	2006 S$’000	2007 S$’000
Revenues
Dial up access	5,723	3,889	5,723	3,889
Broadband access	21,044	21,662	21,044	21,662
Leased line access	5,938	9,708	5,938	9,708
IP services/Value added services	9,702	11,311	9,702	11,311
Commission revenues	1,818	2,164	1,818	2,164
Other revenues	773	815	773	815

Total net revenues	44,998	49,549	44,998	49,549

Cost of sales	22,135	26,181	22,135	26,181

Gross profit	22,863	23,368	22,863	23,368

Other operating costs and expenses
Staff costs	13,280	13,758	13,280	13,758
Sales & marketing	1,123	955	1,123	955
Other general & administrative	3,950	5,004	3,950	5,004
Depreciation & amortization	1,904	2,052	1,904	2,052
Allowance for doubtful accounts receivable	222	59	222	59

Total other operating costs and expenses	20,479	21,828	20,479	21,828

Operating income	2,384	1,540	2,384	1,540

Other income (expenses)
Net interest income	427	481	427	481
Net (loss) gain on foreign currency	(308)	321	(308)	321
Gain on disposal of fixed assets	7	5	7	5
Equity in gain of unconsolidated affiliates	383	338	383	338
Others	94	596	94	596

Total other income	603	1,741	603	1,741

Income before income taxes and minority interest	2,987	3,281	2,987	3,281
Provision for income taxes	(625)	(657)	(625)	(657)

	2,362	2,624	2,362	2,624
Minority interest in gain of consolidated subsidiaries	(28)	(47)	(28)	(47)

Income before extraordinary item	2,334	2,577	2,334	2,577
Extraordinary item	20	—	20	—

Net income	2,354	2,577	2,354	2,577
Other comprehensive income
Foreign currency translation	(1,156)	340	(1,156)	340

Comprehensive income	1,198	2,917	1,198	2,917

Net income from continuing operations per share - basic	$0.1750	$0.1862	$0.1750	$0.1862

Net income per share - basic	$0.1750	$0.1862	$0.1750	$0.1862

Net income from continuing operations per share - diluted (1)	$0.1702	$0.1810	$0.1702	$0.1810

Net income per share - diluted (1)	$0.1702	$0.1810	$0.1702	$0.1810

Weighted average number of shares outstanding - basic	13,451,416	13,829,003	13,451,416	13,829,003

Weighted average number of shares outstanding - diluted (1)	13,830,430	14,227,161	13,830,430	14,227,161

(1)	Includes all outstanding options under the Company’s Share Option Plans to the extent the outstanding options are dilutive.

See accompanying notes

Pacific Internet Limited

Unaudited Consolidated Statement of Operations

(In US Dollars)

	Quarter Ended		Year To Date Mar 31,
	Mar 31, 2006 US$’000	Mar 31, 2007 US$’000	2006 US$’000	2007 US$’000
Revenues
Dial up access	3,737	2,540	3,737	2,540
Broadband access	13,742	14,145	13,742	14,145
Leased line access	3,877	6,339	3,877	6,339
IP services/Value added services	6,335	7,386	6,335	7,386
Commission revenues	1,187	1,413	1,187	1,413
Other revenues	505	532	505	532

Total net revenues	29,383	32,355	29,383	32,355

Cost of sales	14,454	17,096	14,454	17,096

Gross profit	14,929	15,259	14,929	15,259
Other operating costs and expenses
Staff costs	8,672	8,984	8,672	8,984
Sales & marketing	733	624	733	624
Other general & administrative	2,579	3,268	2,579	3,268
Depreciation & amortization	1,243	1,340	1,243	1,340
Allowance for doubtful accounts receivable	145	39	145	39

Total other operating costs and expenses	13,372	14,255	13,372	14,255

Operating income	1,557	1,004	1,557	1,004

Other income (expenses)
Net interest income	279	314	279	314
Net (loss) gain on foreign currency	(201)	210	(201)	210
Loss on disposal of fixed assets	5	3	5	3
Equity in gain of unconsolidated affiliates	250	221	250	221
Others	61	389	61	389

Total other income	394	1,137	394	1,137

Income before income taxes and minority interest	1,951	2,141	1,951	2,141
Provision for income taxes	(408)	(429)	(408)	(429)

	1,543	1,712	1,543	1,712
Minority interest in gain of consolidated subsidiaries	(18)	(31)	(18)	(31)

Income before extraordinary item	1,525	1,681	1,525	1,681
Extraordinary item	13	—	13	—

Net income	1,538	1,681	1,538	1,681
Other comprehensive income
Foreign currency translation	(755)	222	(755)	222

Comprehensive income	783	1,903	783	1,903

Net income from continuing operations per share - basic	$0.1143	$0.1216	$0.1143	$0.1216

Net income per share - basic	$0.1143	$0.1216	$0.1143	$0.1216

Net income from continuing operations per share - diluted (1)	$0.1111	$0.1182	$0.1111	$0.1182

Net income per share - diluted(1)	$0.1111	$0.1182	$0.1111	$0.1182

Weighted average number of shares outstanding - basic	13,451,416	13,829,003	13,451,416	13,829,003

Weighted average number of shares outstanding - diluted (1)	13,830,430	14,227,161	13,830,430	14,227,161

(1)	Includes all outstanding options under the Company’s Share Option Plans to the extent the outstanding options are dilutive.

(2)	For convenience, Singapore dollar amounts have been translated into U.S dollar amounts at the exchange rate as of Mar 31, 2007, which was S$1.5314 to US$1.00.

See accompanying notes

Pacific Internet Limited

Unaudited Consolidated Statement of Cash Flows for Quarter Ended March 31, 2007

With Comparative Amounts from March 31, 2006

	Quarter ended Mar 31,
	2006 S$’000	2007 S$’000	2007 US$’000
OPERATING ACTIVITIES
Net income for the period	2,354	2,577	1,681
Items not involving cash and other adjustments to reconcile net income to cash from operating activities:
Equity in gain of unconsolidated subsidiaries and affiliated	(383)	(338)	(221)
Depreciation and amortization	1,904	2,052	1,340
Gain on disposal of fixed assets	(7)	(5)	(3)
Allowance for doubtful accounts receivable	198	26	17
Bad Debts written off	24	33	22
Minority interest	28	47	31
Deferred income tax (benefit) provision	(36)	268	175
Amortization of deferred compensation	427	22	14
Extraordinary item	(20)	—	—
Changes in non-cash working capital items:
Accounts receivable	1,961	7,273	4,749
Prepaid expenses and other assets	(432)	(817)	(533)
Inventories	(154)	137	89
Accounts payable	1,944	(3,217)	(2,101)
Other payables/receivables	(6,412)	(5,666)	(3,700)

Cash provided by operating activities	1,396	2,392	1,560

INVESTING ACTIVITIES
Acquisition of fixed assets	(2,482)	(1,917)	(1,252)
Proceeds from sale of fixed assets	13	4	3
Fixed deposit with maturity more than 90 days	(250)	689	450
Additional interest acquired in a subsidiary	(972)	—	—

Cash used in investing activities	(3,691)	(1,224)	(799)

FINANCING ACTIVITIES
Bank repayments	(1,566)	(2)	(1)
Capital lease obligations	(91)	(60)	(39)
Proceeds from issuance of ordinary shares	730	383	250
Additional capital injection from minority interest	—	20	13
Cash provided by financing activities	(927)	341	223

(Decrease)/Increase in cash and cash equivalents	(3,222)	1,509	984

Cash and cash equivalents at beginning of period	58,421	57,786	37,734

Effect of exchange rate changes on cash and cash equivalents	(209)	86	58

Cash and cash equivalents at end of period	54,990	59,381	38,776

See accompanying notes

PACIFIC INTERNET LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

1.	PREPARATION OF INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). In our opinion, these statements include all adjustments necessary for a fair presentation of the results of all interim periods reported herein. We believe that the disclosures made are adequate for a fair presentation of results of operations and financial position. Operating results for the interim periods reported herein may not be indicative of the results expected for the year.

2.	INVESTMENT

The Philippines

During the three months ended March 31, 2007, the Company increased its investment in Primeworld Digital Systems, Inc. (“PDSI”), its subsidiary in the Philippines, by S$620 (US$405) through the direct and indirect acquisition of additional shares issued by PDSI at a par value of Peso 0.001 to all its shareholders. The acquisition of shares was paid for in cash and did not result in a change in the Company’s voting equity interests in PDSI. Accordingly, no goodwill was recorded.

The additional investment was made to meet certain shareholding requirements stipulated by the local telecommunications governing authority.

Thailand

In the mid-1990s, the Communications Authority of Thailand (“CAT”) was the regulator of internet services in Thailand and granted concessions to internet service providers (“ISPs”) under certain guidelines, one of which was that all ISPs must be a joint venture with CAT and its employees receiving up to 35% of the total equity at no costs. In July 2003, CAT was corporatised with the intention of a listing on the Stock Exchange of Thailand and this provided the impetus for CAT to dispose of all its shareholding in all ISPs as it became a commercial operator. World Net & Services Co., Ltd. (“WNS”) was one of the ISPs established under this regime and it entered into an Internet Service Contract with CAT which expired on 30 October 2006. WNS’s shareholders are Pacific Internet (Thailand) Limited (“PITH”) (67.31%), CAT (32%) and CAT’s employees (0.69%). On November 1, 2006, the new regulator of the telecommunications industry, the National Telecommunications Commission issued an ISP Type 1 licence to WNS which enabled it to continue as an ISP.

In May 2006, the Board of Directors of CAT approved of the purchase by PITH of CAT’s entire shareholding including those shares held by its employees in WNS. On March 27, 2007, the acquisition of CAT’s entire shareholding, excluding those shares held by its employees in WNS was completed at a cost of $700 (US$457). The acquisition was paid for in cash. Consequently, PITH’s shareholding in WNS increased from 67.31% to 99.31%.

Previously, as the minority shareholders of WNS have participative rights in certain financial and operating decisions of WNS, the Group did not consolidate WNS in accordance with Emerging Issues Task Force (“EITF”) 96-16 — Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights. The acquisition extinguished the veto rights possessed by the then minority shareholders.

The Group had not consolidated WNS in the current period. The effect of not consolidating WNS did not have any material impact on the Group’s consolidated operating results for the 3 months ended March 31,

2007. The impact on the Group’s shareholders’ equity, total assets and total liabilities are nil, 2% and 7% respectively. The Company has considered and concluded that the impact as described above did not have a material effect on the Group’s unaudited consolidated balance sheet as of March 31, 2007, and the unaudited consolidated statements of operations and cash flows for the period then ended.

3.	INVESTMENTS IN UNCONSOLIDATED SUBSIDIARY AND AFFILIATES

Information on the summarized statement of operations for unconsolidated subsidiaries, Pacific Internet India Limited (“PII”), for the three months ended March 31, 2007 and both PII and PITH, for the three months ended March 31, 2006, after consideration of related company transactions, is presented below:

	March 31, 2006	March 31, 2007	March 31, 2007
	S$	S$	US$
Summarized Statement of Operations Information
Net Sales	$5,145	$956	$624
Gross Profit	1,980	503	328
Net profit	576	119	78

Information on the summarized statement of operations for unconsolidated affiliates, namely PW Holding Corporation (“PWC”) and WNS, for the three months ended March 31, 2007 and PWC and Pacific Digiway Limited (“Digiway”), for the three months ended March 31, 2006 is presented below:

	March 31, 2006	March 31, 2007	March 31, 2007
	S$	S$	US$
Summarized Statement of Operations Information
Net Sales	$—	$2,617	$1,709
Gross Profit	—	770	503
Net profit	(15)	265	173

4.	INCOME TAXES

We adopted the provisions of Financial Standards Accounting Board Interpretation No. 48: Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. No adjustment to the retained earnings was made upon adoption of FIN 48. The total amount of unrecognized tax benefits as of the date of adoption was $172, all of which would affect our effective tax rate if realized.

As part of our accounting policies, we recognize interest and penalties related to uncertain tax positions in operating expenses. As of March 31, 2007, there was no significant accrual for interest or penalties related to such positions.

As of March 31, 2007, the tax years 2000 – 2006 remain subject to examination by the major tax jurisdictions.

5.	SEGMENT REPORTING

March 31, 2007	Access		e-commerce		Travel		Reconciling items		Consolidated
Revenue
Unaffiliated customers	S$	47,385	S$	—	S$	2,164	S$	—	S$	49,549
Intersegment		—		—		5		(5)		—

Total revenues		47,385		—		2,169		(5)		49,549
Depreciation & amortization		(2,043)		—		(9)		—		(2,052)
Other operating expenses		(44,103)		(40)		(1,819)		5		(45,957)
Net interest income (expenses)		451		(11)		41		—		481
Equity in profit of unconsolidated affiliates		338		—		—		—		338
Other non-operating income		834		—		88		—		922
Income tax expenses		(594)		—		(63)		—		(657)
Minority interest		(47)		—		—		—		(47)

Segment P&L	S$	2,221	S$	(51)	S$	407	S$	—	S$	2,577

March 31, 2006	Access		e-commerce		Travel		Reconciling items		Consolidated
Revenue
Unaffiliated customers	S$	43,174	S$	10	S$	1,814	S$	—	S$	44,998
Intersegment		—		4		4		(8)		—

Total revenues		43,174		14		1,818		(8)		44,998
Depreciation & amortization		(1,874)		(21)		(9)		—		(1,904)
Other operating expenses		(39,067)		(69)		(1,582)		8		(40,710)
Net interest income (expenses)		392		(7)		42		—		427
Equity in profit of unconsolidated affiliates		383		—		—		—		383
Other non-operating expenses		(158)		—		(49)		—		(207)
Income tax expenses		(577)		—		(48)		—		(625)
Minority interest		(34)		6		—		—		(28)
Extraordinary item		—		—		20		—		20

Segment P&L	S$	2,239	S$	(77)	S$	192	S$	—	S$	2,354

Inter segment sales and transfers were accounted for as if the sales or transfers were to third parties, that is, at current market prices.

6.	STOCK-BASED COMPENSATION

Effective January 1, 2006, the Group adopted the provisions of SFAS No.123R—Share-Based Payment (“SFAS No. 123R”) and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, stock compensation cost is measured on the date of grant, based on fair value which is estimated using the Black-Scholes option-pricing model. The compensation cost is amortized over the vesting period of the options.

As permitted by SFAS No. 123R, the Group has elected to apply the “modified prospective” method for the transition, in which compensation cost is recognize d beginning with the effective date (a) based on the requirements of SFAS No.123R for all shared-based payments granted after the effective date and (b) based on the requirements of SFAS No.123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date.

Prior to the adoption of SFAS No. 123R, the Group applied Accounting Principles Board Opinion No.25 – Accounting for Stock Issued to Employees (“APB No. 25”) and related Interpretations, and provided the disclosures required under SFAS No. 123 – Accounting for Stock Based Compensation (“SFAS No. 123”).

The total stock-based compensation cost recognized by the Group for the 3 months ended March 31, 2006 and 2007 were S$427 and S$22 (US$14), respectively.

7.	LEGAL PROCEEDINGS

Except as mentioned below, the Company is not involved in any material pending legal proceedings.

Class Action Lawsuit

On December 6, 2001, a class action lawsuit (“IPO Allocation Suit”) was instituted in the United States District Court for the Southern District of New York against the Company and several of the Company’s former directors and officers as well as against the underwriters who handled the Company’s February 5, 1999 initial public offering (“IPO”). The complaint filed with respect to the IPO Allocation Suit alleges violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 and is based primarily on the assertion that there were undisclosed commissions received by the underwriter defendants and agreements or arrangements entered into by the underwriters for additional purchases of the Company’s securities in the aftermarket by selected investors at pre-determined prices. The action seeks damages in an unspecified amount. In April 2002, an amended complaint was filed against the Company. The amended complaint included, amongst others, allegations of price-manipulation in the Company’s IPO as well as its second offering conducted in May 1999.

The Company has been advised by its US counsel that similar class action suits have been filed against about 300 other companies that went public between 1998 and 2001 and that all such cases have been consolidated before a single judge for case management purposes. On July 15, 2002, the Company and the individual defendants, along with the other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On February 19, 2003, the Court denied the motion to dismiss as to all claims brought against the Company and the individual defendants, except for claims brought against the individual defendants under Section 10(b) of the Securities Exchange Act of 1934, which were dismissed.

On July 30, 2003, the Litigation Committee of the Board of Directors of the Company approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against the Company with prejudice in return for the assignment by the Company of claims that the Company might have against its underwriters. No payment to the plaintiffs by the Company was required under the MOU. After further negotiations, the essential terms of the MOU were formalized in a Stipulation and Agreement of Settlement (“Settlement”), which has been executed on behalf of the Company. The settling parties presented the Settlement papers to the Court on June 14, 2004 and filed briefs formally seeking preliminary approval of the proposed Settlement on June 25, 2004. The underwriter defendants, who are not parties to the proposed Settlement, filed a brief objecting to the Settlement’s terms on July 14, 2004.

On February 15, 2005, the Court granted preliminary approval of the Settlement conditioned on agreement by the parties to narrow one of a number of provisions in the Settlement intended to protect the issuers against possible future claims by the underwriters. The Litigation Committee of the Board of Directors of the Company re-approved the Settlement with the proposed modifications that were outlined by the Court in its February 15, 2005 Order granting preliminary approval. Approval of any settlement involves a three step process in the district court: (i) a preliminary approval, (ii) determination of the appropriate notice of the settlement to be provided to the settlement class, and (iii) a final fairness hearing.

On August 31, 2005, the Court issued a preliminary order approving the modifications to the Settlement and certifying the settlement classes. The Court also set a deadline of January 15, 2006 for mailing of the class notice, publication of the advertisements in various U.S. newspapers. The class members had until March 24, 2006, to exclude themselves from the settlement and to file objections or comments on the settlement. Those who elected to exclude themselves from the settlement may initiate their own claims against the issuer defendants. Of the approximately 17 million class members, an estimated 1,093 sought exclusion from the proposed Settlement and 150 filed objections.

As part of the Settlement, the settling issuers were required to assign to the plaintiffs certain claims they had against their underwriters (“Assigned Claims”). To preserve these claims while the proposed Settlement was pending the Court’s final approval, the settling issuers sought tolling agreements from the underwriters. In the event that an underwriting defendant would not enter a tolling agreement, under the terms of the proposed Settlement agreement, the settling issuer conditionally assigned the claims to a litigation trustee. Before the expiration of any relevant statutes of limitations, the litigation trustee filed lawsuits against the various issuers’ respective underwriters alleging the Assigned Claims. One of the Company’s underwriters refused to enter into a tolling agreement. Accordingly, the Company conditionally assigned claims against that underwriter and the litigation trustee filed a lawsuit to preserve those claims. On February 24, 2006, the Court dismissed, with prejudice, the Assigned Claims brought by the litigation trustee against the underwriters on statute of limitations grounds. The plaintiffs have appealed the Court’s decision. Because the Assigned Claims were part of the consideration contemplated under the Settlement, it is unclear how the Court’s recent decision will impact the Settlement and the Court’s final approval of it.

On April 24, 2006, the Court held a hearing in connection with a motion for final approval of the proposed Settlement. The Court did not rule on the fairness of the Settlement at the hearing. Despite the preliminary approval of the Settlement, there can be no assurance that the Court will provide final approval of the Settlement.

The proposed Settlement does not resolve the claims that the plaintiffs have against the underwriter defendants and the litigation between those parties is proceeding and discovery has commenced. The parties are also in the midst of class certification issues. Due to the large number of cases consolidated into the IPO litigation, the Court, as a case management device, ordered the plaintiffs and underwriters to select from the approximately 300 consolidated cases “focus cases” intended to present a representative sample of parties and issues. Six focus cases were chosen for the class certification stage. On October 13, 2004, the Court certified classes in each of the six class certification focus cases. The underwriter defendants appealed that decision to the United States Court of Appeals for the Second Circuit. On December 5, 2006, the Court of Appeals issued its opinion, reversing the District Court’s order granting class certification. The Court of Appeals also found that the plaintiffs in those cases cannot satisfy certain elements required for class actions. Plaintiffs filed a petition for rehearing and rehearing en banc of the Second Circuit’s decision, which the appellate court denied on April 6, 2007. The District Court had ordered a stay of all proceedings, including consideration of the proposed settlement, pending a decision from the Court of Appeals regarding plaintiff’s petition. Now that the Court of Appeals has denied plaintiffs’ petition, it is uncertain how the case will proceed, although the District Court has kept the stay in place for now, and the outcome of the Second Circuit’s decision will likely impact the final approval of the proposed Settlement in its current form.

The plaintiffs and underwriters have chosen additional focus cases for purposes of the discovery phase. The underwriter defendants selected the Company as a merits focus case. As a result, among other things, the Company has been subject to discovery obligations that non-focus case issuers are not be subject to, although all discovery was stayed until the Second Circuit’s ruling on plaintiffs’ petition for rehearing. The selection of the Company as a focus case will not impact its ability to participate in the proposed Settlement.

The Second Circuit’s ruling concerning its December 5, 2006 opinion will likely impact the proposed Settlement as well as plaintiffs’ case against the Company. However, the Company believes that it and the individual defendants have meritorious defenses to the claims made in the complaints and, if the case proceeds or the Settlement is not approved by the Court, intends to contest the lawsuit vigorously. The litigation remains at a preliminary stage. Due to the inherent uncertainties of the lawsuit, the Company cannot accurately predict the ultimate outcome of the lawsuit and therefore, no accrual has been made. An unfavorable outcome could have a material adverse effect on the business, financial condition and results of operation of the Company in the period in which the lawsuit is resolved.

The Group is or may be potentially involved in other litigation incidental to its business. Although the outcome of any such litigation is not presently determinable, the resolution of such litigation is not expected to have a material adverse effect on its business. No assurances can be given with respect to the extent or outcome of any such litigation in the future.

8.	PER SHARE DATA

The following table sets forth the weighted-average shares used in the computation of basic and diluted earning per share:

	March 31, 2006	March 31, 2007
Weighted average shares outstanding-basic	13,451,416	13,829,003
Effect of dilutive stock options	379,014	398,158

Shares used for diluted earnings per share	13,830,430	14,227,161

9.	GUARANTEES

As of March 31, 2007, the Company has issued the following guarantees to third parties on behalf of its subsidiaries and believes that the risk involved is minimal.

i)	A corporate guarantee of S$8,300 (US$5,420) (December 31, 2006: S$8,300) to a bank in respect of banking facilities extended to Safe2Travel amounting to S$4,000 (US$2,612) (December 31, 2006: S$4,000) of which S$3,847 (US$2,512) (December 31, 2006: S$3,847) has been utilized.

ii)	A corporate guarantee of S$1,592 (US$1,040) (December 31, 2006: S$1,592) to a bank in respect of renewal of banking facilities extended to PI HK amounting to S$1,592 (US$1,040) (December 31, 2006: S$1,592) of which S$597 (US$390) (December 31, 2006: S$597) has been utilized.

10.	SUBSEQUENT EVENTS

On May 2, 2007, Connect Holdings Limited (“Connect”) commenced a voluntary conditional general offer (“Offer”) to acquire all the issued ordinary shares in the capital of PacNet, other than those already held by Connect for a purchase price of US$10.00 per share in cash, without interest. (The Company notes however that when Connect announced on January 12, 2007 its intention to make this Offer upon the receipt of certain approvals, the Offer was stated to be in respect of all the issued ordinary shares in the capital of PacNet, other than those already held by Connect, its related corporations or the respective nominees of Connect or its related corporations.)

Connect’s Offer is subject to a number of conditions (the “Minimum Tender Conditions”) including a minimum tender condition. The minimum tender condition requires the tender of a sufficient number of shares such that Connect will own more than 50% (including the shares held by Connect) of our issued and outstanding shares as of the final expiration of the Offer (including shares issued or to be issued pursuant to options validly exercised on or before the final expiration date). Connect currently holds 4,121,287 shares which represent 29.78% of our issued and outstanding shares as of March 31, 2007, and has an irrevocable undertaking from Vantage Corporation Limited (“Vantage”) pursuant to which Vantage has agreed to tender its remaining 1,629,373 shares in the Offer. The Offer will expire on June 7, 2007 unless it is extended by Connect.

If the Offer is successful, PacNet will become a subsidiary of Connect, and Connect will effectively be able to control our management, policies and business by controlling the composition of our Board of Directors, approving significant corporate transactions, including mergers and acquisitions and the sale of all or substantially all of our assets. We refer you to Connect’s Offer to Purchase which can be found at www.sec.gov with regard to Connect’s reasons for making the Offer and its plans for PacNet if the Offer is successful.

APPENDIX IV

REVIEW REPORT FROM ERNST & YOUNG ON THE INTERIM FINANCIAL INFORMATION OF PACNET FOR THE FIRST QUARTER AND THREE MONTHS ENDED 31 MARCH 2007

AABS21/60487759/12053548/CW

16 May 2007

Board of Directors

Pacific Internet Limited

89 Science Park Drive

#02-05/06 The Rutherford

Singapore 118261

Dear Sirs,

Report on Review of Interim Consolidated Financial Information

For the quarter ended 31 March 2007

We have reviewed the accompanying interim consolidated balance sheet of Pacific Internet Limited (the “Company”) and its subsidiaries (the “Group”) as at 31 March 2007 and the related interim consolidated statements of operations and cash flows for the three-month period then ended and explanatory notes. Management is responsible for the preparation and presentation of this interim consolidated financial information in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”). Our responsibility is to express a conclusion on this interim consolidated financial information based on our review.

We conducted our review in accordance with Singapore Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Singapore Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim consolidated financial information is not prepared, in all material respects, in accordance with the U.S. GAAP.

ERNST & YOUNG

Certified Public Accountants

Singapore

APPENDIX V

LETTER FROM KPMG CORPORATE FINANCE PTE LTD IN RELATION TO THE UNAUDITED INTERIM FINANCIAL STATEMENTS OF PACNET FOR THE FIRST QUARTER AND THREE MONTHS ENDED 31 MARCH 2007

The Board of Directors
Pacific Internet Limited
89 Science Park Drive
#01-07 The Rutherford
Singapore 118261

16 May 2007

Dear Sirs,

OPINION OF INDEPENDENT FINANCIAL ADVISER IN RELATION TO THE UNAUDITED FINANCIAL STATEMENTS OF PACNET FOR THE QUARTER ENDED 31 MARCH 2007

This letter has been prepared for inclusion in the Circular to be issued by Pacific Internet Limited (“PacNet” or the “Company”) to the shareholders of PacNet (the “Shareholders”) (the “Circular”) in connection with the offer to purchase by Connect Holdings Limited for cash all issued ordinary shares of PacNet at US$10 net per ordinary share (the “Offer”). Unless otherwise defined, all terms defined in the Circular shall have the same meaning herein.

In accordance with Rule 25 of The Singapore Code of Take-Overs and Mergers (the “Code”), we have examined the unaudited profit figures of the Company for the quarter ended 31 March 2007 (the “Interim Financial Information”) which has been included in the Company’s announcement for the first quarter ended 31 March 2007 (“Announcement”) as set out in Appendix III of the Circular.

We have discussed the assumptions underlying the Interim Financial Information with the management of the Company. We have also considered and relied upon the letter dated 16 May 2007 addressed to the directors of the Company (the “Directors”) by Ernst & Young, the auditors of the Company, in respect to their review of the Interim Financial Information and the accounting policies, bases and assumptions upon which the Interim Financial Information have been made.

We have relied upon the accuracy and completeness of all financial and other information discussed with us and have assumed such accuracy and completeness for the purposes of rendering this letter. Save as provided in this letter, we do not express any other opinion on the Interim Financial Information.

Based on our discussions with the management of the Company, and having considered the report provided by Ernst & Young (the auditors of the Company) in respect of the Interim Financial Information, we are of the view that the Interim Financial Information (for which you as Directors are solely responsible) has been issued by the Directors after due and careful enquiry.

This letter is addressed to the Directors for the purposes of the Directors complying with Rule 25 of the Code and for no other purpose. We do not accept responsibility to any other person (other than the Directors) in respect of, arising out of, or in connection with this letter.

Yours faithfully

For and on behalf of

KPMG Corporate Finance Pte Ltd

Vishal Sharma	Maria Rowena Reyes
Executive Director	Associate Director

APPENDIX VI

STATEMENTS

STATEMENTS

The Company had on 12 January 2007 announced that it had provided its financial goals during a presentation at an analyst briefing (the “Analyst Briefing Presentation”) on 11 January 2007 (which was filed with the SEC) as part of a follow-on update of the execution of the Company’s Strategic Plan.

The following statements appeared in the Analyst Briefing Presentation:

“•	Increase EBITDA/revenue margin from 11% in 2005 to 15% by 2010;

•	Increase profit (PATMI)/revenue margin from 6% in 2005 to 10% by 2010;

•	Increase ROE from 11% in 2005 to 16% by 2010.”

(collectively, the “Statements”).

The Statements were not made in connection with the Offer. The Statements were developed as part of the Strategic Plan and Shareholders should note that there are risks associated with the execution of the Strategic Plan (as further elaborated in Section 5(a) of the Circular).

The Statements were not prepared as, nor were they intended to be, profit forecasts. Accordingly, the Statements were not prepared with the same level of diligence and scrutiny normally associated with the preparation of profit forecasts. Shareholders are advised not to rely on the Statements as profit forecast statements.

However although the Company remains of the view that the Statements do not amount to profit forecast statements, the SIC is of the view that they amount to profit forecast statements which are required to be reported on by the auditor/reporting accountant and the financial adviser under the Singapore Code.

In view of the SIC’s determination, the Company has asked E&Y and KPMG Corporate Finance to report on the Statements as if they were profit forecast statements. Neither E&Y nor KPMG Corporate Finance was able to report on the Statements. They have instead each provided a letter explaining why they were unable to report on the Statements. The copies of the letters from E&Y and KPMG Corporate Finance are annexed as Appendices VII and VIII of this Circular respectively.

APPENDIX VII

LETTER FROM ERNST & YOUNG ON THE STATEMENTS

16 May 2007

The Board of Directors

Pacific Internet Limited

89 Science Park Drive

#02-05/06 The Rutherford

Singapore 118261

Dear Sirs,

Review of Statements

Introduction

On 11 January 2007, Pacific Internet Limited (“Company”) made the following statements (“Statements”) in an analyst briefing presentation:

•	“Increase EBITDA/revenue margin from 11% in 2005 to 15% by 2010”

•	“Increase profit (PATMI)/revenue margin from 6% in 2005 to 10% by 2010”

•	“Increase ROE from 11% in 2005 to 16% by 2010”

On 2 May 2007, Connect Holdings Limited made an offer (“Offer”) to acquire all the issued shares in the Company. On 16 May 2007, the Company issued a circular (“Circular”) to its shareholders containing the advice of the independent financial advisors and the recommendation of the board of directors of the Company on the Offer. Terms defined in the Circular have the same meanings when used in this letter.

Statements

In the Circular, the Company stated that “The Statements were not made in connection with the Offer. The Statements were developed as part of the Strategic Plan and Shareholders should note that there are risks associated with the execution of the Strategic Plan (as further elaborated in Section 5(a) of the Circular). The Statements were not prepared as, nor were they intended to be profit forecasts. Accordingly, the Statements were not prepared with the same level of diligence and scrutiny normally associated with the preparation of profit forecasts. Shareholders are advised not to rely on the Statements as profit forecast statements. However although the Company remains of the view that the Statements do not amount to profit forecast statements, the SIC is of the view that they amount to profit forecast statements which are required to be reported on by the auditor/reporting accountant and the financial adviser under the Singapore Code.”

Scope of Engagement

The Company requested us:

(1)	on the basis that the Statements amount to “profit forecast statements” for the purposes of Rule 25 of the Singapore Code (“Rule 25”), to issue a report on the Statements in accordance with Singapore Standards on Assurance Engagements applicable to the examination of prospective financial information (“SSAE 3400”), strictly for the purpose of complying with the requirement under Rule 25 that the Statements be reported upon by, among others, the Company’s auditors; and

(2)	if we are not in a position to issue a report on the Statements in accordance with SSAE 3400, to explain why we are not in a position to do so.

Examination of Prospective Financial Information under SSAE 3400

Under SSAE 3400, our report on the examination of prospective financial information would:

(1)	state if, based on our examination of the evidence supporting the assumptions for the prospective financial information, nothing has come to our attention which causes us to believe that such assumptions do not provide a reasonable basis for the prospective financial information; and

(2)	express an opinion as to whether the prospective financial information:

(a)	is properly prepared on the basis of such assumptions; and

(b)	is consistent with the accounting policies normally adopted by the Company which are in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Review of Statements

In reviewing the Statements for the purpose of preparing a report in accordance with SSAE 3400, we are required to review the assumptions underlying the Statements in order to form an opinion on the extent to which they provide a reasonable basis for the Statements. We note that the Company has taken the view that the Statements do not amount to profit forecast statements for the purposes of Rule 25 and has not, accordingly, disclosed the bases and assumptions underlying the Statements. In the absence of such bases and assumptions, we are not in a position to perform our review in accordance with the requirements of SSAE 3400.

Further, as our review is to be conducted in accordance with SSAE 3400, we have considered the guidance set out in paragraph 16 of SSAE 3400 which states, amongst others, the following: “The auditor should consider the period of time covered by the prospective financial information. Since assumptions become more speculative as the length of the period covered increases, as that period lengthens, the ability of management to make best-estimate assumptions decreases.”

We also note from the Company’s annual report for the year ended 31 December 2006 that the Company operates in “the Internet industry [which] is characterised by rapidly changing technology, evolving industry standards, changes in customers’ needs, uncertain levels of demand and frequent new service and product introductions.”

In light of the absence of the bases and assumptions underlying the Statements, or even if they were disclosed by the Company, the duration of the Statements (which cover an extended period of time into the future) and the nature of the business of the Company, we are not in a position to report on the Statements in accordance with SSAE 3400.

ERNST & YOUNG

Certified Public Accountants

Singapore

APPENDIX VIII

LETTER FROM KPMG CORPORATE FINANCE PTE LTD IN RELATION TO THE STATEMENTS

The Board of Directors
Pacific Internet Limited
89 Science Park Drive
#01-07 The Rutherford
Singapore 118261

16 May 2007

Dear Sirs

Explanatory letter to Securities Industry Council in relation to Statements

Unless otherwise defined herein, all capitalised terms used herein have the same meanings as in the Offeree Circular dated 16 May 2007 to be issued by Pacific Internet Limited to its shareholders.

We understand that the SIC is of the view that the Statements constitute a profit forecast and/or statements of prospects under Rule 25 of the Code.

In order for us to opine on whether the Statements have “been made after due and careful enquiry”, we would have to rely on the report by the auditor or reporting accountant on the Statements to obtain sufficient appropriate evidence, particularly as to whether:

(i)	the Statements are properly presented and all material assumptions are adequately disclosed, including clear indication as to whether they are best—estimate assumptions or hypothetical assumptions; and

(ii)	the Statements are prepared on a consistent basis with historical financial statements, using appropriate accounting principles.

Accordingly, the auditor’s report on the Statements forms an integral part of our assessment. As the auditors are unable to provide a report on the accounting policies and calculations of the Statements, we will not be in a position to opine on whether the Statements have been made after due and careful enquiry.

Yours faithfully

Vishal Sharma
Executive Director

APPENDIX IX

OPTIONS PROPOSAL

The following is a summary of the Options Proposal extracted from Schedule D of the Offer to Purchase and reproduced in italics below. All terms and expressions used in the extract below shall have the same meaning as those detailed in the Offer to Purchase.

“Under the rules of the PacNet 1999 Share Option Plan (PacNet Share Option Plan), the Options are not transferable by the holders thereof (Optionholders). In view of this restriction, Connect is not making an offer to acquire the Options. For the avoidance of doubt, the Offer will be extended to all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise of the Options on or prior to the expiration date of the Offer, or if applicable, on or prior to the expiry of any subsequent offering period. Connect will instead propose, subject to:

(a)	all the Conditions of the Offer being satisfied or waived (as applicable);

(b)	the relevant Options continuing to be exercisable into new shares; and

(c)	the administrative committee of the PacNet Share Option Plan (Options Plan Committee) not exercising its discretion to grant a cash bonus award to Optionholders for all or part of the Options pursuant to Section 6.1(a) of the PacNet Share Option Plan, to pay to an Optionholder, a cash amount determined in accordance with the Options Proposal (briefly described in this paragraph), (the Option Price) in consideration of such Optionholder agreeing:

(i)	not to exercise all or any or the Options held by him in respect of which he has accepted the Options Proposal (the Relevant Options) into new shares; and

(ii)	not to exercise all or any of his other rights as holder of the Relevant Options,

in each case from the date of this acceptance of the Options Proposal to the respective dates of expiry of the respective Relevant Options. Further, if the Offer is successful, an Optionholder who has accepted the Options Proposal will also be required to surrender all of the Relevant Options held by him for cancellation. If the Offer lapses or is withdrawn or if the Relevant Option ceases to be exercisable into new shares, or the Options Plan Committee grants a cash bonus to Optionholders referred to in (c) above the Options Proposal will lapse accordingly.

The Option Price is the higher of:

(i)	the “see-through” price, which in relation to any Option, is to the extent positive:

(A)	the offer price for each PacNet share under the Offer; less

(B)	the exercise price per PacNet share under the Relevant Option concerned; or

(ii)	the highest price paid by Connect and persons acting in concert with it for the Options, within three months of commencement of the Offer and during the Offer period.

A separate letter setting out more fully the Options Proposal made by Connect to the Optionholders will be sent to them as soon as practicable on the same date as the despatch of this Offer to Purchase.

For the avoidance of doubt, the Options Proposal is conditioned upon all the Conditions of the Offer being satisfied or waived (as applicable). If the Offer lapses or is withdrawn, the Options Proposal will lapse accordingly. The Offer is not conditioned upon acceptances received in relation to the Options Proposal.

If an Optionholder wishes to accept the Options Proposal in respect of his Options, he may not exercise those Options in order to accept the Offer in respect of the new shares to be issued pursuant to such exercise. All acceptances of the Options Proposal shall be irrevocable and unconditional, and may not be withdrawn.”